    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 16, 2004


                                                     REGISTRATION NO. 333-109565
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 5

                                       TO

                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                       GOVERNMENT PROPERTIES TRUST, INC.
        (Exact name of registrant as specified in governing instruments)

                        10250 REGENCY CIRCLE, SUITE 100
                             OMAHA, NEBRASKA 68114
                                 (402) 391-0010
               (Address, including zip code, and telephone number
       including area code, of registrant's principal executive offices)
                             ---------------------
                               THOMAS D. PESCHIO
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       GOVERNMENT PROPERTIES TRUST, INC.
                        10250 REGENCY CIRCLE, SUITE 100
                             OMAHA, NEBRASKA 68114
                                 (402) 391-0010
   (Name, address, including zip, and telephone number, including area code, of agent for service)
                             ---------------------

                                               COPIES TO:

         DAVID E. GARDELS                  JOHN D. ELLSWORTH                   WAYNE D. BOBERG
         JAMES C. CREIGH                  MICHAEL C. PALLESEN                  BRENDAN P. HEAD
BLACKWELL SANDERS PEPER MARTIN LLP     LIEBEN, WHITTED, HOUGHTON,            WINSTON & STRAWN LLP
  1620 DODGE STREET, SUITE 2100               SLOWIACZEK &                   35 WEST WACKER DRIVE
      OMAHA, NEBRASKA 68102              CAVANAGH, P.C., L.L.O.            CHICAGO, ILLINOIS 60601
          (402) 964-5000              2027 DODGE STREET, SUITE 100              (312) 558-5600
                                         OMAHA, NEBRASKA 68102
                                             (402) 344-4000

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATES AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED JANUARY 16, 2004


PROSPECTUS
                               14,000,000 SHARES

                                   (GPT LOGO)
                       GOVERNMENT PROPERTIES TRUST, INC.
                                  COMMON STOCK

    We invest in single tenant properties under long-term leases to the U.S. government, state governments, local governments, and government-sponsored enterprises. We are a self-managed, self-administered company that will elect to be taxed as a real estate investment trust, or REIT, under the federal tax laws.

    No public market currently exists for our common stock. We expect the initial public offering price will be between $9.00 and $11.00 per share. We have applied to have our shares listed on the New York Stock Exchange under the symbol "GPP."

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 11 OF THIS PROSPECTUS TO READ ABOUT RISKS YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON STOCK. THESE RISKS INCLUDE:

- Our president and chief executive officer joined us in June 2003, our chief financial officer joined us in September 2003, our director of asset acquisition joined us in December 2003, our director of asset management joined us in December 2003 and the remainder of our management will join us after the closing of this offering. Our management does not have any history operating a REIT or a public company. Accordingly, we do not have a track record upon which you can base your investment decision.

- Upon completion of this offering, we will experience a capital infusion from the net offering proceeds, which we intend to use to acquire properties under long-term lease to governmental tenants. If we are unable to complete the acquisitions we are currently negotiating or acquire other properties, we may not be able to invest this capital on acceptable terms or timeframes, which may harm our cash flow and ability to pay dividends.

- An affiliate of one of our underwriters, Friedman, Billings, Ramsey & Co., Inc., or FBR, has provided us with a $1,000,000 line of credit, of which approximately $650,000 is outstanding. Outstanding amounts under this line of credit will be repaid from the proceeds of this offering. This creates a conflict of interest because FBR has an interest in the successful completion of this offering in addition to receiving customary underwriting compensation.

- We depend on the U.S. government, our largest tenant, for a significant portion of our revenues. Any failure by the U.S. government to perform its obligations or renew its leases will harm our cash flow and may harm our ability to pay dividends. In addition, our leases with the U.S. government provide that the U.S. government may assign the lease and be relieved from all obligations under the lease, other than unpaid rent and other liabilities outstanding on the date of the assignment, subject to our prior written consent, which we may not unreasonably withhold.

- Because our largest tenant is the U.S. government, our properties may have a higher risk of terrorist attack than similar properties that are leased to non-governmental tenants. This could harm the value of our properties through damage, increased insurance costs or increased security costs.

- We have no charter limitations regarding the amount of indebtedness we may incur. Our policy is to use debt to finance, on average, approximately 75% of the acquisition cost of the properties that we buy, which may harm our cash flow and our ability to pay dividends. We plan to implement this policy after we have completed the acquisitions described in this prospectus.

- Some of our leases may not provide for a full pass-through to our tenants of increases in property operating costs. Increases in property operating costs that we must bear would harm our cash flow and may harm our ability to pay dividends.

- We may make distributions that include a return of capital. Additionally, because of differences in timing between the receipt of income and the payment of expenses in arriving at taxable REIT income and the effect of required debt amortization payments, we may need to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve and maintain REIT status.

- We have not yet elected to be taxed as a REIT. If we fail to make such election or if we fail to remain qualified as a REIT after our REIT election, our dividends will not be deductible by us and we will be subject to a corporate level tax on our taxable income. This would substantially reduce our cash available to pay dividends and the yield on your investment.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER SHARE    TOTAL
                                                              ---------   --------
Public offering price.......................................  $           $
Underwriting discount(1)....................................  $           $
Proceeds, before expenses, to us............................  $           $


(1) The underwriters will receive compensation in addition to the underwriting discount in the form of interest on a line of credit, warrants and expense reimbursement. See "Underwriting."


    We have granted to our underwriters an option for a period of thirty days to purchase up to an additional 2,100,000 shares of our common stock at the public offering price, less the underwriting discount and commissions, solely to cover over-allotments, if any.

    We have been advised by certain of our directors and executive officers that they intend to purchase common stock in this offering.

    We expect the common stock to be available for delivery on or about January , 2004.

FRIEDMAN BILLINGS RAMSEY
                            BB&T CAPITAL MARKETS
                                                 FLAGSTONE SECURITIES
January   , 2004.

                               TABLE OF CONTENTS


SUMMARY.....................................................    1
RISK FACTORS................................................   11
FORWARD-LOOKING STATEMENTS..................................   22
USE OF PROCEEDS.............................................   24
CAPITALIZATION..............................................   27
DILUTION....................................................   28
DIVIDEND POLICY AND DISTRIBUTIONS...........................   29
SELECTED FINANCIAL INFORMATION..............................   30
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION......   32
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   41
OUR BUSINESS AND PROPERTIES.................................   51
MANAGEMENT..................................................   67
RELATED PARTY TRANSACTIONS..................................   78
PRINCIPAL STOCKHOLDERS......................................   80
DESCRIPTION OF COMMON STOCK.................................   81
MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND
  BYLAWS....................................................   85
SHARES AVAILABLE FOR FUTURE SALE............................   89
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES......   89
UNDERWRITING................................................  101
EXPERTS.....................................................  103
LEGAL MATTERS...............................................  104
WHERE YOU CAN FIND MORE INFORMATION.........................  104
INDEX TO FINANCIAL STATEMENTS...............................  F-1

                                    SUMMARY

     The following summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including "Risk Factors," before deciding whether to invest in our common stock. In this prospectus, references to "the company," "we," "us," and "our" mean Government Properties Trust, Inc. and its predecessor company. Unless indicated otherwise, the information included in this prospectus assumes the consummation of our Maryland reincorporation, our common stock is sold at $10.00 per share and no exercise by the underwriters of their over-allotment option.

OVERVIEW

     We invest in single tenant properties under long-term leases to the U.S. government, state governments, local governments and government-sponsored enterprises. We are a self-managed, self-administered company that will elect to be taxed as a real estate investment trust, or REIT, under the federal tax laws. We believe that we will be the only public company focused solely on investing in government-leased properties. We believe our singular focus and status as a public company will make us an attractive buyer for owners and developers of government-leased properties, and creates an opportunity for us to become a national consolidator of such properties.

     We were formed to take advantage of what we believe is a unique market opportunity in the government sector of the commercial real estate market. Total government spending in the United States during 2002 amounted to $3.1 trillion, according to the federal Office of Management and Budget. The federal government occupies approximately 835 million square feet of office space in the U.S., approximately 191 million square feet of which, or approximately 23%, is leased according to the 2002 Federal Real Property Profile published by the General Services Administration, or GSA, the federal government's property management arm. The U.S. government spends approximately $3.6 billion annually on rent, according to the August 2003 issue of Real Estate Forum. State and local government spending accounted for 34% of total government spending, or $1.0 trillion, in 2002, according to the federal Office of Management and Budget. Accordingly, we believe that there is also a substantial investment opportunity with state and local governmental tenants. In addition, as government has continued to grow and as existing facilities have become outdated, construction of new properties for governmental tenants has been significant. In particular, we expect government demand for new office space to grow substantially, particularly in areas such as law enforcement and the judiciary, homeland security, healthcare, human services and regulatory agencies.

     At the same time, however, because governments are facing significant budgetary constraints, we expect governmental entities will increasingly lease properties instead of building and owning properties. The federal government currently owns approximately 77% of the office space it occupies in the U.S., but the federal government's new properties are increasingly being leased. Between 2000 and 2002, total commercial square footage owned by the U.S. government grew by only 0.2%, while total commercial square footage leased by the U.S. government grew by 7.8% based on the GSA's 2000 Summary Report of Real Property Owned and Leased and the 2002 Federal Real Property Profile.

OUR COMPANY

     Our business consists of buying and managing recently built or renovated office properties primarily leased to the federal government, acting through the GSA, under long-term leases. Our portfolio consisted of five properties totaling 248,848 square feet as of September 30, 2003. These properties are 100% occupied and have a weighted-average remaining lease term of approximately 13 years based on the square footage of the properties as of September 30, 2003. Our tenants include the Department of Justice, the Drug Enforcement Administration, the Federal Bureau of Investigation and the Social Security Administration. We own each of our properties through separate wholly-owned, special-purpose entities.

     Based on the credit worthiness of our governmental tenants, our policy is to use debt to finance, on average, approximately 75% of the acquisition cost of the properties that we buy. We plan to implement this policy after we have completed the acquisitions described in this prospectus. We intend to finance our future acquisitions with a combination of equity, long-term fixed-rate debt and short-term credit lines. We intend to use our credit lines to finance acquisitions and deposits on a short-term basis. We have received a commitment for a $50 million line of credit from a group of commercial banks. Our objective is to finance each property with long-term fixed-rate debt whose maturity matches or exceeds, to the extent possible, the remaining term of the lease. This strategy minimizes interest rate risk and should result in more consistent and reliable cash flow.

     With the proceeds of this offering, we intend to expand our portfolio by acquiring additional government-leased properties. We intend to acquire eight GSA-leased properties totaling approximately 487,000 square feet for an aggregate price of approximately $128.9 million that have a remaining average lease term of approximately 14 years based on square footage as of September 30, 2003. However, we cannot assure you that we will be able to complete the acquisition of these properties.

     Our management team has significant experience in the real estate business. Thomas Peschio, our President and Chief Executive Officer, has more than 35 years of experience in the real estate business and has particular expertise in acquiring, leasing, managing, financing and selling commercial properties. Our other senior managers and outside directors also have extensive experience in various aspects of the real estate industry. One of our directors is the former head of the GSA's Public Building Service.

OUR BUSINESS AND GROWTH STRATEGY

     We intend to acquire properties leased to a variety of governmental entities on a nationwide basis. We expect most of our properties initially will be leased to the U.S. government under long-term leases. We will market both to owners and developers of government-leased properties and directly to governmental entities. We intend to expand our existing relationships with GSA-approved real estate developers, the GSA and various other governmental tenants, owners and developers around the country. We plan to continue to enter into pre-completion purchase agreements with developers to acquire newly developed properties upon completion and occupancy by governmental tenants. As a public company, we believe that developers and owners will view us as a more attractive and credible buyer than other potential buyers.

     Our acquisition criteria includes analyzing not only the in-place lease, but also analyzing the real estate characteristics of the property including location, parking, floor plans and construction quality. We focus on newer, well located properties that have remaining lease terms of ten years or more. By "newer, well located properties," we mean properties that have been constructed or significantly renovated within the last five years and that are located in established downtown or suburban office markets or locations that are crucial to the government entity. We also consider, on a case-by-case basis, newer, well located properties that are more special use in nature due to specific government requirements or that have remaining lease terms of less than ten years. Special use or "build-to-suit" properties, however, generally must have remaining lease terms of fifteen years or more before we will consider them for acquisition. We believe our focus on newer properties reduces the risk of tenants failing to renew their lease at maturity and increases our ability to re-lease the property if the tenant does not renew. We intend to establish fully funded reserves, based on independent third-party reports, for future capital expenditures to ensure that our properties are properly maintained.

     Leases for governmental tenants vary widely and include net leases, gross leases and "modified" gross leases. Net leases require the tenant to pay all operating expenses, gross leases require the landlord to pay all operating expenses, and modified gross leases require the landlord and the tenant each to pay a portion of the operating expenses. We intend to acquire properties with all three types of leases, as well as variations of these leases, because we believe that gross leases and modified gross leases may provide higher returns for us than net leases. In our experience, GSA leases are generally modified gross leases. We plan to mitigate the higher risk of gross leases and modified gross leases through strict underwriting, due diligence and intensive property management. With respect to services provided to governmental tenants, we will only provide those services that are customarily provided to governmental tenants of other similar properties.

SUMMARY RISK FACTORS

     You should carefully consider the matters discussed in "Risk Factors" beginning on page 11 prior to deciding whether to invest in our common stock. Please refer to Risk Factors for a more complete discussion of the risks summarized below.

     - Our president and chief executive officer joined us in June 2003, our chief financial officer joined us in September 2003, our director of asset acquisition joined us in December 2003, our director of asset management joined us in December 2003, and the remainder of our management will join us after the closing of this offering. Our management does not have any history operating a REIT or a public company. Accordingly, we do not have a track record upon which you can base your investment decision.

     - Upon completion of this offering, we will experience a capital infusion from the net offering proceeds, which we intend to use to acquire properties under long-term lease to governmental tenants. If we are unable to complete the acquisitions we are currently negotiating or acquire other properties, we may not be able to invest this capital on acceptable terms or timeframes, which may harm our cash flow and ability to pay dividends.

     - An affiliate of one of our underwriters, FBR, has provided us with a $1,000,000 line of credit, of which approximately $650,000 is outstanding. Outstanding amounts under this line of credit will be repaid from the proceeds of this offering. In addition, we have issued to such affiliate of FBR a warrant to purchase shares of our common stock. This creates a conflict of interest because FBR has an interest in the successful completion of this offering in addition to receiving customary underwriting compensation.

     - The closings of our property acquisitions are subject to conditions that may prevent us from acquiring such properties. Our ability to complete these acquisitions depends upon many factors, such as satisfaction of due diligence and customary closing conditions. Any inability to complete these acquisitions within our anticipated time frames may harm our financial results and our ability to pay dividends.

     - We depend on the U.S. government, our largest tenant, for a significant portion of our revenues. Any failure by the U.S. government to perform its obligations or renew its leases will harm our cash flow and may harm our ability to pay dividends. In addition, our leases with the U.S. government provide that the U.S. government may assign the lease and be relieved from all obligations under the lease, other than unpaid rent and other liabilities outstanding on the date of the assignment, subject to our prior written consent, which we may not unreasonably withhold.

     - Because our largest tenant is the U.S. government, our properties may have a higher risk of terrorist attack than similar properties that are leased to non-governmental tenants. This could harm the value of our properties through damage, increased insurance costs or increased security costs.

     - We have no charter limitations regarding the amount of indebtedness we may incur. Our use of debt financing could decrease our cash flow and expose us to risk of default under our debt documents. Our policy is to use debt to finance, on average, approximately 75% of the acquisition cost of the properties that we buy, which may harm our cash flow and our ability to pay dividends.

     - We may make distributions that include a return of capital. Additionally, because of differences in timing between the receipt of income and the payment of expenses in arriving at taxable REIT income and the effect of required debt amortization payments, we may find it advisable to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve and maintain REIT status.

     - Some of our leases may not provide for a full pass-through to our tenants of increases in property operating costs. Increases in property operating costs that we must bear would harm our cash flow and may harm our ability to pay dividends.

     - Restrictive covenants in our future loan documents may restrict our operating or acquisition activities, which may harm our financial condition and operating results.

     - Purchasers of our common stock will experience immediate dilution.

     - We depend on key personnel with long-standing business relationships, the loss of whom could threaten our ability to operate our business successfully.

     - Our board of directors may authorize the issuance of additional shares that may cause dilution.

     - We have not yet elected to be taxed as a REIT. If we fail to make such election or if we fail to remain qualified as a REIT after our REIT election, our dividends will not be deductible by us and we will be subject to a corporate level tax on our taxable income. This would substantially reduce our cash available to pay dividends and the yield on your investment.

INITIAL PORTFOLIO

     Our portfolio consisted of five properties totaling 248,848 square feet as of September 30, 2003. These properties are 100% occupied and have a weighted-average remaining lease term of approximately 13 years based on the square footage of the properties as of September 30, 2003. Four of the properties are occupied by U.S. government agencies and one property is occupied by Federal Express Corporation, which is rated investment grade by both Moody's Investors Service and Standard & Poor's Corporation. We do not intend to purchase any additional properties that are primarily occupied by non-governmental tenants. Our portfolio as of September 30, 2003 consisted of the following:


                                                                                                     LEASE
                                                                                       GROSS       MATURITY/
                                                  YEAR BUILT/   SQ. FT.    RENT/     ANNUALIZED      EARLY       LEASE
LOCATION                TENANT/ OCCUPANT           RENOVATED    LEASED    SQ. FOOT      RENT      TERMINATION     TYPE
--------                ----------------          -----------   -------   --------   ----------   -----------    -----
Bakersfield,     United States of America/Drug    2000           9,800     $31.87    $ 312,338    Nov. 2010/    Modified
  California     Enforcement Administration                                                       Nov. 2008     Gross
                                                                                                                Lease
Kingsport,       United States of                 1999          22,848     $17.30    $ 395,291    Oct. 2014/    Modified
  Tennessee      America/Social Security                                                          Oct. 2009     Gross
                 Administration                                                                                 Lease
Charleston,      United States of                 1959/1999     90,050     $22.21    $1,999,932   Dec. 2019/    Modified
  West Virginia  America/Social Security                                                          None          Gross
                 Administration                                                                                 Lease
Clarksburg,      United States of America/        1998          55,443     $23.20    $1,286,017   Jan. 2019/    Modified
  West Virginia  Department of Justice, Drug                                                      Jan. 2016     Gross
                 Enforcement Administration,                                                                    Lease
                 Federal Bureau of
                 Investigation, Social Security
                 Administration
Harahan (New     Federal Express Corporation      1996          70,707     $ 5.14    $ 363,440    Feb. 2016/    Net
  Orleans),                                                                                       None          Lease
  Louisiana


As used in the table above and throughout this prospectus, "Gross Annualized Rent" is determined by multiplying November 2003 rents by 12 and "Rent Per Square Foot" is determined by dividing the Gross Annualized Rent by the leased square footage of the property. See "Our Business and Properties -- Our Properties" for more information.

ACQUISITION PROPERTIES

     As of January 1, 2004, we believe that the acquisition of the following properties is probable:

                                                                                                                      LEASE
                                                                                                       GROSS        MATURITY/
                          PURCHASE              TENANT/          YEAR BUILT/    SQ. FT.    RENT/     ANNUALIZED       EARLY
LOCATION                   PRICE                OCCUPANT          RENOVATED     LEASED    SQ. FOOT      RENT       TERMINATION
--------                ------------            --------         ------------   -------   --------   ----------    -----------
Harlingen, Texas......  $ 19,125,000     United States of            2000        53,075    $32.33    $1,715,770   Aug. 2015/
                                         America/Border Patrol*                                                   Oct. 2014(1)
Harlingen, Texas......  $ 26,750,000     United States of            1998        17,423    $16.87    $  294,100   Jan. 2018/
                                         America/Immigration &                                                    Jan. 2013(2)
                                         Naturalization Service
                                         I*
                                         United States of            2002       107,836    $22.53    $2,429,334   Oct. 2022/
                                         America/Immigration &                                                    Nov. 2020(2)
                                         Naturalization Service
                                         II*
Baton Rouge,
 Louisiana............  $  6,600,000     United States of           Under        36,287    $19.94    $  723,600   Nov. 2018/
                                         America/Veterans        construction                                     None
                                         Administration**        (completion
                                                                   expected
                                                                    first
                                                                   quarter
                                                                    2004)
Parkersburg, West
 Virginia.............  $ 20,270,000     United States of           Under        80,657    $26.63    $2,147,636   Nov. 2019(3)/
                                         America/Bureau of       construction                                     None
                                         Public Debt *           (completion
                                                                   expected
                                                                    fourth
                                                                   quarter
                                                                    2004)
College Park,
 Maryland.............  $ 21,100,000(4)  United States of           Under        65,760(4)  $35.23   $2,378,311   Jan. 2014(3)/
                                         America/Food and Drug   construction                                     None
                                         Administration**        (completion
                                                                   expected
                                                                    first
                                                                   quarter
                                                                    2004)
Mineral Wells,
 West Virginia........  $  5,035,000     United States of            2003        38,324    $15.44    $  591,722   Sept. 2017/
                                         America/Bureau of                                                        Sept. 2012
                                         Public Debt*
Pittsburgh,
 Pennsylvania           $ 30,000,000     United States of            2001        87,178    $36.38    $3,171,535   Oct. 2016/
                                         America/Federal Bureau                                                   None
                                         of Investigation**
                        ------------                                            -------
Total.................  $128,880,000                                            486,540
                        ============                                            =======


                         LEASE
LOCATION                  TYPE
--------                 -----
Harlingen, Texas......  Modified
                        Gross
                        Lease
Harlingen, Texas......  Modified
                        Gross
                        Lease
                        Modified
                        Gross
                        Lease
Baton Rouge,
 Louisiana............  Modified
                        Gross
                        Lease
Parkersburg, West
 Virginia.............  Modified
                        Gross
                        Lease
College Park,
 Maryland.............  Modified
                        Gross
                        Lease
Mineral Wells,
 West Virginia........  Modified
                        Gross
                        Lease
Pittsburgh,
 Pennsylvania           Modified
                        Gross
                        Lease
Total.................


---------------

  * Under contract

 ** Under letter of intent

(1) The GSA has agreed to extend the term of this lease to August 2020 with no early termination provision. We are finalizing this agreement. We will not acquire the property unless and until the lease extension is finalized.

(2) The GSA has agreed to extend the term of these leases to October 2022 with no early termination provisions. We are finalizing this agreement. We will not acquire the property unless and until the lease extension is finalized.

(3) The lease is for a fixed term commencing on the property completion date. The Lease Maturity Date is estimated based on an assumed property completion date. See "Business and Properties -- Acquisition Properties."

(4) Does not include approximately 15,000 square feet of vacant office space that may be leased in the future. If this vacant space is leased prior to building completion, we must pay an additional $2.4 million.

While we believe that these acquisitions will close, we cannot guarantee that they will close because they remain subject to, in certain circumstances, the negotiation of definitive purchase agreements and, in general, our completion of due diligence and customary closing conditions.

DIVIDEND POLICY

     We intend to distribute to our stockholders all or substantially all of our taxable REIT income each year in order to comply with the distribution requirements of the federal tax laws and to avoid federal income tax and the nondeductible excise tax. The actual amount and timing of distributions, however, will be at the discretion of our board of directors and will depend upon our actual results of operations and a number of other factors discussed in "Dividend Policy and Distributions." In addition, our board of directors has the power to issue preferred stock or other securities that have distribution rights senior to that of the common stock.

     We declared our initial dividend of $0.075 per share of common stock, which we paid on January 31, 2003. We paid subsequent dividends of $0.15 per share on April 15, 2003 and July 15, 2003. The foregoing dividends were paid to our stockholders on a pro-rata basis based upon the date on which the shares of our common stock were obtained by such stockholders. On September 26, 2003, we declared a dividend of $0.15 per share, which was paid on October 15, 2003. On November 26, 2003, we declared a dividend of $0.15 per share, which will be paid on January 15, 2004 to our stockholders of record on December 1, 2003. In accordance with our recently adopted policy, these dividends and future dividends will not be paid on a pro rata basis. There is, of course, no assurance that we will be able to maintain our dividend at this level, or at all. See "Risk Factors."

THE OFFERING

Common stock offered             14,000,000 shares

Common stock to be outstanding
after this offering              15,223,052 shares

     The share figures set forth above exclude:

     - up to 2,100,000 additional shares that may be issued upon exercise of the underwriters' over-allotment option; and

     - 1,000,000 shares of common stock available for grant under our 2003 Equity Incentive Plan. We intend to limit the number of shares granted under the 2003 Equity Incentive Plan to no more than 2.5% of our outstanding common stock.

Use of Proceeds                  We will receive approximately $128.7 million
                                 from this offering after deducting the
                                 underwriting discount and estimated offering expenses payable by us. We plan to use the proceeds as follows:

                                 - approximately $650,000 to repay outstanding
                                   indebtedness owed to an affiliate of one of our underwriters, FBR. This indebtedness was incurred in the fourth quarter of 2003, accrues interest at an annual rate of 20% and matures on the earlier of March 25, 2004, or the closing of this offering. Of this outstanding indebt-edness, $500,000 was used to fund property acquisitions and $150,000 was used for working capital;

                                 - approximately $1.6 million to repay
                                   outstanding indebtedness owed to Genesis
                                   Financial Group, Inc. used to finance our acquisition of the Bakersfield property. This indebtedness was incurred in January 2003, accrues interest at an annual rate of LIBOR plus 250 basis points (3.64% at September 30, 2003) and matures on December 30, 2004;

                                 - approximately $2.3 million to repay
                                   outstanding indebtedness under a line of credit owed to Citizens First Bancorp, Inc. used to finance the acquisition of our Charleston property. This indebtedness was incurred in April 2003, accrues interest on an annual basis at prime plus 50 basis points (4.50% at September 30, 2003) and matures on February 20, 2004;

                                 - approximately $110,000 to repay indebtedness
                                   owed to Citizens First Savings Bank used for working capital purposes. This indebtedness was incurred in June 2003, accrues interest on an annual basis at prime (4.00% at September 30, 2003) and matures on October 31, 2004;


                                 - approximately $108.9 million to fund the
                                   purchase price (including closing costs but excluding indebtedness owed to FBR) of the Harlingen, Baton Rouge, Parkersburg, Mineral Wells and Pittsburgh properties described under "Acquisition Properties." We will pay an acquisition fee to Genesis equal to 1% of the purchase price of these properties;



                                 - approximately $4.9 million to fund the equity
                                   portion of the purchase price (including closing costs) of the College Park property described under "Acquisition Properties." We will pay an acquisition fee to Genesis equal to 1% of the purchase price of this property;


                                 - approximately $8.6 million to fund the
                                   purchase price (including closing costs) of the additional properties to be purchased in 2004; and

                                 - the remainder for general corporate and
                                   working capital purposes.

                                 Pending these uses, we intend to invest the net offering proceeds in marketable, investment-grade securities that are consistent with our intention to qualify as a REIT.

Proposed New York Stock
Exchange symbol                  "GPP"

CONFLICT OF INTEREST

     In connection with this offering, one of our underwriters, FBR, will receive benefits in addition to customary underwriting compensation. These benefits consist of the repayment of loans made by an affiliate of FBR in the amount of approximately $650,000 and the issuance to such affiliate of FBR a warrant to purchase our common stock. These transactions create a conflict of interest because FBR has an interest in the successful completion of this offering in addition to receiving customary underwriter compensation.

TAX STATUS

     We intend to qualify as a REIT, commencing with our taxable year ending December 31, 2003. We believe that our current investments, proposed investments and proposed method of operation will enable us to meet the requirements for qualification as a REIT for federal income tax purposes. We intend to elect REIT status for our taxable year ending December 31, 2003. Assuming we qualify for REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our taxable REIT income to our stockholders to maintain our REIT status. As a REIT, we generally will not be subject to federal income tax on taxable REIT income we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify as a REIT, we may be subject to some federal, state and local taxes on our income or property. See "Material United States Federal Income Tax Consequences."

CORPORATE INFORMATION

     We were incorporated in Michigan under the name Genesis Net Lease Realty, Inc. in September 1998. We sold 955,207 shares of our common stock between October 2002 and August 2003 in an SEC-registered public offering for $10.00 per share. As of September 30, 2003, we had approximately 265 stockholders and 975,552 shares of common stock outstanding. Until this offering, we have elected not to list our common stock on any securities market. We intend to reincorporate in Maryland and change our name to Government Properties Trust, Inc. immediately prior to the completion of this offering. See "Related Party Transactions." Our principal executive offices are located at 10250 Regency Circle, Suite 100, Omaha, Nebraska 68114. Our telephone number is (402) 391-0010.

SUMMARY FINANCIAL DATA

     The following summary historical consolidated financial information as of December 31, 2002 and 2001 and for the years then ended were derived from our audited financial statements contained elsewhere in this prospectus. The following summary historical consolidated financial information as of September 30, 2003 and for the nine months ended September 30, 2003 and 2002, were derived from our unaudited financial statements contained elsewhere in this prospectus. The unaudited historical consolidated financial statements include all adjustments, consisting of normal recurring adjustments, which we considered necessary for a fair presentation of our financial condition and the results of operations as of such date and for such periods under generally accepted accounting principles.

     You should read the information below in conjunction with the other financial information and analysis presented in this prospectus, including the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes.

                                                         NINE MONTHS ENDED       YEAR ENDED
                                                           SEPTEMBER 30,        DECEMBER 31,
                                                        -------------------   ----------------
                                                           2003       2002     2002      2001
                                                        ----------   ------   -------   ------
OPERATING INFORMATION(1):
Revenue:
Rental income.........................................  $2,112,377   $   --   $ 4,885   $   --
Amortization of lease intangible costs................    (148,997)      --        --       --
                                                        ----------   ------   -------   ------
Total net revenue.....................................   1,963,380       --     4,885       --
Expenses:
Operating expenses....................................    (565,479)      --        --       --
Depreciation and amortization.........................    (477,925)      --    (4,220)      --
General and administrative............................    (398,824)     (51)   (8,836)      --
Interest income (expense), net........................    (860,677)     (44)    2,361    1,340
Income tax (expense) benefit..........................          --                725     (725)
                                                        ----------   ------   -------   ------
Total expenses, net...................................  (2,302,905)     (95)   (9,970)     615
                                                        ----------   ------   -------   ------
Net income (loss).....................................  $ (339,525)  $  (95)  $(5,085)  $  615
                                                        ==========   ======   =======   ======
Earnings per share (basic and diluted)................  $    (0.43)  $(0.01)  $ (0.24)  $ 0.06
                                                        ==========   ======   =======   ======

                                                                               DECEMBER 31
                                                           SEPTEMBER 30   ---------------------
                                                               2003          2002        2001
                                                           ------------   ----------   --------
BALANCE SHEET INFORMATION(1):
Investment in real estate, net...........................  $38,645,992    $4,384,090   $     --
Cash and cash equivalents(2).............................    1,062,060     2,314,319        956
Total assets.............................................   40,186,261     6,879,595    181,101
Lines of credit..........................................    2,397,655       337,867         --
Mortgage notes payable...................................   27,892,521     3,202,333         --
Mortgage note payable -- affiliate.......................    1,639,219            --         --
Total liabilities........................................   32,528,012     3,917,057     80,486
Total liabilities and shareholders' equity...............   40,186,261     6,879,595    181,101

                                                   NINE MONTHS ENDED           YEAR ENDED
                                                     SEPTEMBER 30,            DECEMBER 31,
                                                -----------------------   ---------------------
                                                    2003         2002        2002        2001
                                                ------------   --------   -----------   -------
OTHER INFORMATION:
Cash flow:
  Provided by (used in) operating activity....  $   (325,997)  $ 14,662   $   153,208   $ 5,989
  Used in investing activity..................  $(32,256,934)  $     --   $(4,523,548)  $    --
  Provided by (used in) financing activity....  $ 30,839,752   $(15,606)  $ 6,683,703   $(5,033)
Property rentable square footage(1)...........       248,848         --        70,707        --
EBITDA-historical(3)..........................  $  1,187,430   $     82   $    (1,590)  $ 1,340
EBITDA-pro forma(3)...........................  $  5,110,873              $ 4,960,839

---------------

(1) We acquired our first operating property on December 26, 2002.

(2) Includes restricted cash of $490,920 at September 30, 2003.

(3) EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. We believe EBITDA is useful to investors as an indicator of our ability to service debt and pay cash distributions. EBITDA, as calculated by us, may not be comparable to EBITDA reported by other companies that do not define EBITDA exactly as we define the term. EBITDA does not represent cash generated from operating activities determined in accordance with generally accepted accounting principles (GAAP), and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

     GAAP Reconciliation

                                               HISTORICAL                           PRO FORMA
                                  ------------------------------------   --------------------------------
                                  NINE MONTHS ENDED      YEAR ENDED
                                    SEPTEMBER 30,       DECEMBER 31,     NINE MONTHS ENDED    YEAR ENDED
                                  -----------------   ----------------     SEPTEMBER 30,     DECEMBER 31,
                                     2003      2002    2002      2001          2003              2002
                                  ----------   ----   -------   ------   -----------------   ------------
   Net income (loss)............  $ (339,525)  $(95)  $(5,085)  $  615      $1,027,203        $  245,041
   Add back (deduct):
   Depreciation and
     amortization(a)............     626,922     --     4,220       --       2,819,148         3,047,367
   Interest expense.............     900,033    177        --       --       1,264,522         1,668,431
   Income taxes.................          --     --      (725)     725              --                --
                                  ----------   ----   -------   ------      ----------        ----------
   EBITDA.......................  $1,187,430   $ 82   $(1,590)  $1,340      $5,110,873        $4,960,839
                                  ==========   ====   =======   ======      ==========        ==========

     (a) Includes amortization of lease intangibles of $148,977, $653,673 and $740,916 for the historical nine months ended September 30, 2003, the pro forma nine months ended September 30, 2003 and the pro forma year ended December 31, 2002, respectively, which is included as a reduction of rental revenue.

                                  RISK FACTORS

     An investment in our common stock involves risks. You should carefully consider the following risks before making an investment decision. If any of these risks occurs, our business, financial condition, liquidity and results of operations could be seriously harmed, in which case the price of our common stock could decline and you could lose all or a part of your investment.

RISKS RELATED TO OUR BUSINESS AND PROPERTIES

WE COMMENCED OPERATIONS IN DECEMBER 2002. OUR MANAGEMENT ONLY RECENTLY JOINED US AND DOES NOT HAVE ANY EXPERIENCE OPERATING A REIT OR A PUBLIC COMPANY. ACCORDINGLY, WE DO NOT HAVE A TRACK RECORD UPON WHICH YOU CAN BASE YOUR INVESTMENT DECISION.

     We commenced operations in December 2002. We are, therefore, subject to the risks associated with the operation of any new business. Further, our president and chief executive officer joined us in June 2003, our chief financial officer joined us in September 2003, our director of asset acquisition joined us in December 2003, our director of asset management joined us in December 2003, and the remainder of our management will join us after the closing of this offering. Our management does not have any experience operating a REIT or a publicly-owned company. Consequently, you will be unable to fully evaluate our management's public company operational abilities. Given our recent organization and management experience, you should be especially cautious in drawing conclusions about our ability to execute our business plan.

WE EXPECT TO EXPERIENCE RAPID GROWTH IN THE NUMBER OF PROPERTIES ACQUIRED AND UNDER OUR MANAGEMENT.

     We expect to experience a period of rapid growth upon the completion of this offering. Since December 2002, we have acquired five properties, containing 248,848 square feet for an aggregate purchase price of approximately $39.1 million. As of January 1, 2004, we intend to acquire eight GSA-leased properties containing approximately 487,000 square feet, for an aggregate purchase price of $128.9 million. Due to the anticipated rapid growth of our portfolio, we cannot assure you that we will be able to expand our management and staff with qualified and experienced personnel and implement administrative, accounting and operational systems sufficient to integrate these properties into our portfolio and manage any future acquisitions of additional properties without disruptions or unanticipated costs. Any failure to successfully integrate any future acquisitions into our portfolio could seriously harm our results of operations and financial condition and our ability to pay dividends.

THE CLOSINGS OF OUR PROPERTY ACQUISITIONS ARE SUBJECT TO CONDITIONS THAT MAY PREVENT US FROM ACQUIRING SUCH PROPERTIES.

     As of January 1, 2004, we intend to acquire eight GSA-leased properties containing approximately 487,000 square feet for an aggregate purchase price of $128.9 million. Our ability to complete these acquisitions depends upon many factors, such as, in certain circumstances, the negotiation of definitive purchase agreements and, in general, the satisfaction of due diligence, completion of construction, and satisfaction of customary closing conditions. Any inability to complete these acquisitions within our anticipated time frames may harm our financial results and our ability to pay dividends.

OUR USE OF DEBT FINANCING COULD DECREASE OUR CASH FLOW AND EXPOSE US TO RISK OF DEFAULT UNDER OUR DEBT DOCUMENTS.

     Our policy is to use debt to finance, on average, approximately 75% of the acquisition cost of the properties that we buy. We plan to implement this policy after we have completed the acquisitions described in this prospectus. As of September 30, 2003, we had approximately $32 million of outstanding indebtedness. We have a line of credit with an affiliate of FBR for up to $1 million, the outstanding balance of which will be repaid with a portion of the net proceeds of this offering.

     Since we anticipate that our cash from operations will be insufficient to repay all of our indebtedness prior to maturity, we expect that we will have to repay debt through refinancings, sale of properties or sale of additional equity. If we are unable to refinance our indebtedness on acceptable terms, or at all, we might be forced to dispose of one or more of our properties on unfavorable terms, which might result in losses to us and which might adversely affect our cash available for distribution to our stockholders. If prevailing interest rates or other factors at the time of a refinancing result in higher interest rates on such refinancing, our interest expense would increase, which could seriously harm our operating results and financial condition and our ability to pay dividends.

     Our debt and any increases in our debt may be detrimental to our business and financial results by:

     - requiring us to use a substantial portion of our cash flow from operations to pay interest, which reduces the amount available for the operation of our properties or the payment of dividends;

     - violating restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations and foreclose on our properties;

     - placing us at a competitive disadvantage compared to our competitors that have less debt;

     - making us more vulnerable to economic and industry downturns and reducing our flexibility in responding to changing business and economic conditions;

     - requiring us to sell one or more properties, possibly on unfavorable terms; and

     - limiting our ability to borrow funds for operations or to finance acquisitions in the future or to refinance our indebtedness at maturity on terms as or more favorable than the terms of our original indebtedness.

BECAUSE OUR PRINCIPAL TENANT IS THE U.S. GOVERNMENT, OUR PROPERTIES MAY HAVE A HIGHER RISK OF TERRORIST ATTACK THAN SIMILAR PROPERTIES THAT ARE LEASED TO NON-GOVERNMENTAL TENANTS.

     Because our principal tenant is the U.S. government, our properties may have a higher risk of terrorist attack than similar properties that are leased to non-governmental tenants. Terrorist attacks may negatively affect our operations and your investment in our common stock. We cannot assure you that there will not be further terrorist attacks against the United States or the United States government. Some of our properties could be considered "high profile" government buildings, which may make these properties more likely to be viewed as terrorist targets. These attacks or armed conflicts may directly impact the value of our properties through damage, destruction, loss or increased security costs. Certain losses resulting from these types of events are uninsurable and others would not be covered by our current terrorism insurance. Additional terrorism insurance may not be available at a reasonable price or at all.

WE MAY BE UNABLE TO INVEST THE PROCEEDS OF THIS OFFERING ON ACCEPTABLE TERMS WHICH MAY HARM OUR FINANCIAL CONDITION AND OPERATING RESULTS.

     Until we are able to acquire the government-leased properties we have under contract and are able to identify and purchase other government-leased properties, we intend to invest temporarily the portion of the proceeds of this offering not used to fund property acquisitions, in marketable, investment-grade securities. We do not have any policies that limit the duration of these temporary investments or the amount of the offering proceeds that may be invested in those securities. We cannot assure you that we will be able to acquire the properties we have under contract or identify and purchase other government-leased properties that meet our investment criteria in sufficient time or on acceptable terms to produce an acceptable return on our investment. We will have broad authority to invest the remaining proceeds of this offering in other government-leased properties that we may identify in the future.

WE DEPEND ON THE U.S. GOVERNMENT FOR A SIGNIFICANT PORTION OF OUR REVENUES. ANY FAILURE BY THE U.S. GOVERNMENT TO PERFORM ITS OBLIGATIONS OR RENEW ITS LEASES UPON EXPIRATION MAY HARM OUR CASH FLOW AND ABILITY TO PAY DIVIDENDS.

     Rent from the U.S. government represented approximately 87% of our revenues for the nine months ended September 30, 2003. In addition, the U.S. government leased approximately 72% of our total leased square feet as of September 30, 2003. Any default by the U.S. government, or its failure to renew its leases with us upon their expiration, could cause interruptions in the receipt of lease revenue or result in vacancies, or both, which would reduce our revenue until the affected property is leased, and could decrease the ultimate value of the affected property upon sale. Further, failure on the part of a tenant to comply with the terms of a lease may give us the right to terminate the lease, repossess the applicable property and enforce the payment obligations under the lease; however, we would be required to find another tenant. We cannot assure you that we would be able to find another tenant without incurring substantial costs, or at all, or that, if another tenant were found, we would be able to enter into a new lease on favorable terms. Our leases with the U.S. government provide that the U.S. government may assign the lease and be relieved from all obligations under the lease, other than unpaid rent and other liabilities outstanding on the date of the assignment, subject to our prior written consent, which we may not unreasonably withhold. If this were to occur, it is unlikely that a successor tenant would have the same credit strength as the U.S. government.

AN INCREASE IN THE OPERATING COSTS OF OUR GOVERNMENT-LEASED PROPERTIES WOULD HARM OUR CASH FLOW AND ABILITY TO PAY DIVIDENDS.

     Our objective is to acquire government-leased properties in which the tenant is wholly responsible for any increases in operating costs that apply to the property. However, this type of triple-net lease is not typical of the leases entered into through the GSA. Under present practice, GSA leases cover increases in real estate taxes above a base amount. GSA leases also increase that portion of the rent applicable to other operating expenses by an agreed upon percentage based upon the Consumer Price Index. To the extent operating costs other than real estate taxes increase at a rate greater than the specified percentage, our cash flow would be harmed and our ability to pay dividends may be harmed.

IF WE ARE UNABLE TO LEASE PROPERTIES THAT ARE PARTIALLY OR COMPLETELY VACANT, WE MAY BE REQUIRED TO RECOGNIZE AN IMPAIRMENT LOSS WITH RESPECT TO THE CARRYING VALUES OF THESE PROPERTIES, WHICH MAY SERIOUSLY HARM OUR OPERATING RESULTS AND FINANCIAL CONDITION.

     We intend to acquire properties that are fully leased to government entities. However, any of our properties may become partially or completely vacant in the future. If we are unable to lease these properties and generate sufficient cash flow to recover the carrying value of these properties, we may be required to recognize an impairment loss, which could seriously harm our operating results and financial condition.

RESTRICTIVE COVENANTS IN OUR LOAN DOCUMENTS MAY RESTRICT OUR OPERATING OR ACQUISITION ACTIVITIES, WHICH MAY HARM OUR FINANCIAL CONDITION AND OPERATING RESULTS.

     The mortgages on our properties contain customary restrictive covenants, including provisions that may limit the borrowing subsidiary's ability, without the prior consent of the lender, to incur additional indebtedness, further mortgage or transfer the applicable property, purchase or acquire additional property, discontinue insurance coverage, change the conduct of its business or make loans or advances to, enter into any transaction of merger or consolidation with, or acquire the business, assets or equity of, any third party. In addition, any of our future lines of credit or loans may contain financial covenants, further restrictive covenants and other obligations. If we breach covenants or obligations in our debt agreements, the lender can generally declare a default and require us to repay the debt immediately and, if the debt is secured, can foreclose on the property securing the loan. In order to meet our debt service obligations, we may have to sell properties either potentially at a loss or at times that prohibit us from achieving attractive returns. Any failure to pay our indebtedness when due or failure to cure events of default could result in higher interest rates during the period of the loan default and could ultimately result in the loss of properties through foreclosure.

INCREASING COMPETITION FOR THE ACQUISITION OF GOVERNMENT-LEASED PROPERTIES MAY IMPEDE OUR ABILITY TO MAKE FUTURE ACQUISITIONS OR MAY INCREASE THE COST OF THESE ACQUISITIONS, WHICH COULD HARM OUR OPERATING RESULTS AND FINANCIAL CONDITION.

     We compete with many other entities for the acquisition of government-leased properties. Our competitors include financial institutions, institutional pension funds, other REITs, other public and private real estate companies and private real estate investors. These competitors may prevent us from acquiring desirable properties or increase the price we must pay for our real estate investments. Our competitors may have greater resources than we do, and may be willing to pay more for similar property. In particular, larger REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for government-leased properties may increase, resulting in increased demand and increased prices paid for these properties. If we are forced to pay higher prices for properties, our profitability may decrease, and you may experience a lower return on your investment. Increased competition for properties may also preclude us from acquiring those that would generate attractive returns to us.

OUR ACQUISITIONS OF GOVERNMENT-LEASED PROPERTIES MAY RESULT IN DISRUPTIONS TO OUR BUSINESS AS A RESULT OF THE BURDEN PLACED ON MANAGEMENT.

     Our growth strategy involves the acquisition of government-leased properties. These acquisitions may cause disruptions in our operations and divert management's attention away from our day-to-day operations, which could impair our relationships with our current tenants and employees. In addition, if we were to acquire properties indirectly by acquiring another entity, we may be unable to integrate effectively the operations and personnel of the acquired business or to train, retain and motivate any key personnel from the acquired business. Any inability of our management to implement effectively our acquisitions may cause disruptions to our business and may harm our operating results and financial condition, as well as our ability to pay dividends.

WE HAVE LIMITED TIME TO PERFORM DUE DILIGENCE ON MANY OF OUR ACQUIRED PROPERTIES, WHICH COULD SUBJECT US TO SIGNIFICANT UNEXPECTED LIABILITIES AND UNDER-PERFORMANCE OF THE ACQUIRED PROPERTIES.

     When we enter into an agreement to acquire a property, we often have limited time to complete our due diligence prior to acquiring the property. Because our internal resources are limited, we may rely on third parties to conduct a portion of our due diligence. For example, we have in the past engaged environmental consultants, appraisers, professional engineers and lawyers to help perform due diligence. To the extent we or these third parties underestimate or fail to identify risks and liabilities associated with the properties we acquire, we may incur unexpected liabilities or the property may fail to perform in accordance with our projections. If we do not accurately assess during the due diligence phase the value of, and liabilities associated with, properties prior to their acquisition, we may pay a purchase price that exceeds the current fair value of the assets. As a result, material goodwill and other intangible assets would be required to be recorded, which could result in significant charges in future periods. These charges, in addition to the financial impact of significant liabilities that we may assume, could seriously harm our financial and operating results, as well as our ability to pay dividends.

OUR CASH FLOW IS NOT ASSURED. IF OUR CASH FLOW IS REDUCED, WE MAY NOT BE ABLE TO PAY DIVIDENDS.

     We intend to distribute to our stockholders all or substantially all of our taxable REIT income each year in order to comply with the distribution requirements of the federal tax laws and to avoid federal income tax and the nondeductible excise tax. We have not established a minimum dividend payment level. Our ability to pay dividends may be adversely affected by the risks described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and other factors that our board of directors may deem relevant from time to time. We cannot assure you that we will be able to pay dividends in the future.

     Our ability to pay dividends is based on many factors, including:

     - our ability to make additional acquisitions;

     - our success in negotiating favorable lease terms;

     - our tenants' ability to perform under their leases; and

     - efficient management of our properties.

     We also cannot assure you that the level of our dividends will increase over time or the receipt of rental revenue in connection with future acquisitions of properties will increase our cash available for distribution to stockholders. In the event of defaults or lease terminations by our tenants, rental payments could decrease or cease, which would result in a reduction in cash available for distribution to our stockholders. If our cash available for distributions generated by our assets is less than our expected dividend distributions, or if such cash available for distribution decreases in future periods from expected levels, our ability to make the expected distributions would be adversely affected. Any such failure to make expected distributions may result in a decrease in the market price of our stock. See "Dividend Policy and Distributions."

OUR BOARD OF DIRECTORS MAY ALTER OUR INVESTMENT POLICIES AT ANY TIME WITHOUT STOCKHOLDER APPROVAL.

     Our board of directors may alter our investment policies at any time without stockholder approval. Changes to these policies may adversely affect our financial performance and your investment.

WE HAVE INCURRED HISTORICAL LOSSES AND MAY INCUR FUTURE LOSSES.

     We have had historical accounting losses of $339,525 and $5,085 for the nine months ended September 30, 2003 and the year ended December 31, 2002, respectively, and had an accumulated deficit of $713,739 as of September 30, 2003. We cannot assure you that we will not have similar losses in the future.

RISKS RELATED TO THIS OFFERING

WE HAVE BORROWED MONEY FROM AN AFFILIATE OF ONE OF OUR UNDERWRITERS, WHICH CAUSES A CONFLICT OF INTEREST.

     In connection with this offering, one of our underwriters, FBR, will receive benefits in addition to customary underwriting compensation. These benefits consist of the repayment of the loan made by an affiliate of FBR of approximately $650,000 and the issuance to such affiliate of FBR of a warrant to purchase shares of our common stock. These transactions create a conflict of interest because FBR has an interest in the successful outcome of this offering in addition to receiving customary underwriter compensation.

THERE IS CURRENTLY NO PUBLIC MARKET FOR OUR COMMON STOCK. AN ACTIVE TRADING MARKET FOR OUR COMMON STOCK MAY NOT DEVELOP FOLLOWING THIS OFFERING.

     There has not been any public market for our common stock prior to this offering. We have applied to have our common stock listed on the NYSE following the completion of this offering. We cannot assure you, however, that an active trading market for our common stock will develop after the offering or, if one does develop, that it will be sustained.

THE MARKET PRICE AND TRADING VOLUME OF OUR COMMON STOCK MAY BE VOLATILE FOLLOWING THIS OFFERING.

     Even if an active trading market develops for our common stock, the market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

     - actual or anticipated variations in our quarterly operating results or dividends;

     - changes in our funds from operations or earnings estimates;

     - publication of research reports about us or the real estate industry;

     - increases in market interest rates that lead purchasers of our shares to demand a higher yield;

     - changes in market valuations of similar companies;

     - adverse market reaction to any increased indebtedness we incur in the future;

     - additions or departures of key management personnel;

     - actions by institutional stockholders;

     - speculation in the press or investment community; and

     - general market and economic conditions.

BROAD MARKET FLUCTUATIONS COULD NEGATIVELY IMPACT THE MARKET PRICE OF OUR COMMON STOCK.

     The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies' operating performances. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could seriously harm the market price of our common stock.

AN INCREASE IN MARKET INTEREST RATES MAY HARM THE MARKET PRICE OF OUR STOCK.

     One of the factors that investors may consider in deciding whether to buy or sell our common stock is our dividend rate as a percentage of our share price, relative to market interest rates. If market interest rates increase, prospective investors may desire higher dividends on our stock or seek other securities paying higher dividends or rates of interest. The market price of our common stock likely will be based primarily on the earnings that we derive from rental income with respect to our properties and our related distributions to stockholders, and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions can affect the market price of our common stock. For instance, if interest rates rise without an increase in our dividend rate, the market price of our common stock could decrease because potential investors may require a higher dividend yield on our common stock as market rates on interest-bearing securities, such as bonds, rise. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and pay dividends.

PURCHASERS OF OUR COMMON STOCK WILL EXPERIENCE IMMEDIATE DILUTION.

     The assumed public offering price of our common stock in this offering is higher than the book value per share of our outstanding common stock. If you purchase common stock in this offering, you will experience immediate dilution in book value per share.

FUTURE SALES OF OUR COMMON STOCK MAY HARM OUR SHARE PRICE.

     We cannot predict the effect, if any, of future sales of common stock, or the availability of stock for future sales, on the market price of our common stock. Sales of substantial amounts of common stock or the perception that these sales could occur, may harm prevailing market prices for our common stock.

RISKS RELATED TO OUR ORGANIZATION AND STRUCTURE

WE DEPEND ON KEY PERSONNEL WITH LONG-STANDING BUSINESS RELATIONSHIPS, THE LOSS OF WHOM COULD THREATEN OUR ABILITY TO OPERATE OUR BUSINESS SUCCESSFULLY.

     Our future success depends, to a significant extent, upon the continued services of Thomas D. Peschio, our president and chief executive officer, and of the other members of our management team. In particular, the relationships that Mr. Peschio and the other members of our management team have developed with existing and prospective developers of government-leased properties is critically important to the success of our business. Although we have an employment agreement with Mr. Peschio and other key executives, we cannot assure you that Mr. Peschio or the other executives will remain employed with us. We do not maintain key person life insurance on any of our officers. The loss of services of Mr. Peschio or other senior managers would harm our business and our prospects.

OUR BOARD OF DIRECTORS MAY AUTHORIZE THE ISSUANCE OF ADDITIONAL SHARES THAT MAY CAUSE DILUTION.

     In connection with future equity offerings, the board of directors may authorize the issuance of additional shares of common stock. The issuance of additional shares could substantially dilute our existing stockholders.

OUR BOARD OF DIRECTORS MAY AUTHORIZE THE ISSUANCE OF SHARES WITH DIFFERING DIVIDEND RIGHTS THAT COULD HARM YOUR RIGHT TO RECEIVE DIVIDENDS

     Our board of directors has the power to issue preferred stock or other securities that have distribution rights senior to that of the common stock. Any superior dividend rights could prevent us from paying dividends to the holders of our common stock.

OUR RIGHTS AND THE RIGHTS OF OUR STOCKHOLDERS TO TAKE ACTION AGAINST DIRECTORS AND OFFICERS ARE LIMITED, WHICH COULD LIMIT YOUR RECOURSE IN THE EVENT OF ACTIONS THEY TAKE OR FAIL TO TAKE WHICH ARE NOT IN YOUR BEST INTERESTS.

     Maryland law provides that a director has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our governing documents obligate us to indemnify our directors and officers for actions taken by them in those capacities to the extent permitted by Maryland law. Generally, Maryland law permits indemnification except in instances where the person seeking indemnification acted in bad faith or with active and deliberate dishonesty, or in instances where the person actually received an improper personal benefit in money, property or services or, in the case of a criminal proceeding, the person had reasonable cause to believe that his or her actions were unlawful. Additionally, we may be obligated to fund the defense costs incurred by our directors and officers. In addition, our governing documents limit the liability of our directors and officers for money damages, except for liability resulting from:

     - actual receipt of an improper benefit or profit in money, property or services; or

     - a final judgment based upon a finding of active and deliberate dishonesty by the director, trustee or officer that was material to the cause of action adjudicated.

     As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist. See "Certain Provisions of Maryland Law and our Charter and Bylaws -- Limitation of Liability and Indemnification."

OUR OWNERSHIP LIMITATIONS MAY RESTRICT BUSINESS COMBINATION OPPORTUNITIES.

     To qualify as a REIT under the federal tax laws, no more than 50% of our outstanding shares may be owned, directly or indirectly by five or fewer individuals (as defined in the federal tax laws to include certain entities) during the last half of each taxable year (other than our first REIT taxable year). To preserve our REIT status, our charter generally prohibits direct or indirect ownership by any person of more than 9.8% of the number or value of outstanding shares of any class of our securities, including our common stock. Generally, common stock owned by affiliated owners will be aggregated for purposes of the ownership limitation. Any transfer of our common stock that would disqualify our REIT status will be null and void, and the intended transferee will acquire no rights in such stock. The ownership limitation could have the effect of delaying, deterring or preventing a change in control or other transaction in which holders of common stock might receive a premium for their common stock over the then current market price or which such holders might believe to be otherwise in their best interest. Further, shares that are transferred in excess of the 9.8% ownership limit will be designated as "excess shares" subject to redemption. The ownership limitation provisions also may make our common stock an unsuitable investment vehicle for any person seeking to obtain, either alone or with others as a group, ownership of more than 9.8% of the number or value of outstanding shares of any class of our securities.

PROVISIONS OF OUR CHARTER DOCUMENTS COULD DETER A TAKEOVER, WHICH COULD INHIBIT YOUR ABILITY TO RECEIVE AN ACQUISITION PREMIUM FOR YOUR SHARES.

     Provisions of our charter and bylaws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Material Provisions of Maryland Law and of our Charter and Bylaws."

MARYLAND LAW MAY DISCOURAGE A THIRD PARTY FROM ACQUIRING US, WHICH COULD INHIBIT YOUR ABILITY TO RECEIVE AN ACQUISITION PREMIUM FOR YOUR SHARES.

     Maryland law provides broad discretion to our board of directors with respect to its duties in considering a change in control of our company, including that our board is subject to no greater level of scrutiny in considering a change in control transaction than with respect to any other act by our board.

     Maryland law restricts mergers and other business combinations between our company and an interested stockholder. An "interested stockholder" is defined as any person who is the beneficial owner of 10% or more of the voting power of our common stock and also includes any of our affiliates or associates that, at any time within the two year period prior to the date of a proposed merger or other business combination, was the beneficial owner of 10% or more of our voting power. A person is not an interested stockholder if, prior to the most recent time at which the person would otherwise have become an interested stockholder, our board of directors approved the transaction which otherwise would have resulted in the person becoming an interested stockholder. For a period of five years after the most recent acquisition of shares by an interested stockholder, we may not engage in any merger or other business combination with that interested stockholder or any affiliate of that interested stockholder. After the five year period, any merger or other business combination must be approved by our board of directors and by at least 80% of all the votes entitled to be cast by holders of outstanding voting stock and two-thirds of all the votes entitled to be cast by holders of outstanding voting stock other than the interested stockholder or any affiliate or associate of the interested stockholder unless, among other things, the stockholders (other than the interested stockholder) receive a minimum price for their common stock and the consideration received by those stockholders is in cash or in the same form as previously paid by the interested stockholder for its common stock. These provisions of the business combination statute do not apply to business combinations that are approved or exempted by our board of directors prior to the time that the interested stockholder becomes an interested stockholder. However, the business combination statute could have the effect of discouraging offers from third parties to acquire us and increasing the difficulty of successfully completing this type of offer. See "Material Provisions of Maryland Law and of our Charter and Bylaws -- Maryland Takeover Statutes."

OUR PRESIDENT AND CEO HAS AN EMPLOYMENT AGREEMENT THAT PROVIDES HIM WITH BENEFITS IN THE EVENT HIS EMPLOYMENT IS TERMINATED, WHICH COULD PREVENT OR DETER A POTENTIAL ACQUIRER FROM PURSUING A CHANGE OF CONTROL OF OUR COMPANY.

     We have entered into an employment agreement with Thomas D. Peschio, our president and chief executive officer, that provides him with severance benefits if his employment ends due to a termination by us without cause. In the case of such termination, the vesting of his restricted stock will accelerate. Mr. Peschio also has the right to terminate his employment agreement for good reason, which includes a change of control. Mr. Peschio's ability to terminate his employment with us could prevent or deter a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders. See "Management -- Employment Agreements."

RISKS RELATED TO THE REAL ESTATE INDUSTRY

MORTGAGE DEBT OBLIGATIONS EXPOSE US TO INCREASED RISK OF PROPERTY LOSSES, WHICH COULD HARM OUR FINANCIAL CONDITION, CASH FLOW AND ABILITY TO SATISFY OUR OTHER DEBT OBLIGATIONS AND PAY DIVIDENDS.

     Our policy is to use debt to finance, on average, approximately 75% of the acquisition cost of the properties that we buy. We will implement this policy after we have completed the acquisitions described in this prospectus. Incurring mortgage debt increases our risk of property losses because defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and ultimately our loss of the property securing any loans for which we are in default. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. The outstanding balance of the debt secured by the mortgage could exceed our tax basis in the property. If this occurs, we would recognize taxable income on foreclosure, but would not receive any cash proceeds. As a result, we may be required to identify and utilize other sources of cash to pay our taxes, which may result in a decrease in cash available for distribution to our stockholders.

     In addition, our default under any one of our mortgage debt obligations may increase the risk of our default on our other indebtedness. If this occurs, our financial condition, cash flow and ability to satisfy our other debt obligations or ability to pay dividends may be harmed.

ILLIQUIDITY OF REAL ESTATE INVESTMENTS COULD SIGNIFICANTLY IMPEDE OUR ABILITY TO RESPOND TO ADVERSE CHANGES IN THE PERFORMANCE OF OUR PROPERTIES AND HARM OUR FINANCIAL CONDITION.

     Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties in our portfolio in response to changing economic, financial and investment conditions is limited. The real estate market is affected by many factors that are beyond our control, including:

     - adverse changes in national and local economic and market conditions;

     - changes in interest rates and in the availability, cost and terms of debt financing;

     - changes in governmental laws and regulations, fiscal policies and zoning ordinances and costs of compliance with laws and regulations, fiscal policies and ordinances;

     - the ongoing need for capital improvements, particularly in older structures;

     - changes in operating expenses; and

     - civil unrest, acts of war and natural disasters, including earthquakes and floods, which may result in uninsured and underinsured losses.

     We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could harm our operating results and financial condition, as well as our ability to pay dividends to stockholders.

COMPLIANCE WITH ENVIRONMENTAL LAWS COULD MATERIALLY INCREASE OUR OPERATING EXPENSES.

     Our properties may be subject to environmental liabilities. An owner of real property can face liability for environmental contamination created by the presence or discharge of hazardous substances on the property. We may face liability regardless of:

     - our knowledge of the contamination;

     - the timing of the contamination;

     - the cause of the contamination; or

     - the party responsible for the contamination of the property.

     There may be environmental problems associated with our properties of which we are unaware. Some of our properties use, or may have used in the past, underground tanks for the storage of petroleum-based or waste products that could create a potential for release of hazardous substances. If environmental contamination exists on our properties, we could become subject to strict, joint and several liability for the contamination by virtue of our ownership interest.

     The presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs. In addition, although we may require in our leases that tenants operate in compliance with all applicable laws and to indemnify us against any environmental liabilities arising from a tenant's activities on the property, we could nonetheless be subject to strict liability by virtue of our ownership interest, and we cannot be sure that our tenants would satisfy their indemnification obligations under the applicable sales agreement or lease. The discovery of environmental liabilities attached to our properties could harm our results of operations and financial condition and our ability to pay dividends to stockholders.

OUR PROPERTIES MAY CONTAIN OR DEVELOP HARMFUL MOLD, WHICH COULD LEAD TO LIABILITY FOR ADVERSE HEALTH EFFECTS AND COSTS OF REMEDIATING THE PROBLEM.

     When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property. In addition, the presence of significant mold could expose us to liability from our tenants, employees of our tenants and others if property damage for health concerns arise.

COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT AND FIRE, SAFETY AND OTHER REGULATIONS MAY REQUIRE US TO MAKE UNEXPECTED EXPENDITURES THAT ADVERSELY IMPACT OUR ABILITY TO PAY DIVIDENDS.

     Some or all of our properties may be required to comply with the Americans with Disabilities Act, or the ADA. The ADA has separate compliance requirements for "public accommodations" and "commercial facilities," but generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants, or both. We will attempt to shift the cost of compliance with the ADA to our tenants whenever possible. However, if we are unable to negotiate lease terms to this effect, if required changes involve greater expenditures than anticipated, or if the changes must be made on a more accelerated basis than anticipated, we could be required to expend our own funds to comply with the provisions of the ADA, which could adversely affect our results of operations and financial condition and our ability to make distributions to stockholders. In addition, we are required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. We may be required to make substantial capital expenditures to comply with those requirements and these expenditures could harm our ability to pay dividends to our stockholders.

AN UNINSURED LOSS OR A LOSS THAT EXCEEDS THE INSURANCE POLICY LIMITS ON OUR PROPERTIES COULD SUBJECT US TO LOST CAPITAL OR REVENUE ON THOSE PROPERTIES.

     Some of our properties may be covered by flood and earthquake insurance policies obtained by and paid for by the tenants as part of their risk management programs. Additionally, we have obtained blanket liability, flood and property damage insurance policies to protect us and our properties against loss should the indemnities and insurance policies provided by the tenants fail to restore the properties to their condition prior to a loss. All of these policies may involve substantial deductibles and certain exclusions. In certain areas, we may have to obtain earthquake insurance on specific properties as required by our lenders or by law. We have also obtained terrorism insurance on all of our GSA-leased properties, but this insurance is subject to exclusions for loss or damage caused by nuclear substances, pollutants, contaminants and biological and chemical weapons. Should a loss occur that is uninsured or in an amount exceeding the combined aggregate limits for the policies noted above, or in the event of a loss that is subject to a substantial deductible under an insurance policy, we could lose all or part of our capital invested in, and anticipated revenue from, one or more of the properties, which could harm our operations results and financial condition, as well as our ability to pay dividends to stockholders at historical levels or at all.

TAX RISKS OF OUR BUSINESS AND STRUCTURE

AN INVESTMENT IN OUR COMMON STOCK HAS VARIOUS TAX RISKS THAT COULD AFFECT THE VALUE OF YOUR INVESTMENT.

     Although the provisions of the federal tax laws relevant to your investment in our common stock are generally described in "Material United States Federal Income Tax Consequences," we urge you to consult your own tax advisor concerning the effects of federal, state and local income tax law on an investment in our common stock, because of the complex nature of the tax rules applicable to REITs and their stockholders. See "Dividend Policy and Distributions."

FUTURE DISTRIBUTIONS MAY INCLUDE A SIGNIFICANT PORTION AS A RETURN OF CAPITAL.


     Our distributions may exceed the amount of our income as a REIT. If so, the excess distributions will be treated as a return of capital to the extent of the stockholder's basis in our stock and the stockholder's basis in our stock will be reduced by such amount. To the extent distributions exceed a stockholder's basis in our stock, the stockholder will recognize capital gain, assuming the stock is held as a capital asset. Portions of our prior distributions included a return of capital.


DISTRIBUTION REQUIREMENTS IMPOSED BY LAW LIMIT OUR FLEXIBILITY IN EXECUTING OUR BUSINESS PLAN.

     After our election to become a REIT, we generally will be required to distribute to our stockholders at least 90% of our taxable REIT income each year in order to maintain our status as a REIT for federal income tax purposes. Taxable REIT income is determined without regard to the deduction for dividends paid and by excluding net capital gains. We are also required to pay tax at regular corporate rates to the extent that we distribute less than 100% of our taxable income (including net capital gains) each year. In addition, we are required to pay 4% nondeductible excise tax on the amount, if any, by which certain distributions we pay with respect to any calendar year are less than the sum of 85% of our ordinary income for that calendar year, 95% of our capital gain net income for the calendar year and any amount of our income that was not distributed in prior years.

     We intend to distribute to our stockholders all or substantially all of our taxable REIT income each year in order to comply with the distribution requirements of the federal tax laws and to avoid federal income tax and the nondeductible excise tax. Differences in timing between the receipt of income and the payment of expenses in arriving at taxable REIT income and the effect of required debt amortization payments could require us to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

WE MAY INCUR ADDITIONAL INDEBTEDNESS IN ORDER TO MEET OUR DISTRIBUTION REQUIREMENTS.


     We intend to elect REIT status for the taxable year ending December 31, 2003. Assuming we qualify as a REIT, we will be required to distribute at least 90% of our taxable REIT income, which limits the amount of cash we will have available for other business purposes, including amounts to fund our growth. It is possible that the differences between the time we actually receive revenue or pay expenses and the period we report those items for distribution purposes, and potentially insufficient cash, could result in our having to borrow funds on a short-term basis to meet the 90% distribution requirement. While we have not borrowed for the specific purpose of paying distributions, our prior borrowings allowed us to pay distributions from our operations.


OUR DISPOSAL OF PROPERTIES MAY HAVE NEGATIVE IMPLICATIONS, INCLUDING UNFAVORABLE TAX CONSEQUENCES.

     If we make a sale of a property directly, and it is deemed to be a sale of dealer property or inventory, the sale may be deemed to be a "prohibited transaction" under the provisions of the federal tax laws applicable to REITs, in which case our gain from the sale would be subject to a 100% penalty tax. If we believe that a sale of a property might be treated as a prohibited transaction, we will attempt to structure a sale through a taxable REIT subsidiary, in which case the gain from the sale would be subject to corporate income tax but not the 100% prohibited transaction tax. We cannot assure you, however, that the IRS would not assert successfully that sales of properties that we make directly, rather than through a taxable REIT subsidiary, were sales of dealer property or inventory, in which case the 100% penalty tax would apply.

WE HAVE NOT YET ELECTED TO BE TAXED AS A REIT. IF WE FAIL TO MAKE SUCH ELECTION OR IF WE FAIL TO REMAIN QUALIFIED AS A REIT AFTER OUR REIT ELECTION, OUR DIVIDENDS WILL NOT BE DEDUCTIBLE BY US, AND OUR INCOME WILL BE SUBJECT TO TAXATION.

     We have not yet elected to be taxed as a REIT. If we fail to make such election or if we fail to remain qualified as a REIT after our REIT election, our dividends will not be deductible by us and we will be subject to a corporate level tax on our taxable income. This would substantially reduce our cash available to pay dividends and the yield on your investment. Incurring corporate income tax liability might cause us to borrow funds, liquidate some of our investments or take other steps which could negatively affect our operating results. If our REIT status is terminated because of our failure to meet a REIT qualification requirement or if we voluntarily revoke our election, we would be disqualified from electing treatment as a REIT for the four taxable years following the year in which REIT status is lost.

WE MAY BE SUBJECT TO FEDERAL AND STATE INCOME TAXES THAT WOULD HARM OUR FINANCIAL CONDITION.

     Even if we qualify and maintain our status as a REIT, we may become subject to federal income taxes and related state taxes. For example, if we have net income from a sale of dealer property or inventory, that income will be subject to a 100% penalty tax. In addition, we may not be able to pay sufficient distributions to avoid corporate income tax and the 4% excise tax on undistributed income. We may also be subject to state and local taxes on our income or property, either directly or at the level of our operating partnership or at a level of the other entities through which we indirectly own our properties that would aversely affect our operating results. We cannot assure you that we will be able to maintain REIT status, or that it will be in our best interests to continue to do so.

WE MAY BE SUBJECT TO ADVERSE LEGISLATIVE OR REGULATORY TAX CHANGES THAT COULD REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

     The federal tax laws governing REITs and the administrative interpretations of those laws may be amended at any time. Any of those new laws or interpretations may take effect retroactively. On May 28, 2003, President Bush signed into law a tax bill that reduces the tax rate on both dividends and long-term capital gains for most non-corporate taxpayers to 15% until 2008. This reduced tax rate generally does not apply to ordinary REIT dividends, which will continue to be taxed at the higher tax rates applicable to ordinary income. This legislation could cause shares in non-REIT corporations to be a more attractive investment to individual investors than they had been, and could harm the market price of our common stock.

                           FORWARD-LOOKING STATEMENTS

     We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Our actual results could vary materially from those expressed in our forward-looking statements.

     When we use the words "expect," "anticipate," "estimate," "may," "will," "should," "intend," "plan" or similar expressions, we intend to identify forward-looking statements. Forward-looking statements also include the assumptions that underlie such statements. The pro forma financial information in this prospectus and our expectations about our probable acquisitions also include forward-looking statements. We assume no obligation to update any of our forward-looking statements.

     You should not place undue reliance on these forward-looking statements because they depend on assumptions, data or methodology that may be incorrect or imprecise and we may not be able to realize them. You should carefully consider the risks described in "Risk Factors" and elsewhere in this prospectus, which could cause our actual results to differ materially from those contemplated in our forward-looking statements.

                                USE OF PROCEEDS

     Our net proceeds from this offering will be approximately $128.7 million, after deducting the underwriting discount and estimated offering expenses payable by us. If the underwriters' over-allotment option is exercised in full, our net proceeds will be approximately $148.1 million.

     We plan to use these proceeds as follows:

     - approximately $650,000 to repay outstanding indebtedness owed to an affiliate of one of our underwriters, FBR. This indebtedness was incurred in the fourth quarter of 2003, accrues interest on an annual basis at a rate of 20% and matures on the earlier of March 25, 2004 or the closing of this offering. Of this outstanding indebtedness, $500,000 was used to fund property acquisitions and $150,000 was used for working capital;

     - approximately $1.6 million to repay outstanding indebtedness owed to Genesis Financial Group, Inc. used to finance the acquisition of our Bakersfield property. This indebtedness was incurred in January 2003, accrues interest on an annual basis at an annual rate of LIBOR plus 250 basis points (3.64% at September 30, 2003) and matures on December 30, 2004;

     - approximately $2.3 million to repay outstanding indebtedness under a line of credit owed to Citizens First Bancorp, Inc. and used to finance the acquisition of our Charleston property. This indebtedness was incurred in April 2003, accrues interest on an annual basis at prime plus 50 basis points (4.50% at September 30, 2003) and matures on February 20, 2004;

     - approximately $110,000 to repay outstanding indebtedness owed to Citizens First Savings Bank and used for working capital purposes. This indebtedness was incurred in June 2003, accrues interest on an annual basis at prime (4.00% at September 30, 2003) and matures on October 31, 2004;


     - approximately $108.9 million to fund the purchase price (including closing costs but excluding indebtedness owed to FBR) of the Harlingen, Baton Rouge, Parkersburg, Mineral Wells and Pittsburgh properties described under "Acquisition Properties." We will pay an acquisition fee to Genesis equal to 1% of the purchase price of these properties;



     - approximately $4.9 million to fund the equity portion of the purchase price (including closing costs) of the College Park property described under "Acquisition Properties." We will pay an acquisition fee to Genesis equal to 1% of the purchase price of this property;


     - approximately $8.6 million to fund the purchase price (including closing costs) of the additional properties to be purchased in 2004; and

     - the remainder for general corporate and working capital purposes.

     Pending these uses, we intend to invest the net offering proceeds in marketable, investment-grade securities that are consistent with our intention to qualify as a REIT. We do not have any policies in place that would limit the duration of investments in these securities or the amount of the proceeds that may be invested in those securities.

     As of January 1, 2004, we believe that the acquisition of the following properties is probable:

                                                                                                      GROSS           LEASE
                          PURCHASE             TENANT/          YEAR BUILT/    SQ. FT.   RENT/SQ.   ANNUALIZED   MATURITY/ EARLY
LOCATION                   PRICE               OCCUPANT          RENOVATED     LEASED      FOOT        RENT        TERMINATION
--------                ------------           --------         ------------   -------   --------   ----------   ---------------
Harlingen, Texas......  $ 19,125,000    United States of            2000        53,075    $32.33    $1,715,770   Aug. 2015/ Oct.
                                        America/Border Patrol*                                                   2014(1)
Harlingen, Texas......  $ 26,750,000    United States of            1998        17,423    $16.87    $  294,100   Jan. 2018/ Jan.
                                        America/Immigration &                                                    2013(2)
                                        Naturalization Service
                                        I*
                                        United States of          2002(2)      107,836    $22.53    $2,429,334   Oct. 2022/ Nov.
                                        America/Immigration &                                                    2020(2)
                                        Naturalization Service
                                        II*
Baton Rouge,
 Louisiana............  $  6,600,000    United States of           Under        36,287    $19.94    $  723,600   Nov. 2018/ None
                                        America/Veterans        construction
                                        Administration**        (completion
                                                                  expected
                                                                   first
                                                                  quarter
                                                                   2004)
Parkersburg, West
 Virginia.............  $ 20,270,000    United States of           Under        80,657    $26.63    $2,147,636   Nov. 2019(3)/
                                        America/Bureau of       construction                                     None
                                        Public Debt*            (completion
                                                                  expected
                                                                   fourth
                                                                  quarter
                                                                   2004)
College Park,
 Maryland.............  $ 21,100,000(4) United States of           Under        65,760(4)  $35.23   $2,378,311   Jan. 2014(3)/
                                        America/Food and Drug   construction                                     None
                                        Administration**        (completion
                                                                  expected
                                                                   first
                                                                  quarter
                                                                   2004)
Mineral Wells, West
 Virginia.............  $  5,035,000    United States of            2003        38,324    $15.44    $  591,722   Sept. 2017/
                                        America/Bureau of                                                        Sept. 2012
                                        Public Debt*
Pittsburgh,
 Pennsylvania.........  $ 30,000,000    United States of            2001        87,178    $36.38    $3,171,535   Oct. 2016/
                                        America/Federal Bureau                                                   None
                                        of Investigation**
                        ------------                                           -------
Total.................  $128,880,000                                           486,540
                        ============                                           =======


                         LEASE
LOCATION                  TYPE
--------                 -----
Harlingen, Texas......  Modified
                        Gross
                        Lease
Harlingen, Texas......  Modified
                        Gross
                        Lease
                        Modified
                        Gross
                        Lease
Baton Rouge,
 Louisiana............  Modified
                        Gross
                        Lease
Parkersburg, West
 Virginia.............  Modified
                        Gross
                        Lease
College Park,
 Maryland.............  Modified
                        Gross
                        Lease
Mineral Wells, West
 Virginia.............  Modified
                        Gross
                        Lease
Pittsburgh,
 Pennsylvania.........  Modified
                        Gross
                        Lease
Total.................


---------------

  * Under contract

 ** Under letter of intent

(1) The GSA has agreed to extend the term of this lease to August 2020 with no early termination provision. We are finalizing this agreement. We will not acquire the property unless and until the lease extension is finalized.

(2) The GSA has agreed to extend the term of these leases to October 2022 with no early termination provisions. We are finalizing this agreement. We will not acquire the property unless and until the lease extension is finalized.

(3) The lease is for a fixed term commencing on the property completion date. The Lease Maturity Date is estimated based on an assumed property completion date. See "Business and Properties -- Acquisition Properties."

(4) Does not include approximately 15,000 square feet of vacant office space that may be leased in the future. If this vacant space is leased prior to building completion, we must pay an additional $2.4 million.

     While we believe that these acquisitions will close, we cannot guarantee that they will close because they remain subject to, in certain circumstances, the negotiation of definitive purchase agreements and, in general, our completion of due diligence and customary closing conditions.

As used in the table above and throughout this prospectus, "Gross Annualized Rent" is determined by multiplying November 2003 rents by 12 and "Rent Per Square Foot" is determined by dividing the Gross Annualized Rent by the leased square footage of the property.

                                 CAPITALIZATION

     The following table sets forth:

     - our actual capitalization as of September 30, 2003; and

     - our pro forma capitalization, as adjusted to give effect to the sale of common stock in this offering at an assumed offering price of $10.00 per share, not including shares subject to the underwriters' over-allotment option, net of the underwriting discount and estimated expenses payable by us in connection with this offering and the assumption of an additional mortgage note payable associated with the purchase of the College Park property identified in "Acquisition Properties."

     This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical and unaudited pro forma financial information and related notes included elsewhere in this prospectus. This table does not reflect the effects of any of our acquisition properties.

                                            HISTORICAL        PRO FORMA         PRO FORMA
                                        SEPTEMBER 30, 2003   ADJUSTMENTS    SEPTEMBER 30, 2003
                                        ------------------   ------------   ------------------
DEBT:
Line of credit........................     $ 2,397,655       $ (2,397,655)     $         --
Mortgage notes payable................      27,892,521         16,500,000        44,392,521
Mortgage note payable-affiliate.......       1,639,219         (1,639,219)               --
                                           -----------       ------------      ------------
Total debt............................      31,929,395         12,463,126        44,392,521
                                           -----------       ------------      ------------
SHAREHOLDERS' EQUITY:
Common stock(a).......................       8,371,988        128,700,000       137,071,988
Retained deficit......................        (713,739)                --          (713,739)
                                           -----------       ------------      ------------
Total shareholders' equity............       7,658,249        128,700,000       136,358,249
                                           -----------       ------------      ------------
Total capitalization..................     $39,587,644       $141,163,126      $180,750,770
                                           ===========       ============      ============

---------------

(a) As of September 30, 2003, we had 10,000,000 shares of common stock authorized, of which 975,552 shares were outstanding, with a par value of $10.00 per share. All of these outstanding shares were sold at $10.00 per share. Immediately upon the completion of this offering and our reincorporation as a Maryland corporation, we will have 50,000,000 shares of common stock authorized, of which 15,223,052 will be outstanding, with a par value of $0.01 per share.

     The following summarizes the changes in our common stock as a result of this offering, assuming a sales price of $10.00 per share:

Gross proceeds..............................................  $140,000,000
Underwriting discounts, commissions and expenses............   (10,450,000)
Other offering costs........................................      (850,000)
                                                              ------------
Net offering proceeds.......................................  $128,700,000
                                                              ============

                                    DILUTION

NET TANGIBLE BOOK VALUE

     As of September 30, 2003, we had net tangible book value of $1,234,901 or approximately $1.27 per share. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of our common stock outstanding.

     In connection with the purchase of the five properties in our initial portfolio, we allocated $3,022,778 to tenant origination costs and $3,657,682 to intangible lease costs. If we included the net, unamortized amount of these tenant origination costs and intangible lease costs at September 30, 2003 of $6,423,368 to our net tangible book value at September 30, 2003, our net tangible book value per share would be $7.85 per share.

DILUTION AFTER THIS OFFERING

     Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering. After giving effect to the sale of the common stock offered by this prospectus, at an assumed public offering price of $10.00 per share, and our receipt of approximately $128.7 million in net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses (assuming no exercise of the underwriters' overallotment option), our pro forma net tangible book value as of September 30, 2003 would have been approximately $107.6 million, or $7.07 per share. This amount represents an immediate increase in net tangible book value of $5.80 per share to existing stockholders prior to this offering and an immediate dilution in pro forma net tangible book value of $2.93 per share to new investors. The following table illustrates this per share dilution:

Public offering price per share in this offering............   $10.00
Historical net tangible book value per share as of September
  30, 2003..................................................   $ 1.27
Increase in pro forma net tangible book value per share to
  existing stockholders attributable to this offering.......   $ 5.80
Pro forma net tangible book value per share after this
  offering..................................................   $ 7.07
Dilution in pro forma net tangible book value per share to
  new investors.............................................   $ 2.93

     With respect to the purchase of our five properties in our initial portfolio and the three properties in our acquisitions under contract included in our consolidated pro forma balance sheet, $28,969,648 was allocated to tenant origination costs and intangible lease costs. If we included the pro forma net, unamortized amount of the tenant origination costs and intangible lease at September 30, 2003 of $28,712,536 to our pro forma tangible net book at September 30, 2003, our pro forma tangible net book value per share would be $8.96 per share.

                       DIVIDEND POLICY AND DISTRIBUTIONS

     We intend to distribute to our stockholders all or substantially all of our taxable REIT income each year in order to comply with the distribution requirements of the federal tax laws and to avoid federal income tax and the nondeductible excise tax. To qualify as a REIT, we must distribute to our stockholders an amount at least equal to (i) 90% of our taxable REIT income (determined before the deduction for dividends paid and excluding any net capital gain) plus (ii) 90% of the excess of our net income from foreclosure property over the tax imposed on such income less (iii) any excess non-cash income (as determined under the federal tax laws). See "Material United States Federal Income Tax Consequences."

     Dividends must be authorized by our board of directors and will be based upon a number of factors, including restrictions under applicable law. In addition, our board of directors will be prohibited from authorizing a dividend if, after giving effect to the dividend, we would not be able to pay our indebtedness as it becomes due in the usual course of business or our total assets would be less than our total liabilities.

     Our board of directors has the power to issue preferred stock or other securities that have distribution rights senior to that of the common stock. Any superior dividend rights could prevent us from paying dividends to the holders of our common stock.

     To the extent not inconsistent with maintaining REIT status, we may retain accumulated earnings of any taxable REIT subsidiaries in those subsidiaries.

     We declared our initial dividend of $0.075 per share of common stock, which we paid on January 31, 2003. We paid subsequent dividends of $0.15 per share on April 15, 2003 and July 15, 2003. The foregoing dividends were paid to our stockholders on a pro-rata basis based upon the date on which the shares of our common stock were obtained by such stockholders. On September 26, 2003, we declared a dividend of $0.15 per share, which was paid on October 15, 2003. On November 26, 2003, we declared a dividend of $0.15 per share, which will be paid on January 15, 2004 to our stockholders of record on December 1, 2003. In accordance with our recently adopted policy, these dividends and future dividends will not be paid on a pro rata basis. There is, of course, no assurance that we will be able to maintain our dividend at this level, or at all. See "Risk Factors."

                         SELECTED FINANCIAL INFORMATION

     The following table sets forth our selected historical operating and financial data. The following selected historical consolidated financial information as of December 31, 2002 and 2001 and for the years then ended were derived from our audited financial statements contained elsewhere in this prospectus. The following selected historical consolidated financial information as of September 30, 2003 and for the nine months ended September 30, 2003 and 2002, were derived from our unaudited financial statements contained elsewhere in this prospectus. The unaudited historical consolidated financial statements included all adjustments, consisting of normal recurring adjustments, which we considered necessary for a fair presentation of our financial condition and the results of operations as of such date and for such periods under generally accepted accounting principles.

     You should read the information below in conjunction with the other financial information and analysis presented in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes.

                                                         NINE MONTHS ENDED       YEAR ENDED
                                                           SEPTEMBER 30,        DECEMBER 31,
                                                        -------------------   ----------------
                                                           2003       2002     2002      2001
                                                        ----------   ------   -------   ------
OPERATING INFORMATION(1):
Revenue:
Rental income.........................................  $2,112,377   $   --   $ 4,885   $   --
Amortization of lease intangible costs................    (148,997)      --        --       --
                                                        ----------   ------   -------   ------
Total net revenue.....................................   1,963,380       --     4,885       --
Expenses:
Property operations...................................     380,110       --        --       --
Real estate taxes.....................................     185,369                 --       --
Depreciation and amortization.........................     477,925       --     4,220       --
General and administrative............................     398,824       51     8,836       --
                                                        ----------   ------   -------   ------
Total expenses........................................   1,442,228       51    13,056       --
                                                        ----------   ------   -------   ------
Operating income (loss)...............................     521,152      (51)   (8,171)      --
Other income..........................................      39,356      133     3,183    1,340
Interest:
Expense...............................................    (885,572)    (177)     (822)      --
Amortization of deferred financing fees...............     (14,461)                         --
                                                        ----------   ------   -------   ------
Income (loss) before income taxes.....................    (339,525)     (95)   (5,810)   1,340
Income tax (expense) benefit..........................          --       --       725     (725)
                                                        ----------   ------   -------   ------
Net income (loss).....................................  $ (339,525)  $  (95)  $(5,085)  $  615
                                                        ==========   ======   =======   ======
Earnings per share (basic and diluted)................  $    (0.43)  $(0.01)  $ (0.24)  $ 0.06
                                                        ==========   ======   =======   ======

                                                                               DECEMBER 31,
                                                           SEPTEMBER 30,   ---------------------
                                                               2003           2002        2001
                                                           -------------   ----------   --------
BALANCE SHEET INFORMATION(1):
Investment in real estate, net...........................   $38,645,992    $4,384,090   $     --
Cash and cash equivalents(2).............................     1,062,060     2,314,319        956
Total assets.............................................    40,186,261     6,879,595    181,101
Lines of credit..........................................     2,397,655       337,867         --
Mortgage notes payable...................................    27,892,521     3,202,333         --
Mortgage note payable -- affiliate.......................     1,639,219            --         --
Total liabilities........................................    32,528,012     3,917,057     80,486
Total liabilities and shareholders' equity...............    40,186,261     6,879,595    181,101

                                                   NINE MONTHS ENDED           YEAR ENDED
                                                     SEPTEMBER 30,            DECEMBER 31,
                                                -----------------------   ---------------------
                                                    2003         2002        2002        2001
                                                ------------   --------   -----------   -------
OTHER INFORMATION:
Cash flow:
  Provided by (used in) operating activity....  $   (325,997)  $ 14,662   $   153,208   $ 5,989
  Used in investing activity..................  $(32,256,934)  $     --   $(4,523,548)  $    --
  Provided by (used in) financing activity....  $ 30,839,752   $(15,606)  $ 6,683,703   $(5,033)
Property rentable square footage(1)...........       248,848         --        70,707        --
EBITDA -- historical(3).......................  $  1,187,430   $     82   $    (1,590)  $ 1,340
EBITDA -- pro forma(3)........................  $  5,110,873              $ 4,960,839

---------------

(1) We acquired our first operating property on December 26, 2002.

(2) Includes restricted cash of $490,920 at September 30, 2003.

(3) EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. We believe EBITDA is useful to investors as an indicator of our ability to service debt and pay cash distributions. EBITDA, as calculated by us, may not be comparable to EBITDA reported by other companies that do not define EBITDA exactly as we define the term. EBITDA does not represent cash generated from operating activities determined in accordance with generally accepted accounting principles (GAAP), and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

     GAAP Reconciliation

                                                 HISTORICAL                           PRO FORMA
                                    ------------------------------------   --------------------------------
                                    NINE MONTHS ENDED      YEAR ENDED
                                      SEPTEMBER 30,       DECEMBER 31,     NINE MONTHS ENDED    YEAR ENDED
                                    -----------------   ----------------     SEPTEMBER 30,     DECEMBER 31,
                                       2003      2002    2002      2001          2003              2002
                                    ----------   ----   -------   ------   -----------------   ------------
   Net income (loss)..............  $ (339,525)  $(95)  $(5,085)  $  615      $1,027,203        $  245,041
   Add back (deduct):
   Depreciation and
     amortization(a)..............     626,922     --     4,220       --       2,819,148         3,047,367
   Interest expense...............     900,033    177        --       --       1,264,522         1,668,431
   Income taxes...................          --     --      (725)     725              --                --
                                    ----------   ----   -------   ------      ----------        ----------
   EBITDA.........................  $1,187,430   $ 82   $(1,590)  $1,340      $5,110,873        $4,960,839
                                    ==========   ====   =======   ======      ==========        ==========

     (a) Includes amortization of lease intangibles of $148,977, $653,673 and $740,916 for the historical nine months ended September 30, 2003, the pro forma nine months ended September 30, 2003 and the pro forma year ended December 31, 2002, respectively, which is included as a reduction of rental revenue.

                              UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated financial information sets forth:

     - the historical financial information as of September 30, 2003, for the nine months ended September 30, 2003 and for the year ended December 31, 2002 derived from our audited and unaudited financial statements;

     - adjustments to give effect for our initial portfolio as if we owned them from the inception of each period presented;


     - adjustments to give effect to our probable acquisition properties;


     - adjustments to give effect to the offering; and


     - our pro forma, as adjusted unaudited consolidated balance sheet as of September 30, 2003 and the pro forma, as adjusted, unaudited consolidated statement of operations of us for the nine months ended September 30, 2003 and for the year ended December 31, 2002, as adjusted to give effect to our initial portfolio, our probable acquisition properties and this offering.


     This section contains forward-looking statements, which are projections of future performance and the assumptions upon which the forward-looking statements are based. Our actual results could differ materially from those expressed in our forward-looking statements as a result of various risks, including those set forth in "Risk Factors" and elsewhere in this prospectus. You should read the information below along with all other financial information and analysis presented in this prospectus, including the sections captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and related notes.

     The unaudited pro forma consolidated financial information is presented for information purposes only. We do not expect that this information will reflect our future results of operations or financial position. The unaudited pro forma adjustments and eliminations are based on available information and upon assumptions that we believe are reasonable. The unaudited pro forma financial information assumes that the transactions and offering were completed as of September 30, 2003 for purposes of the unaudited pro forma consolidated balance sheet and as of the first day of the period presented for purposes of the unaudited pro forma consolidated statements of operations.

                           CONSOLIDATED BALANCE SHEET
                            HISTORICAL AND PRO FORMA
                               SEPTEMBER 30, 2003

                                                      UNAUDITED      PRO FORMA
                                                     HISTORICAL     ADJUSTMENTS        PRO FORMA
                                                    SEPTEMBER 30,       AND          SEPTEMBER 30,
                                                        2003        ELIMINATIONS         2003
                                                    -------------   ------------     -------------
                                              ASSETS
Real Estate, net..................................   $38,645,990    $130,813,201(3)  $169,459,191
Cash and cash equivalents.........................       571,140      10,349,925(2)    10,921,065
Restricted cash escrows...........................       490,920              --          490,920
Tenant receivable.................................       332,651              --          332,651
Deferred costs, net...............................       120,249              --          120,249
Other assets......................................        25,311              --           25,311
                                                     -----------    ------------     ------------
                                                     $40,186,261    $141,163,126     $181,349,387
                                                     ===========    ============     ============

                               LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses.............   $   355,472    $         --     $    355,472
Dividends payable.................................       147,620              --          147,620
Lines of credit...................................     2,397,655      (2,397,655)(4)           --
Mortgage notes payable............................    27,892,521      16,500,000(5)    44,392,521
Mortgage note payable -- affiliate................     1,639,219      (1,639,219)(4)           --
Advances from affiliate...........................        95,525              --           95,525
                                                     -----------    ------------     ------------
Total liabilities.................................    32,528,012      12,463,126       44,991,138
Shareholders' equity
Common stock......................................     8,371,988     128,700,000(1)   137,071,988
Retained deficit..................................      (713,739)             --         (713,739)
                                                     -----------    ------------     ------------
Total shareholders' equity........................     7,658,249     128,700,000      136,358,249
                                                     -----------    ------------     ------------
Total liabilities and shareholders' equity........   $40,186,261    $141,163,126     $181,349,387
                                                     ===========    ============     ============

---------------

(1) Reflects the sale of 14,000,000 shares of our common stock at an assumed sale price of $10 per share. In connection with our Maryland reincorporation, we will increase our authorized shares of common stock to 50,000,000 shares.

Gross proceeds..............................................  $140,000,000
Underwriting discounts and commissions and expenses.........   (10,450,000)
Other offering expense......................................      (850,000)
                                                              ------------
Net offering proceeds.......................................  $128,700,000
                                                              ============

(2) Adjustments to reflect use of proceeds:


Net proceeds from our offering..............................  $128,700,000
Uses of proceeds:
Repayment of line-of-credit -- underwriter(a)...............            --
Repayment of line-of-credit -- financial institution........    (2,397,655)
Repayment of mortgage note payable -- affiliate.............    (1,639,219)
Proceeds to be used for our probable acquisition
  properties(b).............................................  (114,313,201)
                                                              ------------
                                                              $ 10,349,925
                                                              ============


     (a) We intend to use a portion of the proceeds to repay borrowings from a line of credit provided by an affiliate of one of our underwriters, FBR. The borrowings under this line were used to fund a portion of our probable acquisition properties and working capital. No amounts were drawn from this line of credit at September 30, 2003. The estimated amount to be repaid from our offering proceeds is $650,000. Since no amounts were drawn at
       September 30, 2003, we have shown use of proceeds to fund our probable acquisition properties.



     (b) We intend to use proceeds from our offering to fund 100% of the purchase price of our probable acquisition properties except for the College Park FDA Property. See Note 5 below for debt associated with those acquisitions.



(3) Adjustment to reflect the purchase of our probable acquisition properties:

                                HARLINGEN      HARLINGEN      PITTSBURGH    MINERAL WELLS   BATON ROUGE   PARKERSBURG
                               B/P PROPERTY   INS PROPERTY   FBI PROPERTY   BPD PROPERTY    VA PROPERTY   BPD PROPERTY
                               ------------   ------------   ------------   -------------   -----------   ------------
   Land......................  $ 2,626,516    $ 3,673,689    $ 4,120,025     $  691,477     $  906,405    $ 2,783,763
   Building and
    improvements.............   13,477,781     18,851,275     21,141,617      3,548,628      4,651,156     14,284,686
   Tenant origination
    costs....................    1,496,615      2,093,304      2,347,631        394,011        516,479      1,586,216
   Lease intangibles.........    1,810,964      2,532,982      2,840,727        476,769        624,960      1,919,385
                               -----------    -----------    -----------     ----------     ----------    -----------
   Total purchase price......  $19,411,876    $27,151,250    $30,450,000     $5,110,525     $6,699,000    $20,574,050
                               ===========    ===========    ===========     ==========     ==========    ===========

                               COLLEGE PARK
                               FDA PROPERTY      TOTAL
                               ------------   ------------
   Land......................  $ 2,897,751    $ 17,699,626
   Building and
    improvements.............   14,869,604      90,824,387
   Tenant origination
    costs....................    1,651,167      10,085,423
   Lease intangibles.........    1,997,978      12,203,765
                               -----------    ------------
   Total purchase price......  $21,416,500    $130,813,201
                               ===========    ============

     The above amounts are based upon the contract price and include estimated closing costs equal to 1.5% of the purchase price. We have not yet determined the allocation of the above purchase prices to their fair value components (land, building and improvements, tenant origination costs and lease intangibles) in accordance with Statement of Financial Accounting Standards No. 141 "Business Combinations" ("SFAS No. 141"). We used our historical averages to estimate the fair market value components to determine our pro forma adjustments for depreciation and amortization.

     In addition, the Harlingen INS Properties were built in two phases: Phase I was placed in service in 1998 and Phase II was placed in service on October 16, 2002. Phase I was occupied for all 2002 and 2003 while Phase II was occupied when it was completed in October 2002 and for all of 2003. We allocated the purchase price between Phase I and Phase II, based upon our estimate of the relative fair value of the two phases, for pro forma 2002 depreciation and amortization expense and interest expense to match Phase II revenue and related expenses.

     The Baton Rouge VA Property is under construction and is expected to be available for occupancy in the fourth quarter of 2003, the College Park FDA Property is under construction and is expected to be available for occupancy in the first quarter of 2004, and the Parkersburg BPD Property is under construction and is expected to be available for occupancy in the fourth quarter of 2004. Our intention is to acquire these properties on the dates they become available for occupancy. Since these properties are currently under construction, they have no historical operating activity.

(4) Adjustment to reflect the repayment of amounts outstanding at September 30, 2003 on our lines of credit from financial institutions and a mortgage note payable to an affiliate with proceeds from our offering:

Lines of credit -- financial institutions...................  $2,397,655
                                                              ==========
Mortgage note payable -- affiliate..........................  $1,639,219
                                                              ==========

(5) Adjustment to reflect additional mortgage debt related to the purchase of our acquisition properties:

                                                               MORTGAGE
                                                                 DEBT
                                                              -----------
College Park FDA Property(a)................................  $16,500,000
                                                              ===========

     (a) We will assume the existing mortgage on the College Park Property as part of our purchase, which bears interest at a fixed rate of 6.75% per annum, requires monthly principal and interest payments, and matures in 2011. The College Park Property is currently under construction and has no historical operating activity.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            HISTORICAL AND PRO FORMA
                  NINE MONTHS ENDED SEPTEMBER 30, 2003 AND THE
                          YEAR ENDED DECEMBER 31, 2002

                            NINE MONTHS ENDED SEPTEMBER 30, 2003           YEAR ENDED DECEMBER 31, 2002
                          ----------------------------------------   ----------------------------------------
                          UNAUDITED     PRO FORMA                     AUDITED      PRO FORMA
                          HISTORICAL   ADJUSTMENTS      PRO FORMA    HISTORICAL   ADJUSTMENTS      PRO FORMA
                          ----------   -----------     -----------   ----------   -----------     -----------
Revenue:
Rental income...........  $2,112,377   $1,183,253(1)   $ 9,447,611    $ 4,885     $ 4,344,770(1)  $10,053,997
                                        6,151,981(2)                                5,704,342(2)
Tenant reimbursements...          --           --(1)        10,171         --         113,632(1)      116,840
                                           10,171(2)                                    3,208(2)
Amortization of
  intangible costs......    (148,997)     (75,939)(1)     (653,673)        --        (299,915)(1)    (740,916)
                                         (428,737)(2)                                (441,001)(2)
                          ----------   ----------      -----------    -------     -----------     -----------
Total net revenue.......   1,963,380    6,840,729        8,804,109      4,885       9,425,036       9,429,921
Expenses:
Property Operations.....     380,110      278,385(1)     2,184,026         --       1,034,305(1)    2,332,041
                                        1,525,531(2)                                1,297,736(2)
Real estate taxes.......     185,369      110,039(1)       852,239         --         381,760(1)    1,081,140
                                          556,831(2)                                  699,380(2)
Depreciation and
  amortization..........     477,925      236,714(3)     2,165,475      4,220         907,228(3)    2,306,451
                                        1,450,836(4)                                1,395,003(4)
General and
  administrative........     398,824      951,176(5)     1,350,000      8,836       1,791,164(5)    1,800,000
                          ----------   ----------      -----------    -------     -----------     -----------
Total expenses..........   1,442,228    5,109,512        6,551,740     13,056       7,506,576       7,519,632
                          ----------   ----------      -----------    -------     -----------     -----------
Operating income
  (loss)................     521,152    1,731,217        2,252,369     (8,171)      1,918,460       1,910,289
Other income............      39,356           --           39,356      3,183              --           3,183
Interest expense........    (885,572)    (359,948)(6)   (1,245,520)      (822)     (1,653,148)(6)  (1,653,970)
Amortization of deferred
  financing fees........     (14,461)      (4,541)(6)      (19,002)        --         (14,461)(6)     (14,461)
                          ----------   ----------      -----------    -------     -----------     -----------
Income (loss) before
  income taxes..........    (339,525)   1,366,728        1,027,203     (5,810)        250,851         245,041
Income tax benefit......          --           --(7)            --        725            (725)(7)          --
                          ----------   ----------      -----------    -------     -----------     -----------
Net income (loss).......  $ (339,525)  $1,366,728      $ 1,027,203    $(5,085)    $   250,126     $   245,041
                          ==========   ==========      ===========    =======     ===========     ===========
Earnings per common
  share -- diluted......  $    (0.43)                  $      0.07    $ (0.24)                    $      0.02
                          ==========                   ===========    =======                     ===========
Weighted average common
  shares outstanding --
  diluted...............     794,590             (8)    15,223,052     21,182                (8)   15,223,052
                          ==========                   ===========    =======                     ===========

(1) Adjustments to reflect the historical operations (except (a)) of our initial portfolio as if we owned them from January 1, 2002 through their date of acquisition as follows:

PROPERTY                                                      MONTH/YEAR OF ACQUISITION
--------                                                      -------------------------
Bakersfield Property........................................        January 2003
Charleston Property.........................................         April 2003
Clarksburg Property.........................................         April 2003
Kingsport Property..........................................         April 2003
Harahan Property............................................        December 2002

                                           ADJUSTMENTS FOR NINE MONTHS ENDED SEPTEMBER 30, 2003
                                           ----------------------------------------------------
                                           CHARLESTON    CLARKSBURG    KINGSPORT
                                            PROPERTY      PROPERTY      PROPERTY       TOTAL
                                           -----------   -----------   ----------   -----------
Revenue:
Rent.....................................   $622,148      $427,762      $133,343    $1,183,253
Amortization of intangible lease
  costs(a)...............................    (32,816)      (33,535)       (9,588)      (75,939)
                                            --------      --------      --------    ----------
Net rental revenue.......................    589,332       394,227       123,755     1,107,314
                                            --------      --------      --------    ----------
Expenses:
Property Operations......................    130,601       114,875        32,909       278,385
Real estate taxes........................     66,130        36,370         7,539       110,039
                                            --------      --------      --------    ----------
Total expenses...........................    196,731       151,245        40,448       388,424
                                            --------      --------      --------    ----------
Revenue in excess of expenses............   $392,601      $242,982      $ 83,307    $  718,890
                                            ========      ========      ========    ==========

                                       ADJUSTMENTS FOR YEAR ENDED DECEMBER 31, 2002
                         -------------------------------------------------------------------------
                         BAKERSFIELD   CHARLESTON   CLARKSBURG   KINGSPORT   HARAHAN
                          PROPERTY      PROPERTY     PROPERTY    PROPERTY    PROPERTY     TOTAL
                         -----------   ----------   ----------   ---------   --------   ----------
Revenue:
Rent...................   $311,519     $1,994,322   $1,280,345   $400,029    $358,555   $4,344,770
Tenant
  reimbursements.......         --        112,252           --      1,380          --      113,632
Amortization of
  intangible lease
  costs(a).............    (33,792)      (107,400)    (106,836)   (28,764)    (23,123)    (299,915)
                          --------     ----------   ----------   --------    --------   ----------
Net rental revenue.....    277,727      1,999,174    1,173,509    372,645     335,432    4,158,487
                          --------     ----------   ----------   --------    --------   ----------
Expenses:
Property
  Operations(b)........     77,960        481,967      361,790     98,728      13,860    1,034,305
Real estate taxes......     22,692        219,804      116,647     22,617          --      381,760
                          --------     ----------   ----------   --------    --------   ----------
Total expenses.........    100,652        701,771      478,437    121,345      13,860    1,416,065
                          --------     ----------   ----------   --------    --------   ----------
Revenue in excess of
  expenses.............   $177,075     $1,297,403   $  695,072   $251,300    $321,572   $2,742,422
                          ========     ==========   ==========   ========    ========   ==========

     (a) Represents the amortization of intangible lease costs for our initial portfolio in accordance with SFAS No. 141. See Note 7 to our consolidated financial statements for additional information.

     (b) Historical property operations for the Bakersfield Property has been adjusted to include property management fees of 3% of rental revenue totaling $9,346. Historically, the property did not incur property management fees. However, on a going forward basis the property will incur property management fees.


(2) Adjustments to reflect the historical operations (except (c) and (d)) of our probable acquisition properties that had historical operations prior to September 30, 2003 as if we owned them from the beginning of each period presented as follows:


PROPERTY                                                      ESTIMATED CLOSING DATE
--------                                                      ----------------------
Harlingen Border Patrol Property............................       January 2004
Harlingen INS Properties(a).................................       January 2004
Pittsburgh FBI Property.....................................       January 2004
Mineral Wells BPD Property(b)...............................       January 2004

                                 ADJUSTMENTS FOR NINE MONTHS ENDED SEPTEMBER 30, 2003
                           ----------------------------------------------------------------
                             HARLINGEN     HARLINGEN    PITTSBURGH    MINERAL
                           BORDER PATROL      INS          FBI       WELLS BPD
                             PROPERTY      PROPERTIES    PROPERTY    PROPERTY      TOTAL
                           -------------   ----------   ----------   ---------   ----------
Revenue:
Rent.....................   $1,295,417     $2,047,530   $2,378,652   $430,382    $6,151,981
Tenant reimbursement.....           --             --       10,171         --        10,171
Amortization of
  intangible lease
  costs(c)...............     (110,875)      (111,212)    (178,787)   (27,863)     (428,737)
                            ----------     ----------   ----------   --------    ----------
Net rental revenue.......    1,184,542      1,936,318    2,210,036    402,519     5,733,415
                            ----------     ----------   ----------   --------    ----------
Expenses:
Property Operations(d)...      318,552        662,481      481,594     62,904     1,525,531
Real estate taxes........       98,799        195,103      251,910     11,019       556,831
                            ----------     ----------   ----------   --------    ----------
Total expenses...........      417,351        857,584      733,504     73,923     2,082,362
                            ----------     ----------   ----------   --------    ----------
Revenue in excess of
  expenses...............   $  767,191     $1,078,734   $1,476,532   $328,596    $3,651,053
                            ==========     ==========   ==========   ========    ==========

                                                          ADJUSTMENTS FOR
                                                    YEAR ENDED DECEMBER 31, 2002
                                        ----------------------------------------------------
                                          HARLINGEN     HARLINGEN    PITTSBURGH
                                        BORDER PATROL      INS          FBI
                                          PROPERTY      PROPERTIES    PROPERTY      TOTAL
                                        -------------   ----------   ----------   ----------
Revenue:
Rent..................................   $1,726,245      $806,561    $3,171,536   $5,704,342
Tenant reimbursements.................           --            --         3,208        3,208
Amortization of intangible lease
  costs(e)............................     (147,834)      (54,784)     (238,383)    (441,001)
                                         ----------      --------    ----------   ----------
Net rental revenue....................    1,578,411       751,777     2,936,361    5,266,549
                                         ----------      --------    ----------   ----------
Expenses:
Property Operations(d)................      400,016       272,105       625,615    1,297,736
Real estate taxes.....................      137,882       229,050       332,448      699,380
                                         ----------      --------    ----------   ----------
Total expenses........................      537,898       501,155       958,063    1,997,116
                                         ----------      --------    ----------   ----------
Revenue in excess of expenses.........   $1,040,513      $250,622    $1,978,298   $3,269,433
                                         ==========      ========    ==========   ==========

     (a) The construction of an addition to the building (107,836 square feet) was completed on October 16, 2002, at which time the tenant began paying rent. Rental revenue and related operating expenses for the addition included in the year ended December 31, 2002 are for the period from October 16, 2002 through December 31, 2002.

     (b) The building was placed in service on December 1, 2002. The historical operations for 2002 have not been included as they were not material.


     (c) Represents the amortization of our estimate of intangible lease costs for our probable acquisition properties in accordance with SFAS No.
         141. (See Note 3 to our consolidated pro forma balance sheet for additional information.)


     (d) Historically the Harlingen and Mineral Wells properties did not incur property management fees. In addition, the Pittsburgh property incurred property management fees at a rate well below our historical levels. We have included in pro forma property operations expenses an estimate of property management fees based upon the fees we will incur on a going forward basis of 3% of gross revenue as follows:

                                               ADJUSTMENTS FOR      ADJUSTMENTS FOR
                                              NINE MONTHS ENDED       YEAR ENDED
                                              SEPTEMBER 30, 2003   DECEMBER 31, 2002
                                              ------------------   -----------------
Harlingen Border Patrol Property...........        $38,863              $51,787
Harlingen INS Properties...................        $61,426              $24,197
Pittsburgh FBI Property....................        $41,665              $55,242
Mineral Wells BPD Property.................        $12,911

(3) Adjustments to reflect depreciation and amortization expense of our initial portfolio as if we owned them from January 1, 2002 through their date of acquisition. The adjustments are based upon the individual properties' depreciable costs utilizing our depreciation policy.

                                                            ADJUSTMENTS FOR
                                                  NINE MONTHS ENDED SEPTEMBER 30, 2003
                                             ----------------------------------------------
                                             CHARLESTON   CLARKSBURG   KINGSPORT
                                              PROPERTY     PROPERTY    PROPERTY     TOTAL
                                             ----------   ----------   ---------   --------
Building and improvements..................   $ 97,238     $68,544      $15,573    $181,355
Tenant origination costs...................     27,125      19,113        9,121      55,359
                                              --------     -------      -------    --------
Total depreciation and amortization
  expense..................................   $124,363     $87,657      $24,694    $236,714
                                              ========     =======      =======    ========

                                            ADJUSTMENTS FOR YEAR ENDED DECEMBER 31, 2002
                               -----------------------------------------------------------------------
                               BAKERSFIELD   CHARLESTON   CLARKSBURG   KINGSPORT   HARAHAN
                                PROPERTY      PROPERTY     PROPERTY    PROPERTY    PROPERTY    TOTAL
                               -----------   ----------   ----------   ---------   --------   --------
Building and improvements....    $38,448      $315,480     $216,612     $46,716    $76,528    $693,784
Tenant origination costs.....     22,860        88,776       60,888      27,360     13,560     213,444
                                 -------      --------     --------     -------    -------    --------
Total depreciation and
  amortization expense.......    $61,308      $404,256     $277,500     $74,076    $90,088    $907,228
                                 =======      ========     ========     =======    =======    ========


(4) Adjustments to reflect our estimate of depreciation and amortization expense of our probable acquisition properties as if we owned them from the beginning of each period presented. The adjustments are based upon our estimate of the individual properties' depreciable costs utilizing our depreciation policy. (See Note 3 to our consolidated pro forma balance sheet for additional information.)


                                                      ADJUSTMENTS FOR
                                            NINE MONTHS ENDED SEPTEMBER 30, 2003
                                ------------------------------------------------------------
                                HARLINGEN                              MINERAL
                                 BORDER     HARLINGEN    PITTSBURGH     WELLS
                                 PATROL        INS          FBI          BPD
                                PROPERTY    PROPERTIES    PROPERTY    PROPERTY      TOTAL
                                ---------   ----------   ----------   ---------   ----------
Building and improvements.....  $259,188     $362,525     $406,570     $68,236    $1,096,519
Tenant origination costs......    91,629       91,908      147,753      23,027       354,317
                                --------     --------     --------     -------    ----------
Total depreciation and
  amortization expense........  $350,817     $454,433     $554,323     $91,263    $1,450,836
                                ========     ========     ========     =======    ==========

                                                           ADJUSTMENTS FOR
                                                     YEAR ENDED DECEMBER 31, 2002
                                           ------------------------------------------------
                                           HARLINGEN
                                            BORDER     HARLINGEN    PITTSBURGH
                                            PATROL        INS          FBI
                                           PROPERTY    PROPERTIES    PROPERTY      TOTAL
                                           ---------   ----------   ----------   ----------
Building and improvements................  $345,584     $142,874     $542,093    $1,030,551
Tenant origination costs.................   122,173       45,275      197,004       364,452
                                           --------     --------     --------    ----------
Total depreciation and amortization
  expense................................  $467,757     $188,149     $739,097    $1,395,003
                                           ========     ========     ========    ==========

(5) After the completion of this offering, we plan to become self managed and will terminate the service agreement with our affiliate. On a going forward basis, we will have increased general and administrative expenses, including salaries, rent, professional fees and other corporate level activity. We estimate that our annualized general and administrative expenses for our first full year of operations to be in the range of $1.8 million to $2.2 million. We assume that we will build up these costs over the first full year of operations. We anticipate that our staffing levels will increase from our current level to between 8-12 corporate staff during the next twelve months. We are also entering into an agreement to rent space and computer systems from a third party to facilitate our own processing of operating activity. We also will incur additional professional fees to meet year-end and quarterly public reporting requirements. We have included a pro forma adjustment equal to our best estimate of additional costs ($1.8 million) on an annualized basis. The timing and level of these costs incurred, primarily salaries and professional fees, is dependent upon the execution of our business plan, the number of properties we ultimately acquire and our ability to attract qualified individuals to fill these new positions.


                                                       ADJUSTMENTS FOR      ADJUSTMENTS FOR
                                                      NINE MONTHS ENDED       YEAR ENDED
                                                      SEPTEMBER 30, 2003   DECEMBER 31, 2002
                                                      ------------------   -----------------
General and administrative expenses.................       $951,176           $1,791,164
                                                           ========           ==========


     In connection with the providing of a line of credit, an affiliate of one of our underwriters has been issued a warrant to purchase up to 210,000 shares of our common stock. Based upon an assumed initial public offering price of $10 per share, we will recognize an expense of approximately $2,100,000 upon issuance. We also intend to issue restricted common shares to our directors and certain officers after the completion of this offering. Each non-employee director, other than Messrs. Bringard and Schwachter, will receive a one-time grant of 2,500 shares of our restricted common stock in connection with their initial election to the board. Our non-employee founding directors, Jerry D. Bringard and Richard H. Schwachter, will each receive one time restricted stock grant of 15,000 shares, which will vest over a three to five year period as directed by each founding director. The board common share grants will be made under our 2003 Equity Incentive Plan and will not be issued until early 2004. We would recognize additional expenses at an assumed initial public offering price of $10.00 per share for each warrant or restricted share granted over the related vesting period. No adjustments have been recorded in the pro forma statements of operations as they would be nonrecurring charges. However, we have included the warrants and board member stock grants as common stock equivalents for computing our diluted earnings per share computations. (See Note 8 below.)


(6) Adjustments to reflect interest expense of our initial portfolio as if we owned the properties from January 1, 2002 through their date of acquisition. The adjustments are based upon the individual properties' mortgage debt, including the stated interest rate and amortization of deferred loan fees. See Note 4 to our consolidated financial statements for additional information.

                                   ADJUSTMENTS FOR NINE MONTHS ENDED SEPTEMBER 30, 2003
                       -----------------------------------------------------------------------------
                                                    CHARLESTON
                       BAKERSFIELD   CHARLESTON      PROPERTY      CLARKSBURG   KINGSPORT
                       PROPERTY(A)    PROPERTY    ELIMINATION(A)    PROPERTY    PROPERTY     TOTAL
                       -----------   ----------   --------------   ----------   ---------   --------
Interest expense.....   $(44,180)     $247,777       $(54,316)      $147,339     $63,328    $359,948
Amortization of
  deferred financing
  fees...............         --         1,517             --          1,925       1,099       4,541
                        --------      --------       --------       --------     -------    --------
                        $(44,180)     $249,294       $(54,316)      $149,264     $64,427    $364,489
                        ========      ========       ========       ========     =======    ========

                                        ADJUSTMENTS FOR YEAR ENDED DECEMBER 31, 2002
                                 -----------------------------------------------------------
                                 CHARLESTON   CLARKSBURG   KINGSPORT   HARAHAN
                                  PROPERTY     PROPERTY    PROPERTY    PROPERTY     TOTAL
                                 ----------   ----------   ---------   --------   ----------
Interest expense...............   $803,600     $477,855    $189,983    $181,710   $1,653,148
Amortization of deferred
  financing fees...............      4,919        6,244       3,298          --       14,461
                                  --------     --------    --------    --------   ----------
                                  $808,519     $484,099    $193,281    $181,710   $1,667,609
                                  ========     ========    ========    ========   ==========

     (a) We will use a portion of the net proceeds to repay lines of credit from financial institutions and a mortgage note payable -- affiliate. These adjustments eliminate the historical interest expense we incurred related to the lines of credit from financial institutions and mortgage note payable -- affiliate as if they were repaid as of January 1, 2003. We have not included any adjustment to interest expense for the year ended December 31, 2002 for these debt instruments since the amounts were not outstanding during 2002.

     (b) The pro forma statements of operations do not include any adjustment for an assumed $16.5 million mortgage note payable related to the College Park FDA Property, as the property is currently under construction and has no historical operating activity. See adjustment 5 to the pro forma balance sheet for additional information.

(7) Elimination of income tax expenses (benefit) since we intend to qualify as a REIT. Other income taxes incurred as a REIT are deemed not significant.

(8) Adjustments to reflect the number of shares outstanding after this offering and for common shares previously issued as if they were all outstanding at January 1, 2002. We have also included the warrant to purchase shares of our common stock and board common share grants described in Note 5 above, which we have assumed is fully exercisable at the beginning of each period presented. We also intend to issue restricted common shares to our directors and certain officers after the completion of this offering. We have not included any other restricted common shares to be issued to our directors and certain officers being outstanding for purposes of earnings per share.

                                                         NINE MONTHS
                                                            ENDED             YEAR ENDED
                                                      SEPTEMBER 30, 2003   DECEMBER 31, 2002
                                                      ------------------   -----------------
Shares issued from this Offering....................      14,000,000          14,000,000
Shares outstanding at September 30, 2003............         975,552             975,552
Common stock warrants -- an affiliate of one of our
  underwriters......................................         210,000             210,000
Common stock grants -- board members................          37,500              37,500
                                                          ----------          ----------
                                                          15,223,052          15,223,052
                                                          ==========          ==========

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with "Selected Financial Information" and our audited financial statements and the related notes thereto.

OVERVIEW

     We invest in single tenant properties under long-term leases to the U.S. government, state governments, local governments, and government-sponsored enterprises. We are a self-managed, self-administered company that will elect to be taxed as a real estate investment trust, or REIT, under the federal tax laws. We believe that we will be the only public company focused solely on investing in government-leased properties. We own each of our properties through separate wholly-owned, special-purpose entities.

     Our business consists of buying and managing recently built or renovated office properties primarily leased to the federal government, acting through the GSA, under long-term leases. Our portfolio as of September 30, 2003 consisted of five properties totaling 248,848 square feet. These properties are 100% occupied and have a weighted-average remaining lease term of approximately 13 years based on the square footage of the properties as of September 30, 2003. Our tenants include the Department of Justice, the Drug Enforcement Administration, the Federal Bureau of Investigation and the Social Security Administration.

     Based on the credit worthiness of our governmental tenants, our policy is to use debt to finance, on average, approximately 75% of the acquisition cost of the properties that we buy. We intend to finance our future acquisitions with a combination of equity, long-term fixed-rate debt and short-term credit lines. We intend to use our credit lines to finance acquisitions and deposits on a short-term basis. We are currently in discussions with a number of lenders to provide us with a line of credit. Our objective is to finance each property with long-term fixed-rate debt whose maturity matches or exceeds, to the extent possible, the remaining term of the lease. This strategy minimizes interest rate risk and should result in more consistent and reliable cash flow.

     Leases for governmental tenants vary widely and include net leases, gross leases and "modified" gross leases. Net leases require the tenant to pay all operating expenses, gross leases require the landlord to pay all operating expenses, and modified gross leases require the landlord and the tenant each to pay a portion of the operating expenses. We intend to acquire properties with all three types of leases, as well as variations of these leases, because we believe that gross leases and modified gross leases may provide higher returns for us than net leases. In our experience, GSA leases are generally modified gross leases. We plan to mitigate the higher risk of gross leases and modified gross leases through strict underwriting, due diligence and intensive property management.

CRITICAL ACCOUNTING POLICIES

     Revenue Recognition

     We recognize rental revenue based upon the terms of the related lease agreements for new leases and the remaining terms of existing leases for acquired properties. Our leases are generally only subject to annual inflation increases over the term of the lease for a portion of the rent due. Rental payments received prior to their recognition as revenue are classified as rent received in advance. Our leases generally contain provisions under which the tenants reimburse us for real estate taxes incurred by us over a specified base amount. Such amounts are recognized as tenant reimbursement revenue in the period in which the real estate tax expenses over the specified base amount are incurred.

     We make estimates related to the collectibility of our accounts receivable related to rent, expense reimbursements and other revenue. We specifically analyze accounts receivable and historical bad debts, tenant concentrations, tenant credit worthiness, geographic concentrations and current economic trends when evaluating the adequacy of the allowance for doubtful accounts receivable. These estimates have a direct impact on our net income because a higher bad debt allowance would result in lower net income.

     Real Estate

     We record real estate at depreciated cost. Expenditures for ordinary maintenance and repairs are expensed to operations as incurred. Significant renovations and improvements that improve or extend the useful life of an asset are capitalized and depreciated over their estimated useful life.

     Depreciation is computed using the straightline method over the estimated useful life of 39 years for buildings and improvements, five to seven years for equipment and fixtures and the shorter of the useful life or the remaining lease term for tenant improvements, tenant origination costs and intangible lease costs.

     We must estimate the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our investments in real estate we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

     When circumstances such as adverse market conditions indicate a possible impairment of the value of a property, we review the recoverability of the property's carrying value. Our review of recoverability is based on an estimate of the future undiscounted cash flows (excluding interest charges) expected to result from the real estate investment's use and eventual disposition. Our cash flow estimate considers factors such as expected future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If an impairment exists due to the inability to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. These estimates have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income.

     Purchase Price Allocation

     We allocate the purchase price of properties we acquire to net tangible and identified intangible assets acquired based on their fair values in accordance with the provisions Statement of Financial Accounting Standards No. 141 "Business Combinations." In making estimates of fair values for purposes of allocating purchase price, we utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. We also consider information obtained about each property as a result of our due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired.

     We allocate a portion of the purchase price to above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) our estimate of fair market lease rates for the corresponding in-place leases, measured over the remaining non-cancelable term of the lease. In the case of below market leases, we consider the remaining contractual lease period and renewal periods, taking into consideration the likelihood of the tenant exercising its renewal options. The capitalized above-market lease values (presented as lease intangibles in consolidated balance sheet) are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases, which currently range from seven to 19 years. The capitalized below-market lease values (presented as deferred income) are amortized as an addition to rental income over the remaining contractual lease period and any renewal periods included in the valuation analysis. We currently have no below-market leases. We also assume that our at market rate tenants would not exercises any early terminations clauses in determining the value allocated to their lease or the amortization of the related lease costs. If a tenant terminates its lease, the unamortized portion of the lease intangibles would be charged to expense.

     We allocate a portion of the purchase to the value of leases acquired based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. We utilize independent appraisals or our estimates to determine the respective in-place lease values. Our estimates of value are made using methods similar to those used by independent appraisers. Factors we consider in our analysis include an estimate of carrying costs during the expected lease-up periods considering current market conditions, and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods. We also estimate costs to execute similar leases including leasing commissions, legal and other related expenses.

     We also consider an allocation of purchase price to in-place leases that have a related customer relationship intangible value. Characteristics we consider in allocating these values include the nature and extent of existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant's credit quality and expectations of lease renewals, among other factors. We currently have the U.S. government as our major tenant, but have not yet developed a relationship that we would consider to have any current intangible value.

     The value of in-place leases (presented as tenant origination costs in consolidated balance sheet) is amortized to expense over the remaining initial term of the respective leases. The value of customer relationship intangibles is amortized to expense over the remaining initial term, including any renewal periods included in the valuation analysis for the respective leases considered in our valuation analysis, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. Should a tenant terminate its lease, the unamortized portion of the tenant origination costs and customer relationship intangibles would be charged to expense.

     Amounts allocated to tangible land, building, tenant improvements, equipment and fixtures are based on independent appraisals or our own analysis of comparable properties in the existing portfolio. Depreciation is computed using the straight-line method over the estimated life of 39 years for buildings, five to seven years for building equipment and fixtures, and the lesser of the useful life or the remaining lease term for tenant improvements.

RESULTS OF OPERATIONS

     The following table presents a comparison of our operating results for the nine months ended September 30, 2003 and 2002 and for the years ended December 31, 2002 and 2001. We commenced operations in December 2002 when we acquired our first property. During 2003, we acquired four additional properties. Prior to December 2002, our operations were limited to pursuing property acquisitions.

                              NINE MONTHS ENDED SEPTEMBER 30        YEAR ENDED DECEMBER 31
                              -------------------------------   ------------------------------
                                                    INCREASE                         INCREASE
                                 2003      2002    (DECREASE)    2002      2001     (DECREASE)
                              ----------   -----   ----------   -------   -------   ----------
Revenue:
Rental income...............  $2,112,377   $  --   $2,112,377   $ 4,885   $    --    $ 4,885
Amortization of lease
  intangible costs..........    (148,997)     --     (148,997)       --        --         --
                              ----------   -----   ----------   -------   -------    -------
Total net revenue...........   1,963,380      --    1,963,380     4,885        --      4,885
Expenses:
Property Operations.........     380,110      --      380,110        --        --         --
Real estate taxes...........     185,369      --      185,369        --        --         --
Depreciation and
  amortization..............     477,925              477,925     4,220        --      4,220
General and
  administrative............     398,824      51      398,773     8,836        --      8,836
                              ----------   -----   ----------   -------   -------    -------
Total expenses..............   1,442,228      51    1,442,177    13,056        --     13,056
                              ----------   -----   ----------   -------   -------    -------
Operating income (loss).....     521,152     (51)     521,203    (8,171)       --     (8,171)
Other income................      39,356     133       39,223     3,183     1,340      1,843

                              NINE MONTHS ENDED SEPTEMBER 30        YEAR ENDED DECEMBER 31
                              -------------------------------   ------------------------------
                                                    INCREASE                         INCREASE
                                 2003      2002    (DECREASE)    2002      2001     (DECREASE)
                              ----------   -----   ----------   -------   -------   ----------
Interest expense............    (885,572)   (177)    (885,395)     (822)       --        822
Amortization of deferred
  financing fees............     (14,461)     --      (14,461)       --        --         --
                              ----------   -----   ----------   -------   -------    -------
Income (loss) from
  continuing operations and
  before income taxes.......    (339,525)    (95)    (339,430)   (5,810)    1,340     (7,150)
Income tax benefit..........          --      --                    725      (725)     1,450
                              ----------   -----   ----------   -------   -------    -------
Net income (loss)...........  $ (339,525)  $ (95)  $ (339,430)  $(5,085)  $   615    $(5,700)
                              ==========   =====   ==========   =======   =======    =======

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 2003 TO NINE MONTHS ENDED SEPTEMBER 30, 2002

     Rental Revenue. Rental revenue was $2,112,377 and amortization of lease intangible cost was $148,997 for the nine months ended September 30, 2003. We had no property operations in the nine months ended September 30, 2002. Therefore, the increase was due to our commencement of operations and acquisition of five properties.

     Property operations. Property operations expense was $380,110 for the nine months ended September 30, 2003. We had no property operations in the nine months ended September 30, 2002. Therefore, the increase was due to our commencement of operations and acquisition of five properties.

     Real estate taxes. Real estate tax expense was $185,369 for the nine months ended September 30, 2003. We had no property operations in the nine months ended September 30, 2002. Therefore, the increase was due to our commencement of operations and acquisition of five properties.

     Depreciation and amortization. Depreciation and amortization was $477,925 for the nine months ended September 30, 2003. We had no property operations in the nine months ended September 30, 2002. Therefore, the increase was due to our commencement of operations and acquisition of five properties.

     General and administrative. General and administrative expense was $398,824 for the nine months ended September 30, 2003. We had minimal operations in the nine months ended September 30, 2002. Therefore, the increase was due to our commencement of operations and acquisition of five properties.

     Other income. Other income, which consists primarily of interest income, was $39,356 for the nine months ended September 30, 2003. We had minimal operations in the nine months ended September 30, 2002. The increase was primarily due to interest income earned on short-term investments, which were raised in our previous offering.

     Interest expense. Interest expense (including amortization of deferred financing fees) was $900,033 for the nine months ended September 30, 2003. We had no property operations in the nine months ended September 30, 2002. The increase was due to our commencement of operations and acquisition of five properties.

COMPARISON OF YEAR ENDED DECEMBER 31, 2002 TO YEAR ENDED DECEMBER 31, 2001

     Rental Revenue. Rental revenue was $4,885 for the year ended December 31, 2002. We had no operations in the year ended December 31, 2001. Therefore, the increase was due to our commencement of operations with our first property acquisition in December 2002.

     Property operations. We had no property operations expense in either 2002 or 2001 since we did not acquire our first property until December 2002.

     Real estate taxes. We had no real estate taxes in either 2002 or 2001 since we did not acquire our first property until December 2002.

     Depreciation and amortization. Depreciation and amortization was $4,220 for the year ended December 31, 2002. We had no operations in the year ended December 31, 2001. Therefore, the increase was due to our commencement of operations with our first property acquisition in December 2002.

     General and administrative. General and administrative expense was $8,836 for the year ended December 31, 2002. We had no operations in the year ended December 31, 2001. Therefore, the increase was due to our commencement of operations with our first property acquisition in December 2002.

     Other income. Other income, which consists primarily of interest income, increased $1,843 to $3,183 for the year ended December 31, 2002 from $1,340 for the year ended December 31, 2001. We had no operations in the year ended December 31, 2001. Therefore, the increase was primarily due to interest income earned on short-term invested proceeds from our previous offering.

     Interest expense. Interest expense was $822 for the year ended December 31, 2002. We had no operations in the year ended December 31, 2001. Therefore, the increase was due to our commencement of operations with our first property acquisition in December 2002.

LIQUIDITY AND CAPITAL RESOURCES

     Our short-term liquidity requirements consist primarily of funds to pay for operating expenses and other expenditures directly associated with our properties, including:

     - recurring maintenance, repairs and other operating expenses necessary to maintain our properties;

     - property taxes and insurance expenses;

     - interest expense and scheduled principal payments on outstanding indebtedness;

     - capital expenditures incurred to facilitate the leasing of space at our properties, including tenant improvements and leasing commissions;

     - general and administrative expenses; and

     - future distributions paid to our stockholders.

Historically, we have satisfied our short-term liquidity requirements through our existing working capital and cash provided by our operations.

     Our long-term liquidity requirements consist primarily of funds to pay for scheduled debt maturities, renovations, expansions and other non-recurring capital expenditures that need to be made periodically to our properties and the costs associated with acquisitions of properties that we pursue. Historically, we have satisfied our long-term liquidity requirements through various sources of capital, including our existing working capital, cash provided by operations, equity contributions from investors, and long-term property mortgage indebtedness. We intend to establish fully-funded reserves, based on independent third-party reports, for future capital expenditures.

     As of January 1, 2004, the aggregate purchase price of our acquisition properties (including closing costs) was expected to be approximately $128.9 million. We intend to finance these acquisitions with a portion of the net proceeds of this offering and the assumption of debt.

     The U.S. government has an option to cause a building to be built adjacent to our proposed Parkersburg property. If the U.S. government exercises its option by March 1, 2005, then we must purchase the building. If built, this building would contain approximately 49,700 square feet and have a purchase price of approximately $10.5 million. In addition, our proposed College Park property contains approximately 15,000 of vacant space that may be leased in the future. If this vacant space is leased prior to building completion, we must pay additional purchase price of $2.4 million. See "Acquisition Properties."

     An affiliate of one of our underwriters, FBR, has provided us with a $1 million line of credit, of which approximately $650,000 is outstanding. This indebtedness was incurred in the fourth quarter of 2003, accrues interest on an annual basis at a rate of 20% and matures on the earlier of March 25, 2004 or the closing of this offering. Outstanding amounts under this line of credit will be repaid from the proceeds of this offering.

     We currently have outstanding indebtedness of approximately $2.3 million under a $5 million line of credit with Citizens First Bancorp, Inc. The indebtedness was incurred in April 2003, accrues interest on an annual basis at prime plus 50 basis points (4.50% at September 30, 2003) and matures on February 20, 2004. The indebtedness is secured by a subordinated mortgage on the Charleston Property. Outstanding amounts under this line of credit will be repaid from the proceeds of this offering.

     In addition, we currently have outstanding unsecured indebtedness of approximately $110,000 under a $150,000 line of credit with Citizens First Savings Bank. The indebtedness was incurred in June 2003, accrues interest at prime (4.00% at September 30, 2003) and matures on October 31, 2004. Outstanding amounts under this line of credit will be repaid from the proceeds of this offering.

     We also have an unsecured $34,670 line of credit with Citizens First Savings Bank. There are currently no amounts outstanding under this line of credit. The line of credit accrues interest on an annual basis at Citizens First Savings Bank's prime rate and is due upon demand.

     We financed the acquisition of our Bakersfield property in part through an approximately $1.6 million loan from Genesis Financial Group, Inc. The loan was incurred in January 2003, accrues interest on an annual basis at a rate of LIBOR plus 250 basis points (3.64% at September 30, 2003) and matures on December 30, 2004. The loan is secured by a corporate guaranty of DEA Bakersfield, LLC and a mortgage on the Bakersfield property. Subsequently, DEA Bakersfield, LLC agreed to be primarily responsible for repaying amounts owed under the loan. We intend to repay this loan with the net proceeds of this offering and to then refinance this property through a new long-term mortgage loan secured by this property.

     We financed the acquisition of our Kingsport property in April 2003 through the assumption of the seller's first mortgage loan in the amount of $2.3 million from Bank of America, which matures on April 1, 2010, and an unsecured loan issued by the seller in the amount of $188,230, which represents amounts due to the seller for the seller's escrow funds that remain on deposit with the first mortgage loan holder. The unpaid principal balance of the first mortgage loan bears interest at a rate of 8.23% per annum, with monthly payments being amortized on a 25-year schedule and has a balloon payment due April 1, 2010. The unpaid principal balance of the second mortgage loan bears interest at a rate of 8.00% per annum, requires no monthly payments and has a balloon payment of principal and interest due April 1, 2010.

     We financed the acquisition of our Charleston property in April 2003 through a $14 million loan from LaSalle Bank, which matures on May 1, 2013. The unpaid principal balance of the note bears interest at a rate of 5.74% per annum. Monthly payments are amortized on a 30-year schedule, with a balloon payment due May 1, 2013.

     We financed the acquisition of our Clarksburg property in April 2003 through an approximately $8.3 million loan from LaSalle Bank, which matures on May 1, 2013. The unpaid principal balance of the note bears interest at a rate of 5.74% per annum. Monthly payments are amortized on a 30-year schedule, with a balloon payment due May 1, 2013.

     We financed the acquisition of our Harahan property in December 2002 through a $3.2 million loan from Nomura Credit, which matures on January 11, 2013. The unpaid principal balance of the note bears interest at a rate of 5.70% per annum. Monthly payments are amortized on a 27-year schedule, with a balloon payment due January 11, 2013.

     In connection with our acquisition of the College Park property, we plan to assume an existing mortgage on the property. The mortgage has an aggregate principal amount of $16.5 million, which bears interest at a fixed rate of 6.75% per annum and matures in 2011.

     The mortgages on our properties and our existing lines of credit contain customary restrictive covenants, including provisions that may limit the borrowing subsidiary's ability, without the prior consent of the lender, to incur additional indebtedness, further mortgage or transfer the applicable property, purchase or acquire additional property, discontinue insurance coverage, change the conduct of its business or make loans or advances to, enter into any transaction of merger or consolidation with, or acquire the business, assets or equity of, any third party.


     We have received a commitment for a $50 million revolving credit facility, which will be lead by First National Bank of Omaha. Outstanding amounts under this facility will accrue interest at the floating prime rate, as published by the Wall Street Journal, which will not be lower than 4%. We will pay a commitment fee equal to 0.50% of the total commitment and an advance fee of 0.50% of each advance. All amounts provided pursuant to this facility will be due within 364 days of our execution of a definitive loan agreement. The facility will contain customary restrictive covenants, including limitations on our ability to purchase properties under development and through unconsolidated affiliates. We will also be required to maintain a minimum tangible net worth of not less than $90 million, a total liabilities to tangible net worth ratio of no less than 4.0 to 1, and a minimum debt service coverage ratio of 1.2 to 1. We will not be allowed to make distributions that exceed 100% of funds from operations for the most recent four quarters, unless required to maintain REIT status. The proceeds of this facility will be used for short-term acquisition financing for the purchase of federal government-leased properties that have a minimum remaining lease term of 10 years. This facility may also be used to provide deposits for purchase contracts or good faith deposits. We cannot assure you that we will be able to reach agreement on a definitive loan agreement or the terms of a definitive loan agreement.



     Since we will be self-managed, we will have increased general and administrative expenses, including salaries, rent, professional fees and other corporate level activity. We estimate that our annualized general and administrative expenses for our first full year of operations to be in the range of $1.8 million to $2.2 million. We assume that we will build up these costs over the first full year of operations. We anticipate that our staffing levels will increase from our current level to between 8-12 corporate staff during the next twelve months. We are also entering into an agreement to rent space and computer systems from a third party to facilitate our own processing of operating activity. We also will incur additional professional fees to meet year-end and quarterly public reporting requirements. The timing and level of these costs incurred and the payment of these costs with cash flow from our operations, primarily salaries and professional fees, is dependent upon the execution of our business plan, the number of properties we ultimately acquire and our ability to attract qualified individuals to fill these new positions.


     We believe that our existing cash, together with the net proceeds from this offering, will be sufficient to fund our operations for at least the next twelve months.

COMMITMENTS AND CONTINGENCIES

     The following table outlines the timing of payment requirements related to our commitments as of September 30, 2003:

                                                MATURITIES DUE BY PERIOD
                            ----------------------------------------------------------------
                            LESS THAN
                              1 YEAR     2-3 YEARS   4-5 YEARS   AFTER 5 YEARS      TOTAL
                            ----------   ---------   ---------   -------------   -----------
Line of credit -- variable
  rate....................  $2,397,655   $     --    $     --     $        --    $ 2,397,655
Mortgage notes payable --
  fixed rate..............     242,087    745,208     875,894      26,029,332     27,892,521
Mortgage note payable --
  affiliate variable
  rate....................   1,639,219         --          --              --      1,639,219
                            ----------   --------    --------     -----------    -----------
                            $4,278,961   $745,208    $875,894     $26,029,332    $31,929,395
                            ==========   ========    ========     ===========    ===========

     We intend to refinance our mortgage notes payable as they become due or repay them if they related to properties being sold.

CASH DISTRIBUTION POLICY

     We intend to elect to be taxed as a REIT under the federal tax laws commencing as of our taxable year beginning January 1, 2003. To qualify as a REIT, we must, among other things, distribute at least 90% of our ordinary taxable income to our stockholders. We intend to comply with these requirements and elect and maintain our REIT status. As a REIT, we generally will not be subject to corporate federal income taxes on taxable income we distribute (in accordance with the federal tax laws and applicable regulations) to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes at regular corporate rates and may not be able to qualify as a REIT for four subsequent tax years. Even if we qualify for federal taxation as a REIT, we may be subject to certain state and local taxes on our income and property and to federal income and excise taxes on our undistributed taxable income, i.e., taxable income not distributed in the amounts and in the time frames prescribed by the federal tax laws and applicable regulations thereunder.

     We intend to pay to our stockholders, within the time periods prescribed by the federal tax laws (in our case by January 31 of the following year), all or substantially all of our annual taxable income, including gains from the sale of real estate and recognized gains on sale of securities. We will continue our policy of making sufficient cash distributions to stockholders in order for us to elect and maintain REIT status under the federal tax laws and to avoid corporate income and excise tax on undistributed income.

INFLATION

     Our GSA leases generally contain provisions designed to mitigate the adverse impact of inflation. These provisions increase rental rates during the terms of the leases by indexed escalations based on the Consumer Price Index. In addition, our GSA leases generally require the tenant to pay a share of increases in operating expenses and all increases in real estate taxes. This may reduce our exposure to increases in costs and operating expenses resulting from inflation. However, increases in property operating costs above the escalation amount would harm our cash flow and may harm our ability to pay dividends.

FUNDS FROM OPERATIONS

     REIT analysts generally consider funds from operations or FFO an alternative measure of performance for an equity REIT. The National Association of Real Estate Investment Trusts, or NAREIT, defines funds from operations as net income, computed in accordance with accounting principles generally accepted in the United States ("GAAP"), excluding gains or losses from sales of properties, but including real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We believe that FFO is helpful to investors as one of several measures of the performance of an equity REIT. We further believe that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which may be of limited relevance in evaluating current performance, FFO can facilitate comparison of operating performance between periods and between other equity REITs. Investors should review FFO along with GAAP Net Income Available for Common Shares and cash flow from operating activities, investing activities and financing activities, when trying to understand an equity REIT's operating performance. We compute FFO in accordance with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than us. FFO does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.

     The following table presents a reconciliation of GAAP to our funds from operations for the periods presented:

                                      HISTORICAL                            PRO FORMA
                          ----------------------------------   -----------------------------------
                           NINE MONTHS ENDED     YEAR ENDED     NINE MONTHS ENDED      YEAR ENDED
                             SEPTEMBER 30,      DECEMBER 31,      SEPTEMBER 30,       DECEMBER 31,
                                 2003               2002               2003               2002
                          -------------------   ------------   --------------------   ------------
Net income (loss)(a)....       $(339,525)         $(5,810)          $1,027,203         $  245,041
Adjustments to reconcile
  to Funds from
  Operations:
  Real estate
     depreciation and
     amortization(b)....         475,300            4,220            2,162,850          2,306,451
                               ---------          -------           ----------         ----------
Funds from Operations...       $ 135,775          $(1,590)          $3,190,053         $2,551,492
                               =========          =======           ==========         ==========
Funds from Operations
  per common share(c)...       $    0.17          $ (0.08)          $     0.21         $     0.17
                               =========          =======           ==========         ==========

---------------

(a) The historical amount for the year ended December 31, 2002 represents loss from continuing operations and before income taxes.

(b) Excludes depreciation of non-real estate assets of $2,625 for historical and pro forma amounts for the nine months ended September 30, 2003. Also excludes amortization of lease intangible costs of $148,977, $653,673 and $740,916 for the historical nine months ended September 30, 2003 and the pro forma nine months ended September 30, 2003 and the pro forma year ended December 31, 2002, respectively.

(c) Funds from Operations per share is based upon our weighted average common shares outstanding for each period presented as follows: 794,590 for the historical nine months ended September 30, 2003; 21,182 for the historical year ended December 31, 2002 and 15,223,052 for both the pro forma nine months ended September 30, 2003 and the pro forma year ended December 31, 2002.

INTEREST RATE SENSITIVITY

     The following table provides information about our financial instruments that are subject to interest rate sensitivity. The table presents our lines of credit, mortgage notes payable and mortgage note payable -- affiliate cash flows by expected maturity date and weighted average interest rate.

                     PRINCIPAL AMOUNT BY EXPECTED MATURITY
                             AVERAGE INTEREST RATE

                            2003        2004       2005       2006       2007     THEREAFTER       TOTAL
                         ----------   --------   --------   --------   --------   -----------   -----------
LINES OF CREDIT:
Variable rate amount...  $2,397,655   $     --   $     --   $     --   $     --   $        --   $ 2,397,655
Weighted-average
  interest rate........        5.23%        --         --         --         --            --
MORTGAGE NOTES PAYABLE:
Fixed rate amount......  $  242,087   $353,105   $392,103   $416,466   $459,428   $26,029,332   $27,892,521
Weighted-average
  interest rate........        7.56%      5.99%      5.99%      6.00%      5.99%         5.94%
MORTGAGE NOTES
  PAYABLE -- AFFILIATE:
Variable rate amount...  $1,639,219   $     --   $     --   $     --   $     --   $        --   $ 1,639,219
Weighted-average
  interest rate........        3.64%        --         --         --         --            --

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our future income, cash flows and fair values relevant to financial instruments depend upon prevailing market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates.

     Market Risk Related to Fixed-Rate Debt

     As of September 30, 2003, our debt included fixed-rate mortgage notes with a carrying value of $27.9 million. Changes in market interest rates on our fixed-rate debt impacts the fair market value of the debt, but it has no impact on interest incurred or cash flow. The sensitivity analysis related to our fixed debt assumes an immediate 100 basis point move in interest rates from their actual September 30, 2003 levels, with all other variables held constant.

     A 100 basis point increase in market interest rates would result in a decrease in the fair value of our fixed-rate debt by approximately $1.8 million at September 30, 2003. A 100 basis point decrease in market interest rates would result in an increase in the fair market value of our fixed-rate debt by approximately $2.0 million at September 30, 2003. As of September 30, 2003, a 100 basis point increase or decrease in variable interest rates on our bridge notes would have increased or decreased our interest expense by approximately $39,000 annually.

                          OUR BUSINESS AND PROPERTIES

OUR COMPANY

     We invest in single tenant properties under long-term leases to the U.S. government, state governments, local governments, and government-sponsored enterprises. We are a self-managed, self-administered company that will elect to be taxed as a real estate investment trust, or REIT, under the federal tax laws. We believe that we will be the only public company focused solely on investing in government-leased properties.

     Our business consists of buying and managing recently built or renovated office properties primarily leased to the federal government, acting through the GSA, the federal government's property management arm, under long-term leases. Our portfolio consisted of five properties totaling 248,848 square feet as of September 30, 2003. These properties are 100% occupied and have a weighted-average remaining lease term of approximately 13 years based on the square footage of the properties as of September 30, 2003. Our tenants include the Department of Justice, the Drug Enforcement Administration, the Federal Bureau of Investigation and the Social Security Administration. We own each of our properties through separate wholly-owned, special-purpose entities.

     With the proceeds of this offering, we intend to expand our portfolio by acquiring additional government-leased properties. We intend to acquire eight GSA-leased properties totaling approximately 487,000 square feet for an aggregate price of approximately $128.9 million, which have a remaining average lease term of approximately 14 years based on square footage as of September 30, 2003. However, we cannot assure you that we will be able to complete the acquisition of the properties we have under contract or letter of intent.

     Based on the credit worthiness of our governmental tenants, our policy is to use debt to finance, on average, approximately 75% of the acquisition cost of the properties that we buy. We will implement this policy after we have completed the acquisitions described in this prospectus. We intend to finance our future acquisitions with a combination of equity, long-term fixed-rate debt and short-term credit lines. We intend to use our credit lines to finance acquisitions and deposits on a short-term basis. We have received a commitment for a $50 million line of credit from a group of commercial banks. Our objective is to finance each property with long-term fixed-rate debt whose maturity matches or exceeds, to the extent possible, the remaining term of the lease. This strategy minimizes interest rate risk and should result in more consistent and reliable cash flow.

OUR STRATEGY AND OBJECTIVES

     Operational Objectives

     Our primary operational objective is to generate funds from operations to make distributions to our stockholders. We focus on the following activities to achieve this objective:

     - Acquiring properties that meet our acquisition criteria;

     - Financing properties at a lower cost of capital than the capitalization rate used in connection with the acquisition of the property;

     - Increasing our access to capital to finance property acquisitions; and

     - Effectively managing properties through lease terms, oversight, property expansions, and opportunistic property sales and redeployment of assets, when advisable.

     We intend to acquire properties leased to a variety of governmental entities on a nationwide basis. We expect most of our properties initially will be leased to the U.S. government under long-term leases. We will market both to owners and developers of government-leased properties and directly to governmental entities. We intend to expand our existing relationships with GSA-approved real estate developers, the GSA and various other governmental tenants, owners and developers around the country. We plan to continue to enter into pre-completion purchase agreements with developers to acquire newly developed properties upon completion and occupancy by governmental tenants. As a public company, we believe that developers and owners will view us as a more attractive and credible buyer than other potential buyers.

     Our acquisition criteria includes analyzing not only the in-place lease, but also analyzing the real estate characteristics of the property including location, parking, floor plans and construction quality. We focus on newer, well located properties that have remaining lease terms of ten years or more. We also consider, on a case-by-case basis, properties that have been constructed or significantly renovated within five years of our planned acquisition and that are more special use in nature due to specific government requirements or that have remaining lease terms of less than ten years. Special use or "build-to-suit" properties, however, generally must have remaining lease terms of fifteen years or more before we will consider them for acquisition. We believe our focus on newer properties reduces the risk of tenants failing to renew their leases at maturity and increases our ability to re-lease the property if the tenant does not renew. We intend to establish fully funded reserves, based on independent third-party reports, for future capital expenditures to ensure that our properties are properly maintained.

     Investment Objectives

     Our principal investment objective is to deliver attractive risk-adjusted returns to our stockholders by:

     - PAYING REGULAR DIVIDENDS TO STOCKHOLDERS. We intend to distribute to our stockholders all or substantially all of our taxable REIT income each year in order to comply with the distribution requirements of the federal tax laws and to avoid federal income tax and the nondeductible excise tax. The actual amount and timing of distributions, however, will be at the discretion of our board of directors and will depend upon our actual results of operations and a number of other factors discussed in the section "Dividend Policy and Distributions." To the extent possible, we will seek to avoid the fluctuations in dividends that might result if dividends were based on actual cash received during the dividend period. To implement this policy, we may use cash received during prior periods, or cash received subsequent to the dividend period and prior to the payment date for such dividend to pay annualized dividends consistent with the dividend level established from time to time by our board of directors. Our ability to maintain this policy will depend upon our cash flow and applicable REIT rules. We cannot assure you that there will be cash available to pay dividends or that dividend amounts will not fluctuate. Subject to applicable REIT rules, we will seek to reinvest proceeds from the sale, refinancing or other disposition of our properties by purchasing additional properties that are intended to produce additional distributable income.

     - INCREASING THE VALUE OF OUR PROPERTIES. With intensive asset and property management, we believe our properties will be better maintained and improved during the term of our leases, which should allow for better long term appreciation in value of our properties. In addition, we plan to routinely monitor our portfolio and selectively dispose of properties in an opportunistic manner. There is, of course, no assurance that the value of our properties will increase.

     - PRESERVING CAPITAL. We will attempt to preserve capital by continuing to invest in a diversified portfolio of quality real estate leased under long-term leases to governmental entities. We will also attempt to preserve capital by diversifying our portfolio geographically and by paying attention to various factors in each locale that may affect the underlying value of our acquired properties in the future.

     We cannot assure you that we will achieve any or all of the foregoing objectives because each, to a large extent, is dependent upon factors and conditions beyond our control. Our realization of distributable cash flow and appreciation of value from our properties will depend on a variety of factors, including short-term and long-term economic trends, federal tax laws, governmental regulations, local real estate and financial market conditions and property operating expenses.

INVESTMENT POLICIES

     Our primary investment policies are to:

     - Purchase properties that are primarily leased to the U.S. government, state governments, local governments, and government-sponsored enterprises;

     - Purchase newer, well located properties that are not special use in nature and have remaining lease terms of ten years or more. We also consider, on a case-by-case basis, newer, well located properties that are more special use in nature due to specific government requirements. These special use or "build-to-suit" properties, however, generally must have remaining lease terms of fifteen years or more before we will consider them for acquisition;

     - Purchase properties at prices, including acquisition costs, that are at or below appraised values or our board of director's judgment of fair market value if an appraisal cannot be readily obtained before agreeing to a purchase; and

     - To use debt to finance, on average, approximately 75% of the acquisition cost of the properties that we buy. We will implement this policy after we have completed the acquisitions described in this prospectus.

     Our board of directors may change our existing investment objectives and policies without stockholder approval.

     Acquisition Criteria

     In analyzing proposed acquisitions, we evaluate various factors including:

     - The characteristics of the existing lease including the tenant and the intended use, term, type of lease (e.g., net, modified gross, gross), rental rates, base rent escalation if any, adjustment in rents for increases in operating expenses and taxes, and termination and assignment provisions;

     - The type, size and design of improvements, their age and condition, the quality of the construction methods and materials, the price per square foot of leased space and the suitability of the property for alternative uses;

     - The nature of the general location (primary, secondary or tertiary markets), the viability of the sub-market including local demographics and the occupancy of and demand for similar properties in the sub-market area, specifically population and rental trends, and the functionality of the specific site;

     - The base rent, operating expenses and taxes, net operating income, price, the capitalization rate, prospective financing terms (amount, rate, term, amortization, loan-to-value ratio, debt service coverage ratio) and the prospective over-all rate of return, leveraged periodic return on equity and the all-in rate of return including the liquidation of the projected residual value;

     - Contrasting the prospective acquisition to the existing portfolio to assure sufficient diversity in material investment characteristics;

     - Comparing the terms of the purchase and the existing lease to current market conditions and comparable transactions;

     - The suitability of property for and ability to efficiently lease or sublease any vacant space;

     - The ability of the property to achieve long-term capital appreciation;

     - The prospects for long-range liquidity of the investment in the property;

     - The rated security level of the property in the context of its use; and

     - Review of the property appraisal, the property condition and phase I environmental reports.

     In connection with our review of prospective acquisitions, we may engage third-parties, such as environmental consultants, appraisers, professional engineers, accountants and lawyers, to help us perform our due diligence.

     Sale-Leaseback Acquisitions

     We may acquire properties in sale-leaseback transactions. Sale-leaseback properties provide unique acquisition opportunities. Unlike acquisitions that rely heavily on the quality of the underlying real estate for property valuation and loan terms, sale-leaseback acquisitions focus on the quality of the tenant's credit and on the completeness of the underlying lease obligations to provide an uninterrupted source of funds for loan repayment. Sale-leaseback acquisitions frequently permit an attractive loan-to-value ratio depending on the needs and desires of the seller. Loans for sale-leaseback acquisitions usually prohibit prepayment entirely or require the payment of make-whole premiums or the posting of collateral.

     Assessing Prospects for Long-term Property Appreciation and Liquidity

     In reviewing a property for acquisition, we consider the property's prospects for long-term appreciation and the prospects for long-range liquidity of the investment. In particular, we will seek to negotiate lease clauses providing for periodic inflation adjustments to the expense portion of base rent, and to minimize deferred maintenance by prompt attention to repair and replacement needs at the properties.

     Property Operating Costs -- Risk Mitigation Strategy

     Leases for governmental tenants vary widely and include net leases, gross leases and "modified" gross leases. Net leases require the tenant to pay all operating expenses, gross leases require the landlord to pay all operating expenses, and modified gross leases require the landlord and the tenant each to pay a portion of the operating expenses. We intend to acquire properties with all three types of leases, as well as variations of these leases, because we believe that gross leases and modified gross leases may provide higher returns for us than net leases. In our experience, GSA leases are generally modified gross leases. We plan to mitigate the higher risk of gross leases and modified gross leases through strict underwriting, due diligence and intensive property management.

     Financing Strategy

     We generally use mortgage financing to meet our target leverage ratio. We choose a particular financing method based upon the most attractive interest rate, assignability, repayment terms and maturity dates available in the marketplace at the time, and customize our financing strategy for each type of transaction. Our objective is to finance each property with long-term fixed-rate debt whose maturity matches or exceeds, to the extent possible, the remaining term of the lease. We attempt to avoid pre-payment penalties and yield maintenance and select fixed rate financing when available.

     We consider a number of factors when evaluating our level of indebtedness and making financing decisions, including:

     - the interest rate and maturity date of the proposed financing;

     - the extent to which the financing impacts the flexibility with which we manage our properties;

     - prepayment penalties and restrictions on refinancing;

     - the purchase price of properties to be acquired with debt financing;

     - our long-term objectives with respect to the property;

     - our target investment return;

     - the terms of any existing leases;

     - assignability;

     - the remaining loan balance at the end of the lease term compared to the prospective value of the asset at such time;

     - the estimated market value of our properties upon refinancing of the indebtedness; and

     - the ability of particular properties and our company as a whole, to generate cash flow to cover expected debt service.

     We also consider the impact of individual financings on our corporate financial structure. Among the factors we consider are:

     - our overall level of consolidated indebtedness;

     - provisions that require recourse and cross-collateralization;

     - corporate credit ratios, including debt service coverage, and debt to total market capitalization; and

     - our overall mix of fixed-and variable-rate debt.

     We may obtain financing from banks, institutional investors or other lenders financing through lines of credit, bridge loans, and other arrangements, any of which, may be unsecured or may be secured by mortgages or other interests in our properties. In addition, we may incur debt in the form of publicly or privately placed debt instruments. When possible, we seek to replace short-term sources of capital with long-term financing in which we match or exceed, to the extent possible, the maturity of the debt to the lease term on the property securing the debt.

     Our indebtedness may be recourse or non-recourse. If the indebtedness is recourse, our general assets may be included in the collateral. If the indebtedness is non-recourse, the collateral will be limited to the particular property to which the indebtedness relates. To the extent possible, we will acquire only non-recourse financing. In addition, we may invest in properties subject to existing loans secured by mortgages or similar liens on the properties, or may refinance properties acquired on a leveraged basis. We may use the proceeds from any borrowings to refinance existing indebtedness, to finance acquisitions or the redevelopment of existing properties, for general working capital or to purchase additional interests in partnerships or joint ventures. If necessary, we may also borrow funds to satisfy the requirement that we distribute to stockholders at least 90% of our annual taxable REIT income, or otherwise to ensure that we maintain our REIT status for federal income tax purposes.

     Sale of Properties

     The determination of whether a particular property should be sold or otherwise disposed of will be made after consideration of the performance of the property, existing market conditions and also the benefits of continued ownership and alternative uses of the capital. In deciding whether to sell properties, we will consider factors such as potential capital appreciation, cash flow and federal income tax consequences. We may exchange properties for other properties.

     Net proceeds from the sale of any property may, at the discretion of our board of directors, either be distributed to stockholders or reinvested in other properties. When reinvesting in other properties, tax-deferral will be a significant consideration. Any properties in which net proceeds from a sale are reinvested will be subject to the same acquisition criteria as other properties we acquire. See "Our Business and Properties -- Acquisition Criteria."

     In connection with the sale of a property, purchase money obligations secured by mortgages may be taken as partial payment. The terms of payment to us will be affected mainly by prevailing economic conditions. To the extent we receive notes and property other than cash on sales, such proceeds will not be included in net proceeds of sale until and to the extent the notes or other property are actually collected, sold, refinanced or otherwise liquidated. We may receive payments (cash and other property) in the year of sale in an amount less than the full sales price and subsequent payments may be spread over several years. Therefore, dividends to stockholders of the proceeds of a sale may be delayed until the notes or other property are collected at maturity, sold, refinanced or otherwise converted to cash. The entire balance of the principal may be a balloon payment due at maturity. For federal income tax purposes, unless we elect otherwise we will report the gain on such sale ratably as principal payments are received under the installment method of accounting.

     Reserve for Operating Expenses and Capital Costs.

     We intend to establish fully-funded reserves, based on independent third-party reports, for future capital expenditures to properly maintain our properties.

     Lending Policies.

     We may not make loans to our executive officers, key employees or directors except in accordance with our code of business conduct and ethics and applicable law. We may consider offering purchase money financing in connection with the sale of properties where the provisions of that financing will increase the value to be received by us for the property sold. We may make loans to joint ventures in which we may participate in the future. However, we do not intend to engage in significant lending activities.

     Equity Capital Policies.

     Our board of directors has the authority, without further stockholder approval, to raise additional capital, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing stockholders have no preemptive right to additional shares issued in any offering, and any offering may cause a dilution of investment. We may in the future issue shares in connection with acquisitions.

     Conflicts of Interest Policy.

     We have adopted a code of business conduct and ethics that prohibits conflicts of interest between our officers, employees and directors on the one hand, and our company on the other hand, except in compliance with the policy. Waivers of our code of business conduct and ethics must be disclosed in accordance with NYSE and SEC requirements.

     Other Policies.

     We do not plan to invest in real estate mortgages except in connection with sale-leaseback acquisitions. We do not plan to invest in securities of persons primarily engaged in real estate activities except in connection with the acquisition of operating properties and the temporary investment of our cash. We do not plan to invest in secondary investments such as mortgage-backed securities, except in connection with the temporary investment of our cash. We do not plan to invest in other securities except in connection with the temporary investment of our cash and do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in ordinary course of business or holding any investments with a view to making short-term profits from the sale. We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

REAL ESTATE MANAGEMENT

     We perform asset and property management, and accounting, finance and reporting services relating to our properties.

     Asset and Property Management

     We focus on maximizing the value of our portfolio, monitoring property performance and related operating costs, managing our investment opportunities and pursuing the acquisition of additional properties and, when appropriate, the disposition of selected properties. Our staff assigned to asset management responsibilities directly oversee our portfolio with its primary emphasis being to protect and enhance long-term asset value. Our property management functions include the coordination and oversight of tenant improvements and building services. We will only provide to tenants those services that are customarily provided to tenants of other similar properties.

     Accounting, Finance and Reporting.

     We perform accounting and finance services that relate to the management of our real estate. Our accounting and finance personnel perform management of accounts payable, collection of receivables and budgeting of our operating expenses through consultation with our property management group.

OUR PROPERTIES

     Our portfolio consisted of five properties totaling 248,848 square feet as of September 30, 2003. These properties are 100% occupied and had a weighted-average remaining lease term of approximately 13 years based on the square footage of the properties as of September 30, 2003. Four of the properties are occupied by U.S. government agencies and one property is occupied by Federal Express Corporation, which is rated investment grade by both Moody's Investors Service and Standard & Poor's Corporation. We do not intend to purchase any additional properties that are primarily occupied by non-governmental tenants.

     Our portfolio as of September 30, 2003 consisted of the following:


                                                                                                       LEASE
                                                                                         GROSS       MATURITY/
                                  TENANT/           YEAR BUILT/   SQ. FT.    RENT/     ANNUALIZED      EARLY
LOCATION                          OCCUPANT           RENOVATED    LEASED    SQ. FOOT      RENT      TERMINATION   LEASE TYPE
--------                          --------          -----------   -------   --------   ----------   -----------   ----------
Bakersfield, California   United States of          2000           9,800     $31.87    $  312,338   Nov. 2010/    Modified
                          America/ Drug                                                             Nov. 2008     Gross
                          Enforcement                                                                             Lease
                          Administration
Kingsport, Tennessee      United States of          1999          22,848     $17.30    $  395,291   Oct. 2014/    Modified
                          America/ Social Security                                                  Oct. 2009     Gross
                          Administration                                                                          Lease
Charleston, West          United States of          1959/1999     90,050     $22.21    $1,999,932   Dec. 2019/    Modified
  Virginia                America/ Social Security                                                  None          Gross
                          Administration                                                                          Lease
Clarksburg, West          United States of          1998          55,443     $23.20    $1,286,017   Jan. 2019/    Modified
  Virginia                America/ Department of                                                    Jan. 2016     Gross
                          Justice, Drug                                                                           Lease
                          Enforcement
                          Administration, Federal
                          Bureau of Investigation,
                          Social Security
                          Administration
Harahan (New Orleans),    Federal Express           1996          70,707     $ 5.14    $  363,440   Feb. 2016/    Net Lease
  Louisiana               Corporation                                                               None


As used in the table above and throughout this prospectus, "Gross Annualized Rent" is determined by multiplying November 2003 rents by 12 and "Rent Per Square Foot" is determined by dividing the Gross Annualized Rent by the leased square footage of the property.

     BAKERSFIELD, CALIFORNIA. The Bakersfield property is 100% leased to the federal government and is occupied by the U.S. Drug Enforcement Administration. This property houses the U.S. Drug Enforcement Administration's regional headquarters. The property consists of an approximately 2.09 acre parcel with a two story office building containing 9,800 leased square feet of office and related space. The building was completed in 2000.

     The Bakersfield property is leased pursuant to a modified gross lease, which will expire on November 27, 2010, unless terminated pursuant to an early termination clause on November 27, 2008. The government has the right to assign the lease to any party and be relieved from all obligations under the lease, other than unpaid rent and other liabilities outstanding on the date of the assignment, subject to our prior written consent, which consent may not be unreasonably withheld. Included as rent is a negotiated amount for the building's operating costs, and base year real estate taxes. The government pays any increase over the base year real estate taxes through a direct dollar-for-dollar reimbursement payment to us. The lease also provides for an annual inflation adjustment in the portion of rent attributable to operating costs, which is measured by the U.S. Department of Labor revised consumer price index.

     We acquired the Bakersfield property in January 2003 for $2,350,000, or approximately $240 per leased square foot. We financed the acquisition through a $1,645,000 loan from Genesis, which matures on December 30, 2004. The unpaid principal balance of the note bears interest at 90 day LIBOR (1.1% on the date of the loan) plus 2.5 percentage points, resulting in an initial interest rate of 3.6%. Interest-only payments are to be made for the term of the loan.

     CHARLESTON, WEST VIRGINIA. The Charleston property is 100% leased by the federal government and is occupied by the U.S. Department of Labor, the U.S. Social Security Administration and related state agencies. This property houses the Social Security Administration's regional administrative office. The property is an approximately 1.68 acre parcel with a five story building containing 90,050 leased square feet of office and related space. The building was completed in 1959 and completely renovated to core and shell in 1999.

     The Charleston property is leased pursuant to a modified gross lease, which will expire on December 9, 2019. The government has the right to assign the lease to any party and be relieved from all obligations under the lease, other than unpaid rent and other liabilities outstanding on the date of the assignment, subject to our prior written consent, which consent may not be unreasonably withheld. Included as rent is a negotiated amount for the building's operating costs, and base year real estate taxes. The government pays any increase over the base year real estate taxes through a direct dollar-for-dollar reimbursement payment to us. The lease also provides for an annual inflation adjustment in the portion of rent attributable to operating costs, which is measured by the U.S. Department of Labor revised consumer price index.

     We acquired the Charleston property in April 2003 for $18,185,000, or approximately $202 per leased square foot. We financed the acquisition through a $14,000,000 loan from LaSalle Bank, which matures on May 1, 2013. The unpaid principal balance of the note bears interest at a rate of 5.74% per annum. Monthly payments are amortized on a 30-year schedule, with a balloon payment due May 1, 2013. We also drew $2,787,510 against our existing line of credit, which carries a variable interest rate based on the lender's prime rate plus 50 basis points, which rate was 4.75% as of September 30, 2003, and is due on February 20, 2004.

     CLARKSBURG, WEST VIRGINIA. The Clarksburg property is 100% leased by the federal government and is occupied by the U.S. Social Security Administration, the U.S. Drug Enforcement Administration, the Federal Bureau of Investigation and the U.S. Department of Justice. The property is an approximately 1.02 acre parcel with a three story building containing 55,443 leased square feet of office and related space. The building was completed in 1998.

     The Clarksburg property is leased pursuant to a modified gross lease, which will expire on January 19, 2019, unless terminated pursuant to an early termination clause on January 19, 2016. The government has the right to assign the lease to any party and be relieved from all obligations under the lease, other than unpaid rent and other liabilities outstanding on the date of the assignment, subject to our prior written consent, which consent may not be unreasonably withheld. Included as rent is a negotiated amount for the building's operating costs, and base year real estate taxes. The government pays any increase over the base year real estate taxes through a direct dollar-for-dollar reimbursement payment to us. The lease also provides for an annual inflation adjustment in the portion of rent attributable to operating costs, which is measured by the U.S. Department of Labor revised consumer price index.

     We acquired the Clarksburg property in April 2003 for $10,815,000, or approximately $195 per leased square foot. We financed the acquisition through a $8,325,000 loan from LaSalle Bank, which matures on May 1, 2013. The unpaid principal balance of the note bears interest at a rate of 5.74% per annum. Monthly payments are amortized on a 30-year schedule, with a balloon payment due May 1, 2013.

     KINGSPORT, TENNESSEE. The Kingsport property is 100% leased by the federal government and is occupied by the U.S. Social Security Administration. This property houses the Social Security Administration's regional administrative office. The property is an approximately 2.334 acre parcel with a single story building containing 22,848 leased square feet of office and related space. The building was completed in 1999.

     The Kingsport property is leased pursuant to a modified gross lease, which will expire on October 31, 2014, unless terminated pursuant to an early termination clause on October 31, 2009. The government has the right to assign the lease to any party and be relieved from all obligations under the lease, other than unpaid rent and other liabilities outstanding on the date of the assignment, subject to our prior written consent, which consent may not be unreasonably withheld. Included as rent is a negotiated amount for the building's operating costs, and base year real estate taxes. The government pays any increase over the base year real estate taxes through a direct dollar-for-dollar reimbursement payment to us. The lease also provides for an annual inflation adjustment in the portion of rent attributable to operating costs, which is measured by the U.S. Department of Labor revised consumer price index.

     We acquired the Kingsport property in April 2003 for $2,920,000, or approximately $128 per leased square foot. We financed the acquisition through the assumption of the seller's first mortgage loan in the amount of $2,308,422 from Bank of America, which matures on April 1, 2010 and an unsecured loan issued by the seller in the amount of $188,230, which represents amounts due to the seller for the seller's escrow funds that remain on deposit with the first mortgage loan holder. The unpaid principal balance of the first mortgage loan bears interest at a rate of 8.23% per annum, with monthly payments being amortized on a 25-year schedule and has a balloon payment due April 1, 2010. The unpaid principal balance of the second mortgage loan bears interest at a rate of 8.00% per annum, requires no monthly payments and has a balloon payment of principal and interest due April 1, 2010. We also drew $253,486 against our existing line of credit on April 30, 2003 to fund a portion of the purchase price, which was repaid on May 20, 2003.

     HARAHAN (NEW ORLEANS), LOUISIANA. The Harahan property is 100% occupied by Federal Express Corporation. The property is an approximately 4.98 acre parcel with a single story warehouse/distribution center containing 70,707 leased square feet of office and related space. The building was completed in 1996.

     The Harahan property is leased pursuant to a net lease, which will expire on February 29, 2016. The lease contains two renewal options of 60 months each, which options may be exercised by the tenant with 180 days prior written notice. Upon renewal, the rent will be the greater of 95% of the annual base rent payable immediately prior to the commencement of the renewal term, and the fair market rent as of a date six months before the renewal term begins multiplied by the floor area of the property. The tenant is responsible for improvements and maintenance of all interior spaces, as well as installation and maintenance of water heaters, heating, ventilation and air conditioning units and basic life safety features. The tenant also pays all real estate taxes on the property as well as utilities.

     We acquired the Harahan property in December 2002 for $4,260,000, or approximately $60 per leased square foot. We financed the acquisition through a $3,200,000 loan from Nomura Credit, which matures on January 11, 2013. The unpaid principal balance of the note bears interest at a rate of 5.70% per annum. Monthly payments are amortized on a 27-year schedule, with a balloon payment due January 11, 2013.

Other Considerations

     We believe that all of the properties described above are maintained in good condition and are adequately covered by insurance.

ACQUISITION PROPERTIES

     As of January 1, 2004, we believe that the acquisition of the following properties is probable:

                                                                                                                    LEASE
                                                                                                     GROSS        MATURITY/
                         PURCHASE             TENANT/         YEAR BUILT/    SQ. FT.     RENT/     ANNUALIZED       EARLY
LOCATION                  PRICE              OCCUPANT          RENOVATED     LEASED     SQ. FOOT      RENT       TERMINATION
--------               ------------    ---------------------  ------------   -------    --------   ----------   -------------
Harlingen, Texas.....  $ 19,125,000    United States of           2000        53,075     $32.33    $1,715,770   Aug. 2015/
                                       America/Border                                                           Oct. 2014(1)
                                       Patrol*
Harlingen, Texas.....  $ 26,750,000    United States of           1998        17,423     $16.87    $  294,100   Jan. 2018/
                                       America/Immigration &                                                    Jan. 2013(2)
                                       Naturalization
                                       Service I**
                                       United States of           2002       107,836     $22.53    $2,429,334   Oct. 2022/
                                       America/Immigration &                                                    Nov. 2020(2)
                                       Naturalization
                                       Service II*
Baton Rouge,
 Louisiana...........  $  6,600,000    United States of          Under        36,287     $19.94    $  723,600   Nov. 2018/
                                       America/Veterans       construction                                      None
                                       Administration**       (completion
                                                                expected
                                                                 first
                                                                quarter
                                                                 2004)
Parkersburg, West
 Virginia............  $ 20,270,000    United States of          Under        80,657     $26.63    $2,147,636   Nov. 2019(3)/
                                       America/Bureau of      construction                                      None
                                       Public Debt*           (completion
                                                                expected
                                                                 fourth
                                                                quarter
                                                                 2004)
College Park,
 Maryland............  $ 21,100,000(4) United States of          Under        65,760(4)  $35.23    $2,378,311   Jan. 2014(3)/
                                       America/Food and Drug  construction                                      None
                                       Administration**       (completion
                                                                expected
                                                                 first
                                                                quarter
                                                                 2004)
Mineral Wells, West
 Virginia............  $  5,035,000    United States of           2003        38,324     $15.44    $  591,722   Sept. 2017/
                                       America/Bureau of                                                        Sept. 2012
                                       Public Debt*
Pittsburgh,
 Pennsylvania........  $ 30,000,000    United States of           2001        87,178     $36.38    $3,171,535   Oct. 2016/
                                       America/Federal                                                          None
                                       Bureau of
                                       Investigation**
                       ------------                                          -------
Total................  $128,880,000                                          486,540
                       ============                                          =======


                        LEASE
LOCATION                 TYPE
--------               --------
Harlingen, Texas.....  Modified
                       Gross
                       Lease
Harlingen, Texas.....  Modified
                       Gross
                       Lease
                       Modified
                       Gross
                       Lease
Baton Rouge,
 Louisiana...........  Modified
                       Gross
                       Lease
Parkersburg, West
 Virginia............  Modified
                       Gross
                       Lease
College Park,
 Maryland............  Modified
                       Gross
                       Lease
Mineral Wells, West
 Virginia............  Modified
                       Gross
                       Lease
Pittsburgh,
 Pennsylvania........  Modified
                       Gross
                       Lease
Total................


---------------

*   Under contract

**  Under letter of intent

(1) The GSA has agreed to extend the term of this lease to August 2020 with no early termination provision. We are finalizing this agreement. We will not acquire the property unless and until the lease extension is finalized.

(2) The GSA has agreed to extend the term of these leases to October 2022 with no early termination provisions. We are finalizing this agreement. We will not acquire the property unless and until the lease extension is finalized.

(3) The lease is for a fixed term commencing on the property completion date. The Lease Maturity Date is estimated based on an assumed property completion date. See "Business and Properties -- Acquisition Properties."

(4) Does not include approximately 15,000 square feet of vacant office space that may be leased in the future. If this vacant space is leased prior to building completion, we must pay an additional $2.4 million.

While we believe that these acquisitions will close, we cannot guarantee that they will close because they remain subject to, in certain circumstances, the negotiation of definitive purchase agreements and, in general, our completion of due diligence and customary closing conditions.

As used in the table above and throughout this prospectus, "Gross Annualized Rent" is determined by multiplying November 2003 rents by 12 and "Rent Per Square Foot" is determined by dividing the Gross Annualized Rent by the leased square footage of the property.

     HARLINGEN, TEXAS -- BORDER PATROL PROPERTY. The Border Patrol property is 100% leased by the federal government and is occupied by the United States Border Patrol. The property contains 53,075 leased square feet of office and related space. We intend to acquire the Border Patrol property for $19,125,000, or approximately $360 per leased square foot. Included with this property is six acres of undeveloped land, a vehicle maintenance facility, a communications building, a 320-foot antenna tower, dog pens, a helicopter pad and other build-to-suit items. The building was completed in 2000.

     The Border Patrol property is leased pursuant to a modified gross lease, which will expire on August 28, 2015, unless earlier terminated on October 14, 2014. The GSA has agreed to extend the term of this lease to August 2020 with no early termination period. We are finalizing the agreement. We will not acquire this property unless and until this lease extension is finalized.

     The government has the right to assign the lease to any party and be relieved from all obligations under the lease, other than unpaid rent and other liabilities outstanding on the date of the assignment, subject to our prior written consent, which consent may not be unreasonably withheld. Included as rent is a negotiated amount for the building's operating costs, and base year real estate taxes. The government pays any increase over the base year real estate taxes through a direct dollar-for-dollar reimbursement payment to us. The lease also provides for an annual inflation adjustment in the portion of rent attributable to operating costs, which is measured by the U.S. Department of Labor revised consumer price index.

     HARLINGEN, TEXAS -- INS PROPERTIES. The INS properties consist of two buildings. The buildings are 100% leased by the federal government and are occupied by the United States Immigration and Naturalization Service. INS I contains 17,423 leased square feet of office and related space, and was completed in 1998. INS II contains 107,836 leased square feet of office and related space, and was completed in 2002. We intend to acquire both properties for $26,750,000, or approximately $213 per leased square foot.

     The properties are leased pursuant to modified gross leases. The INS I lease will expire on January 4, 2018, unless earlier terminated on January 4, 2013. The INS II lease will expire October 15, 2022, unless earlier terminated on November 14, 2020. The GSA has agreed to extend the terms of both leases to October 2022 with no early termination period. We are finalizing the agreement. We will not acquire the properties unless and until this lease extension is finalized.

     The leases provide that the government has the right to assign the lease to any party and be relieved from all obligations under the lease, other than unpaid rent and other liabilities outstanding on the date of the assignment, subject to our prior written consent, which consent may not be unreasonably withheld. Included as rent is a negotiated amount for the building's operating costs, and base year real estate taxes. The government pays any increase over the base year real estate taxes through a direct dollar-for-dollar reimbursement payment to us. Both leases also provide for an annual inflation adjustment in the portion of rent attributable to operating costs, which is measured by the U.S. Department of Labor revised consumer price index.

BATON ROUGE, LOUISIANA

     The Baton Rouge property is currently under construction. The construction is expected to be completed and the property is expected to be available for occupancy in the first quarter of 2004. The property is 100% leased by the federal government and will be occupied by the Veterans Administration. We intend to acquire the property for $6,600,000, or approximately $182 per leased square foot. The property will contain approximately 36,280 leased square feet of office and related space.

     The property is leased pursuant to a modified gross lease. The lease will expire in November 2018. The lease provides that the government has the right to assign the lease to any party and be relieved from all obligations under the lease, other than unpaid rent and other liabilities outstanding on the date of the assignment, subject to our prior written consent, which consent may not be unreasonably withheld. Included as rent is a negotiated amount for the building's operating costs, and base year real estate taxes. The government pays any increase over the base year real estate taxes through a direct dollar-for-dollar reimbursement payment to us. The lease also provides for an annual inflation adjustment in the portion of rent attributable to operating costs, which is measured by the U.S. Department of Labor revised consumer price index.

PARKERSBURG, WEST VIRGINIA

     The Parkersburg property contains approximately 80,650 leased square feet of office and related space. The construction is expected to be completed and the property is expected to be available for occupancy in the fourth quarter of 2004. The property is 100% leased by the federal government and will be occupied by the Bureau of the Public Debt. We intend to acquire the property for $20,270,000, or approximately $251 per leased square foot.

     The property is leased pursuant to a modified gross lease. The lease will expire 15 years after the completion of the building. The lease provides that the government has the right to assign the lease to any party and be relieved from all obligations under the lease, other than unpaid rent and other liabilities outstanding on the date of the assignment, subject to our prior written consent, which consent may not be unreasonably withheld. Included as rent is a negotiated amount for the building's operating costs, and base year real estate taxes. The government pays any increase over the base year real estate taxes through a direct dollar-for-dollar reimbursement payment to us. The lease also provides for an annual inflation adjustment in the portion of rent attributable to operating costs, which is measured by the U.S. Department of Labor revised consumer price index. In addition, the U.S. government has an option to cause an adjacent building to be built. If the U.S. government exercises its option by March 1, 2005, then we must purchase the building. This building would contain approximately 49,700 square feet and have a purchase price of approximately $10.5 million. Upon completion, this building would be 100% leased by the federal government and occupied by the Bureau of Public Debt.

COLLEGE PARK, MARYLAND

     The College Park property is currently under construction. The construction is expected to be completed and the property is expected to be available for occupancy in the first quarter of 2004. The property is 100% leased by the federal government and will be occupied by the Food and Drug Administration. We intend to acquire the property for $21,100,000, or approximately $313 per leased square foot. The property will contain approximately 65,700 leased square feet of office and related space. The College Park property contains approximately 15,000 square feet of vacant office space that may leased in the future. If this vacant space is leased prior to building completion, we must pay additional purchase price of $2.4 million.

     The property is leased pursuant to a modified gross lease. The lease will expire ten years after the completion of the building. The lease provides that the government has the right to assign the lease to any party and be relieved from all obligations under the lease, other than unpaid rent and other liabilities outstanding on the date of the assignment, subject to our prior written consent, which consent may not be unreasonably withheld. Included as rent is a negotiated amount for the building's operating costs, and base year real estate taxes. The government pays any increase over the base year real estate taxes through a direct dollar-for-dollar reimbursement payment to us. The lease also provides for an annual inflation adjustment in the portion of rent attributable to operating costs, which is measured by the U.S. Department of Labor revised consumer price index. We will assume an existing mortgage on the College Park property as part of our purchase. The mortgage has an aggregate principal amount of $16.2 million, which bears interest at a fixed rate of 6.75% per annum, requires monthly principal and interest payments, and matures in 2011.

MINERAL WELLS, WEST VIRGINIA

     The Mineral Wells property is 100% leased by the federal government and is occupied by the United States Bureau of Public Debt. The property contains 38,324 leased square feet of warehouse, storage and related space. We intend to acquire the Mineral Wells property for $5,035,000, or approximately $131 per leased square foot. Included with this property is a 35,894 square foot warehouse and storage building. The building was completed in 2002. The warehouse is currently under renovation, which renovation is expected to be completed by February 2004. The federal government will reimburse approximately $300,000 for the cost of renovation.

     The Mineral Wells property is leased pursuant to a modified gross lease, which will expire in September 2017, unless terminated pursuant to an early termination clause on September 30, 2012. The lease provides that the government has the right to assign the lease to any party and be relieved from all obligations under the lease, other than unpaid rent and other liabilities outstanding on the date of the assignment, subject to our prior written consent, which consent may not be unreasonably withheld. Included as rent is a negotiated amount for the building's operating costs, and base year real estate taxes. The government pays any increase over the base year real estate taxes through a direct dollar-for-dollar reimbursement payment to us. The lease also provides for an annual inflation adjustment in the portion of rent attributable to operating costs, which is measured by the U.S. Department of Labor revised consumer price index.

PITTSBURGH, PENNSYLVANIA

     The Pittsburgh property is 100% leased by the federal government and is occupied by the Federal Bureau of Investigation. The property contains 87,178 leased square feet of office and related space. We intend to acquire the Pittsburgh property for $30,000,000, or approximately $344 per leased square foot. The building was completed in 2001.

     The Pittsburgh property is leased pursuant to a modified gross lease, which will expire on September 30, 2016. The government has the right to assign the lease to any party and be relieved from all obligations under the lease, other than unpaid rent and other liabilities outstanding on the date of the assignment, subject to our prior written consent, which consent may not be unreasonably withheld. Included as rent is a negotiated amount for the building's operating costs, and base year real estate taxes. The lease provides that the government pays any increase over the base year real estate taxes through a direct dollar-for-dollar reimbursement payment to us. The lease also provides for an annual inflation adjustment in the portion of rent attributable to operating costs, which is measured by the U.S. Department of Labor revised consumer price index.

     While we believe that these acquisitions will close, they remain subject to our completion of due diligence and customary closing conditions.

CAPITAL IMPROVEMENTS COSTS

     We acquire properties after they have been leased so we do not directly negotiate or pay for tenant improvements. However, if the space must be re-leased, we may fund improvement or restoration of a tenant's leased space. Furthermore, our GSA leases hold us as the owner responsible for any repair or replacement of structural components of a building, the roof, any parking facility and the electrical, plumbing, and HVAC equipment in the building.

INSURANCE

     We carry comprehensive liability, casualty, flood and rental loss insurance covering all of the properties in our portfolio. We believe that the policy specifications and insured limits are appropriate given the relative risk of loss, the cost of the coverage and industry practice. We have also obtained terrorism insurance on all of our GSA-leased properties, which is subject to exclusions for loss or damage caused by nuclear, biological and chemical weapons. It is our policy to obtain similar terrorism insurance on properties that we acquire in the future to the extent it is available. In addition, in certain areas, we pay additional premiums to obtain flood or earthquake insurance. We do not carry insurance for commonly uninsured losses such as loss from riots.

REAL ESTATE INDUSTRY REGULATION

     Environmental

     Under various federal, state and local environmental laws and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and remove hazardous or toxic substances or petroleum product releases or threats of releases at such property, and may be held liable for property damage and for investigation, clean-up and monitoring costs incurred in connection with the actual or threatened contamination. Such laws typically impose clean-up responsibility and liability without regard to fault, or whether the owner, or tenant knew of or caused the presence of the contamination. The liability under such laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may obtain contributions from the other identified, solvent, responsible parties of their fair share toward these costs. These costs may be substantial, and can exceed the value of the property. The presence of contamination, or the failure to properly remediate contamination, on a property may adversely affect the ability of the owner, operator or tenant to sell or rent that property or to borrow using such property as collateral, and may adversely impact our investment on that property.

     Federal regulations require building owners and those exercising control over a building's management to identify and warn, via signs and labels, of potential hazards posed by workplace exposure to installed asbestos-containing materials and potentially asbestos-containing materials in their building. The regulations also set forth employee training, record-keeping and due diligence requirements pertaining to asbestos-containing materials and potentially asbestos-containing materials. Significant fines can be assessed for violation of these regulations. Building owners and those exercising control over a building's management may be subject to the increased regulations. Building owners and those exercising control over a building's management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to asbestos-containing materials and potentially asbestos-containing materials as a result of these regulations. The regulations may affect the value of a building containing asbestos-containing materials and potentially asbestos-containing materials in which we have invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and/or disposal of asbestos-containing materials and potentially asbestos-containing materials when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for improper handling or a release to the environment of asbestos-containing materials and potentially asbestos-containing materials and may provide for fines to, and for third parties to seek recovery from, owners or operators of real properties for personal injury or improper work exposure associated with asbestos-containing materials and potentially asbestos-containing materials.

     Prior to closing any property acquisition, we obtain environmental assessments in a manner we believe prudent in order to attempt to identify potential environment concerns at such properties. These assessments are carried out in accordance with an appropriate level of due diligence and generally include a physical site inspection, a review of relevant federal, state and local environmental and health agency database records, one or more interviews with appropriate site-related personnel, review of the property's chain of title and review of historic aerial photographs and other information on past uses of the property. We may also conduct limited subsurface investigations and test for substances of concern where the results of the first phase of the environmental assessments or other information indicates possible contamination or where our consultants recommend such procedures.

     While we may purchase our properties on an "as is" basis, all of our purchase contracts contain an environmental contingency clause, which permits us to reject a property because of any environmental hazard at such property. We receive Phase I reports on all prospective properties.

     We believe that our portfolio complies in all material respects with all federal and state regulations regarding hazardous or toxic substances and other environmental matters.

     Americans With Disabilities Act

     Our properties must comply with Title III of the ADA, to the extent that such properties are "public accommodations" as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in public areas of our properties where such removal is readily achievable. We believe that our existing properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

     Fire, Safety and Other Regulation

     We must operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. We may be required to make substantial capital expenditures to comply with those requirements.

COMPETITION

     We compete in acquiring properties with financial institutions, institutional pension funds, real estate developers, other REITs, other public and private real estate companies and private real estate investors.

     Among the positive factors relating to our ability to compete to acquire properties are the following:

     - we have experience in buying GSA-leased properties;

     - we will be a well funded, financeable public company;

     - our management is knowledgeable in real estate matters;

     - we have a positive reputation in the real estate industry; and

     - we have a history of closing property acquisitions.

     Among the negative factors relating to our ability to compete are the following:

     - we may have less knowledge than our competitors of certain markets in which we seek to purchase properties;

     - we have strict underwriting standards;

     - many of our competitors have greater financial and operational resources than we have; and

     - our competitors or other entitles may determine to pursue a strategy similar to ours.

     We also face competition in leasing available properties to prospective tenants. The actual competition for tenants varies depending on the characteristics of each local market.

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

EMPLOYEES

     We employed no full-time employees as of September 30, 2003. Immediately following this offering, we intend to employ approximately five persons, which we expect will increase to approximately 12 persons within ninety days after this offering. We currently expect that none of these employees will be represented by a labor union.

LEGAL PROCEEDINGS

     We are not involved in any material litigation.

CHANGE OF AUDITOR

     In connection with this offering, on September 2, 2003 we replaced our independent accountants, Zwick & Steinberger, P.L.L.C. ("Zwick"), and engaged the services of Ernst & Young LLP ("E&Y") as our new independent accountants. The audit committee of our board of directors recommended, and our board of directors approved, the dismissal of Zwick and the appointment of E&Y.

     During our two most recent fiscal years ended December 31, 2002 and December 31, 2001, respectively, and the subsequent interim period through September 2, 2003, there were no disagreements between us and Zwick on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Zwick's satisfaction, would have caused Zwick to make reference to the subject matter of the disagreement in connection with its reports; and there were no reportable events described under Item 304(a)(1)(v) of Regulation S-K.

     The audit reports of Zwick on our consolidated financial statements as of and for the fiscal years ended December 31, 2002 and December 31, 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting. principles. During the years ended December 31, 2002 and December 31, 2001 and through the date of E&Y's engagement by us, we did not consult with E&Y with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matter or reportable events as set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

     Zwick has furnished us with a letter addressed to the SEC stating its agreement with the statements contained in the proceeding three paragraphs.

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

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     Our directors, executive officers and key employees are set forth below. Our directors serve for one year terms and do not serve staggered terms. They are subject to election annually.

NAME                                         AGE                    POSITION
----                                         ---                    --------
Thomas D. Peschio.........................   63    President, Chief Executive Officer and
                                                   Director
Nancy D. Olson............................   52    Chief Financial Officer and Treasurer
Oscar Peterson............................   46    Director of Asset Acquisition
D. Gary Marron............................   52    Director of Asset Management
James P. Dugdale, Jr. ....................   33    Acquisitions Coordinator
Jerry D. Bringard.........................   67    Chairman of the Board of Directors
Robert M. Ames............................   60    Director
Philip S. Cottone.........................   63    Director
Robert A. Peck............................   55    Director
Richard H. Schwachter.....................   59    Director

     Thomas D. Peschio Mr. Peschio has been our president since June 2003 and a director since our inception. From 1997 to December 2003, Mr. Peschio has been a stockholder, a member of the Board of Directors and Executive Vice President of The Lund Company in Omaha, Nebraska, a commercial real estate brokerage and management firm with 33 affiliated investment partnerships and with property management responsibility for over 70 commercial properties. In this capacity, Mr. Peschio is responsible for brokerage activities of 20 licensed sales personnel, property acquisitions, dispositions, investments, leasing, marketing and administrative activities. From 1993 to 1997, Mr. Peschio served as a corporate officer focusing on investment real estate for what is now known as Grubb & Ellis, Pacific Realty Group. From 1978 to 1997, he owned and operated his own full service investment real estate firm, Peschio & Company. Mr. Peschio has focused his professional efforts on direct investment in real estate, debt and equity financing and securitization, corporate real estate development and property management. Mr. Peschio received a BS degree from St. Louis University and a MBA from Washington University in St. Louis. Mr. Peschio holds professional designations from The Counselors of Real Estate, Counselor of Real Estate (CRE), from the Real Estate Investment Association, Specialist, Real Estate Investment (SRI); and from the former Real Estate Securities and Syndication Institute, Specialist in Real Estate Securities (SRS).

     Nancy D. Olson Ms. Olson has been our chief financial officer since September 2003. From April 1999 to December 2003, Ms. Olson has been vice president of administration and finance of The Lund Company, where she has been responsible for developing, directing and managing the accounting, human resources and office administration functions of The Lund Company. From August 1998 through April 1999, Ms. Olson was engaged in philanthropic activities. From June 1986 through July 1998, Ms. Olson served as the chief financial officer for the Visiting Nurse Association of the Midlands, an organization with a $20 million budget and over 450 employees. In that position she established internal accounting standards, oversaw and managed all financial reporting to The Financial Committee of the Board of Directors and negotiated all engagements with the organization's outside auditors. Ms. Olson received a BS degree from the University of Nebraska in 1974, an MS degree from the University of Nebraska in 1981 and an MBA degree from the University of Nebraska in 1983.

     Oscar P. Peterson Mr. Peterson has been our director of asset acquisition since December 2003. From 2000 to 2003, Mr. Peterson was a senior associate focusing on government-leased properties with CB Richard Ellis, a commercial real estate brokerage. From 1989-2000, Mr. Peterson was the owner and operator of Commercial Management Services, a commercial property management and development firm in Kansas City. Mr. Peterson has been active member of Commercial Investment Real Estate Institute (CCIM) since

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

1988. In 2004, Mr. Peterson was installed as the National Treasurer of CCIM. Mr. Peterson received a BA degree from Ottawa University in 1989.

     D. Gary Marron Mr. Marron has been our director of asset management since December 2003. He previously was Chief Operating Officer for AOI Corporation, a commercial general contractor and commercial office furniture firm located in Omaha, Nebraska, from 2000 to 2003. From 1998 to 2000, Mr. Marron was Executive Vice President of The Mega Corporation, a commercial real estate firm located in Omaha, Nebraska, where he oversaw property managers and the management operations. From 1990 to 1998, Mr. Marron was a Senior Vice President of Management Operations for Grubb & Ellis/Pacific Realty Group, a commercial real estate firm located in Omaha, Nebraska, where he was responsible for property management operations. Mr. Marron received a degree in construction management from Iowa State University in 1973. Mr. Marron has been licensed as a real estate broker in Nebraska since 1985.

     James P. Dugdale, Jr. Effective upon the closing of this offering, Mr. Dugdale will become our acquisitions coordinator. From October 2002 to August 2003, Mr. Dugdale was a production manager with Stoneco, a building supply company servicing the real estate industry. From January 2000 to June 2002, Mr. Dugdale was a project manager with HMG Realty Advisors in Omaha, Nebraska, a commercial real estate firm, where he was responsible for project and asset management, including coordination of due diligence and team organization in connection with the conveyance of over $500 million in real estate assets. From January 1998 through January 2000, Mr. Dugdale acted as a commercial property broker for Grubb & Ellis/Pacific Realty in Omaha, Nebraska, a leading commercial real estate brokerage firm. Mr. Dugdale worked in the home mortgage department at Commercial Federal Savings & Loan from June 1997 through December 1997. Mr. Dugdale is a licensed real estate broker and received a BA degree from Creighton University in 1992.

     Jerry D. Bringard Mr. Bringard has been chairman of our board of directors since our inception, and was our interim president and CEO from our inception until June 2003. Mr. Bringard has focused on educational and philanthropic activities since his retirement in June 1998 as Vice President-General Counsel of Ford Motor Credit Company (Dearborn, MI) and as a member of its Executive Committee, having been employed by Ford Credit for 38 years. Mr. Bringard's duties at Ford Credit included oversight of complex commercial real estate transactions. He presently is President and CEO of William Tyndale College (Farmington Hills, MI) and a member of its Board of Directors. He also serves as Chairman of the Law Committee of the American Financial Services Association (Washington, DC) and as Chairman-Emeritus of The Conference on Consumer Finance Law (Oklahoma City, OK). Mr. Bringard holds a BA degree from Denison University, an MBA degree from the University of Detroit and a JD degree (with distinction) from Wayne State University.

     Robert M. Ames Mr. Ames is the president and chief executive officer of Minute Man Printing, Inc. and CopyCat, Inc., positions he has held for more than five years. Mr. Ames previously was Executive Vice President of Commercial Federal Corporation, a Nasdaq-traded bank holding company headquartered in Omaha, Nebraska and with commercial banking branches in seven states, where he was responsible for strategic planning and non-branch activities, including mortgage operations, leasing and real estate investments. Prior thereto, Mr. Ames was an audit manager with Deloite & Touche and an audit partner with Ernst & Young. Mr. Ames graduated from Wayne State College in 1965.

     Philip S. Cottone Mr. Cottone has been the President of Property Trust Advisory Corporation, a real estate advisory firm, since 1987 and the Chairman of Ascott Investment Corporation, a real estate development and syndication company, since 1982. Mr. Cottone also currently serves as Vice President of Rutherford, Brown & Catherwood, a Philadelphia, PA, based broker-dealer, and as Vice President of Universal Field Services, a Tulsa, OK, right-of-way acquisition and engineering services firm. He is a director of Boston Capital Real Estate Investment Trust, and RC Company, Inc., a Paoli, PA, general contractor, and an affiliate of Universal. From 1977 through 1983, and again from 1998 through 2002, Mr. Cottone was General Counsel and a member of the Executive Committee of the International Right of Way Association (IRWA). From 1983 to 1998, he was a Trustee and Treasurer of the Right of Way International Education Foundation. Mr. Cottone is a Counselor of Real Estate (CRE), was a 1999 Vice President of the Counselors,

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

and is the Chairman of the Board in 2004. Mr. Cottone was national President of the Real Estate Securities Syndication Institute (RESSI) in 1988 and was Vice Chair of the Board of Governors of the National Association of Securities Dealers (NASD) in 1993. He received an AB from Columbia College and an LLB from NYU School of Law.

     Robert A. Peck Mr. Peck has been president of the Greater Washington Board of Trade, the regional chamber of commerce for Washington D.C. and its Virginia and Maryland suburbs since October 1, 2001. From 1995 to 2001, Mr. Peck was the appointed Commissioner of the Public Buildings Service of the GSA. In this capacity, he was in charge of nationwide asset management, design, construction, leasing, building operations, security and disposals for a real estate portfolio of more than 340 million square feet in more than 8,300 public and private buildings accommodating over one million federal workers. He oversaw an annual budget of approximately $5.5 billion, more than 90% of it contracted out, and a GSA workforce of about 7,300. Mr. Peck received his B.A., cum laude, Phi Beta Kappa, with distinction in economics, from the University of Pennsylvania in 1969 and his J.D. from Yale Law School in 1972.

     Richard H. Schwachter Mr. Schwachter has been a director since our inception. Mr. Schwachter has been continually engaged in the private practice of law since 1969, focusing on real estate and securities law. He has been a general partner and or owner of strip shopping centers, apartment complexes, and government subsidized housing projects. He was for many years a consultant to Concord Assets Group a company that was one of the largest owners of strip shopping centers in the country. Mr. Schwachter received his BS degree (cum laude) from the University of Wisconsin, in 1966 and his JD degree from Case Western Reserve Law School in 1969. He is a member of the Bar of the State of Ohio.

CORPORATE GOVERNANCE

     Under Maryland law, our directors must perform their duties in good faith, in a manner they reasonably believe in our best interest and with the care that an ordinarily prudent person in a like position would use under similar circumstances. If our directors perform in accordance with that standard, they will have no liability by reason of being a member of our board of directors.

     Term

     A director holds office until the next annual meeting of stockholders or until his successor is duly elected and qualified. Directors may be re-elected by stockholders. A director may resign at any time and may be removed only with cause and by the stockholders upon the affirmative vote of at least two-thirds of all the votes entitled to be cast at a meeting called for the purpose of such proposed removal. The notice of any such meeting must indicate that the purpose, or one of the purposes of such a meeting is to determine if a director is to be removed. For purposes of removal of a director, our charter defines "cause" to be (i) conviction of a felony, (ii) declaration of unsound mind by order of a court, (iii) gross negligence or gross dereliction of duty, or (iv) commission of an act that constitutes willful misconduct or a willful violation of law if the act results in injury to us.

     Our stockholders may fill a vacancy created by removal of a director. A majority of the remaining directors, whether or not sufficient to constitute a quorum, may fill a vacancy which results from any cause, including stockholder removal of a director if the stockholders do not elect a successor, but not one resulting from an increase in the number of directors. A majority of the entire board of directors as constituted before the increase may fill a vacancy which results from an increase in the number of directors. A director elected to fill a vacancy serves until our next annual meeting.

     The directors are not required to devote all of their time to the company's affairs. Each non-employee director's principal occupation and principal source of income is unrelated to the company.

     In exercising their discretion in managing our affairs, the directors must follow our investment objectives and the borrowing policies set forth in this prospectus. The directors may establish, from time to time, further written policies on investments and borrowings and will monitor our administrative procedures, investment operations and performance to assure that these policies are effected and are in the best interest of the stockholders. Until modified, the directors will continue to follow the policies on investments and borrowing set forth in this prospectus. The investment objectives may not be changed by the directors without the approval of a majority vote of the stockholders.

     The directors are also responsible for reviewing the performance of the officers and determining that the compensation paid to the officers is reasonable in relation to the nature and quality of services performed by them and under the provisions of their employment contract(s). In reviewing these matters, the directors consider factors such as the size of the fees paid to the officers in relation to the size, composition and performance of the company's investments, success of the officers in generating appropriate investment opportunities, rates charged other REITs and other investors by advisors performing similar services, additional revenues realized by the officers and any affiliate through their relationship with the company, whether paid by us or others with whom we do business, the quality and extent of service and advice furnished by the officers, the performance of the investment portfolio and the quality of the investment portfolio relative to the investments generated by the officers for their own accounts.

     Indemnification


     Our bylaws provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by Maryland law. We also intend to enter into indemnification agreements with our directors and executive officers. The indemnification agreements require, among other things, that we indemnify such persons to the fullest extent permitted by Maryland law, and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to our directors and executive officers that indemnification will be available because, as a contract, it may not be modified unilaterally in the future by our board of directors or the stockholders to eliminate the rights it provides.


     In addition, our charter contains provisions eliminating the liability of our directors, the company and its stockholders for money damages to the fullest extent permitted by Maryland law. See "Material Provisions of Maryland Law and of our Charter and Bylaws -- Indemnification and Limitation of Directors' and Officers' Liability."

     Therefore, our stockholders may have a more limited right of action than would otherwise be the case absent such charter provisions. The foregoing limitations on liability do not, however, apply to violations of federal securities laws.

     In the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy and therefore unenforceable. In the event that a claim for indemnification for liabilities arising under the Securities Act (other than the payment by us of expenses incurred or paid by the directors in the successful defense of any such action, suit or proceeding) is asserted by the directors in connection with the shares we will submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy and will be governed by the final adjudication of such issue.

     In general, decisions made by the directors respecting our operations must be made by a majority of those directors not otherwise interested in the transaction. A majority of the directors must consist of independent directors. An independent director may not, directly or indirectly (including through a member of his or her immediate family), own any interest in, be employed by, have general present business or professional relationship with or serve as an officer or director of an affiliate. An independent director may not perform material services for us, except as a director.

BOARD OF DIRECTORS AND COMMITTEES

     Our business is managed through the oversight and direction of our board of directors. Our board of directors presently consists of six members, of whom one is an insider and the others are "independent" with independent being defined in the manner established by our board of directors and in a manner consistent with listing standards established by the NYSE. The current directors will increase the size of the board from three

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

to six prior to the issuance of our common stock to new stockholders pursuant to this offering. This action does not require a vote of the current stockholders. At no time will our board have more than three insider directors, and at all times two-thirds of the members of our board will be independent. Beginning in 2004, all nominees for election as director will be selected by our nominating and governance committee, subject to advance notice provisions in our bylaws that permit stockholder to make nominations.

     The directors are regularly kept informed about our business at meetings of the board and its committees and through supplemental reports and communications. Our non-management directors expect to meet regularly in executive sessions without the presence of any corporate officers. Our board seeks to maintain high corporate governance standards.

     The board has established four committees whose principal functions are briefly described below.

     Audit Committee

     Our board of directors has established an audit committee, which consists of Messrs. Ames (chair), Cottone and Peck, each of whom is independent as defined by the NYSE. The audit committee assists the board in overseeing (i) our accounting and financial reporting processes; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; and (v) the performance of our internal and independent auditors. The audit committee also:

     - has sole authority to appoint or replace our independent auditors;

     - pre-approves all audit and permitted non-audit engagement fees, scope and terms with our independent auditors; and

     - meets at least quarterly with our senior executive officers, internal audit staff and our independent auditors in separate executive sessions.

     The specific functions and responsibilities of the audit committee are set forth in the audit committee charter.

     Compensation Committee

     Our board of directors has established a compensation committee, which consists of Messrs. Bringard (chair), Ames and Schwachter, each of whom is independent as defined by the NYSE. The principal functions of the committee are to:

     - evaluate the performance of our senior executives;

     - review and approve senior executive compensation plans, policies and programs;

     - consider the design and competitiveness of our compensation plans;

     - administer and review changes to our incentive, share option and restricted share and long-term incentive plans under the terms of the plans; and

     - produce an annual report on executive compensation for inclusion in our proxy statement.

     The committee also reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer's performance in light of those goals and objectives, and recommends to the board the chief executive officer's compensation levels based on its evaluation. The committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of chief executive officer or senior executive compensation.

     The compensation and human resources committee will administer our 2003 Equity Incentive Plan.

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

     Nominating and Governance Committee

     Our board of directors has established a nominating and governance committee, which consists of Messrs. Cottone (chair), Bringard, Peck and Schwachter, each of whom is independent as defined by the NYSE. The nominating and governance committee is responsible for seeking, considering and recommending to the board qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting. It also periodically prepares and submits to the board for adoption the committee's selection criteria for director nominees. It reviews and makes recommendations on matters involving general operation of the board and our corporate governance, and it annually recommends to the board nominees for each committee of the board. In addition, the committee annually facilitates the assessment of the board of director's performance as a whole and of the individual directors and reports thereon to the board. The committee has the sole authority to retain and terminate any search firm to be used to identify director candidates.

     Stockholders wishing to recommend director candidates for consideration by the committee can do so by writing to the Secretary of the Company at our corporate headquarters, giving the candidate's name, biographical data and qualifications. The Secretary will, in turn, deliver any stockholder recommendations for director candidates prepared in accordance with our bylaws to the nominating and governance committee. Any such recommendation must be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

Investment and Property Management Committee

     Our board of directors has established an investment and property management committee, which consists of Messrs. Schwachter (chair), Cottone and Peschio. The principal function of the committee is to review potential property acquisitions. In addition, the committee may approve any property acquisition that has an purchase price of $18,000,000 or less.

INTERLOCKS AND INSIDER PARTICIPATION

     There are no compensation committee interlocks and none of our employees serve on the compensation and human resources committee.

COMPENSATION OF DIRECTORS

     Each director will be paid a director's fee of $25,000 per year. Directors will also receive a fee of $1,000 for each board of directors meeting attended. We will pay directors a fee of $10,000 per year for service as chairman of the board of directors, $7,500 per year for service as chairman of our audit committee, $6,000 per year for service as the chairman of our compensation committee and $5,000 per year for service as chairman for any other of our committees. Each director will be paid a fee of $750 per committee meeting attended, except when the committee meeting is on the same day as a board meeting. In addition, we will reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services on the board of directors. Directors who are employees will receive no additional compensation for their service as a director.


     Each non-employee director will also be granted 2,000 shares of our restricted common stock each year under our 2003 Equity Incentive Plan. Each non-employee director, other than Messrs. Bringard and Schwachter, will receive a one-time grant under our 2003 Equity Incentive Plan of 2,500 shares of our restricted common stock in connection with their initial election to the board. Based upon the midpoint of the range of the public offering price for our shares in this offering, the value of these 2,500 shares would be $25,000. Our non-employee founding directors, Jerry D. Bringard and Richard H. Schwachter, will each receive one time restricted stock grant of 15,000 shares, which will vest over a three to five year period as directed by the each founding director. Based upon the midpoint of the range of the public offering price for our shares in this offering, the value of these 15,000 shares would be $150,000. Initial vesting shall not exceed 33% of the restricted shares granted to the founding directors. Vesting will accelerate in the event the director is not re-elected or is removed from the board of directors for any reason, except for willful misconduct or gross negligence, or in the event of the death or disability of the director. These restricted stock grants are intended to further align the interest of these directors with those of our stockholders and to provide long-term incentive for these directors.

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

EXECUTIVE COMPENSATION


     We did not pay any compensation to our executive officers in 2003 or any prior years.


EMPLOYMENT ARRANGEMENTS

     Thomas D. Peschio

     We have entered into an employment agreement with Thomas D. Peschio, our president and chief executive officer. Mr. Peschio's employment agreement provides that he will receive an annual base salary of $350,000 with minimum annual increases based upon the Consumer Price Index. Mr. Peschio will be entitled to receive annual bonuses of 40%, 60% or 80% of his annual base salary, subject to specified financial performance goals to be established yearly by our compensation committee.

     Mr. Peschio will be eligible to participate in the 2003 Equity Incentive Plan, as described in the section below entitled "2003 Equity Incentive Plan." Mr. Peschio's employment agreement also provides that he is eligible to receive annual bonuses under our approved bonus plans.

     At the end of the initial five year term, Mr. Peschio's employment agreement will automatically extend for additional one year periods unless either party elects not to extend the agreement. We may terminate Mr. Peschio's employment with appropriate notice with or without "cause." "Cause" is generally defined to mean:

     - convicted of, or the entry of a plea of guilty or nolo contendere to, a felony (excluding any felony relating to the negligent operation of a motor vehicle or a conviction, plea of guilty or nolo contendere arising under a statutory provision imposing per se criminal liability due to the position held by Mr. Peschio with us, provided the act or omission with respect to such matter was not taken or omitted to be taken in contravention of any applicable policy or directive of the board of directors);

     - a willful breach of his duty of loyalty which is materially detrimental to us;

     - a willful failure to perform or adhere to explicitly stated duties that are consistent with Mr. Peschio's employment agreement, or the reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including without limitation the business code of ethics adopted by the board of directors, or the failure to follow the lawful directives of the board of directors provided such directives are consistent with the terms of Mr. Peschio's employment agreement, which continues for a period of 30 days after written notice to the executive; and

     - gross negligence or willful misconduct in the performance of his duties.

     Mr. Peschio's employment agreement also provides that he will be eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan to the same extent as other similarly situated employees, and such other benefits as are commensurate with his position, including payments for automobile expenses and tax planning services. Participation in employee benefit plans will be subject to the terms of said benefit plans as in effect from time to time.

     If Mr. Peschio's employment ends for any reason, we will pay accrued salary, bonuses and incentive payments already determined, and other existing obligations. In addition, if we terminate Mr. Peschio's employment without cause, if Mr. Peschio is terminated as a result of death or total disability or if Mr. Peschio voluntarily terminates his employment for good reason, we must pay all the amounts due under the employment agreement, including base salary and a bonuses equal to the prior year's bonus, but not less than $150,000 per year, for a number of years equal to the greater of the remainder of the initial term of the employment agreement or three years. Additionally, in the event of a termination by us for any reason other than for cause, or if Mr. Peschio voluntarily terminates his employment for good reason, all of the unvested restricted shares granted to Mr. Peschio will fully vest. If Mr. Peschio's employment ends for cause or due to a voluntary termination on the part of Mr. Peschio other than for good reason, then any unvested restricted shares granted to Mr. Peschio will terminate unless otherwise agreed to by us.

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

     If we fail to renew Mr. Peschio's employment agreement upon the expiration of its term, Mr. Peschio will receive a lump sum payment equal to two years of his most recent base salary plus the average of his yearly bonus awards for the previous two years. Additionally, all unvested restricted shares granted to Mr. Peschio will fully vest.

     Mr. Peschio may terminate his employment agreement, at his option, for "good reason." "Good reason" is generally defined to mean:

     - a material reduction in Mr. Peschio's duties or responsibilities, a change in reporting requirements, or the assignment to Mr. Peschio of any duties, responsibilities or reporting requirements that are inconsistent with his position as president and chief executive officer;

     - a change in control, which is generally defined to mean an event wherein
       (i) our board of directors accepts, or recommends to our stockholders an offer from any person, other than those in control of us, acting on behalf of us or under common with us, to become the beneficial owner of our securities representing thirty percent or more of the combined voting power of our outstanding securities, or (ii) our board of directors approves or recommends to our stockholders, a plan of complete or substantial liquidation, an agreement for the sale or disposition of all or substantially all of our assets, or a merger, consolidation or reorganization, other than a merger, consolidation or reorganization that would result in the our voting securities outstanding immediately prior to such event continuing to represent at least eighty-five percent of the combined voting power of the voting securities outstanding after such event;

     - an involuntary reduction in base salary;

     - a material reduction or loss of benefits, including group health, dental, 401(k), accident, disability insurance, or group life insurance;

     - a requirement that our principal place of business at which Mr. Peschio performs his duties be changed to a location that is outside of the Omaha, Nebraska metropolitan area; and

     - a breach by us of any provision of Mr. Peschio's employment agreement, which breach continues for a period of thirty days after Mr. Peschio provides notice of such breach.

     If payments or other benefits are received in connection with Mr. Peschio's termination, such that Mr. Peschio will be subject to an excise tax imposed by
Section 4999 of the Code, we must gross up Mr. Peschio for the amount of this excise tax plus the amount of taxes due as a result of the gross up payment.


     Mr. Peschio will also receive an initial restricted stock grant under our 2003 Equity Incentive Plan in an amount equal to 0.625% of the shares issued pursuant to this offering, which amount will not exceed $1,000,000 in value based on the public offering price of this offering. Based upon the midpoint of the range of the public offering price for our shares in this offering, the value of these shares would be $875,000. These shares will vest over five years with 20% vesting each year. These restricted stock grants are intended to further align the interests of Mr. Peschio with those of our stockholders and to provide long-term incentive for Mr. Peschio.


  Nancy D. Olson

     Nancy D. Olson, our chief financial officer, currently receives an annual base salary of $130,000 with minimum annual increases based on the Consumer Price Index. Ms. Olson is eligible to participate in our 2003 Equity Incentive Plan, as described in the section below entitled "2003 Equity Incentive Plan." Ms. Olson is also eligible to receive annual bonuses under our approved bonus plans.

     At the end of the initial three year term, Ms. Olson's employment will automatically extend for additional one year periods unless either party elects not to extend the employment. We may terminate Ms. Olson's employment with appropriate notice with or without cause.

     Ms. Olson will be eligible to receive certain other employee benefits, including medical insurance coverage, retirement plan benefits and 401(k) plan participation, to the same extent as received by other similarly situated employees. Participation in employee benefit plans is subject to the terms of our benefit plans as in effect from time to time.

     If we terminate Ms. Olson's employment without cause, if Ms. Olson's employment is terminated as a result of her death or total disability or if Ms. Olson voluntarily terminates her employment for good reason, we must pay all the amounts due under the employment agreement, including base salary and a bonus equal to the prior year's bonus. Additionally, in the event of a termination by us for any reason other than for cause, or if Ms. Olson voluntarily terminates her employment for good reason, all of the unvested restricted shares granted to Ms. Olson will fully vest. If Ms. Olson's employment ends for cause or due to her voluntary termination other than for good reason, then any unvested restricted shares granted to Ms. Olson will terminate unless otherwise agreed to by us.


     Ms. Olson will also receive an initial restricted stock grant under our 2003 Equity Incentive Plan equal to 0.150% of the shares issued pursuant to this offering. Based upon the midpoint of the range of the public offering price for our shares in this offering, the values of these shares would be $210,000. These shares shall vest at a rate of 33% per year over a three year period. These restricted stock grants are intended to further align the interests of Mrs. Olson with those of our stockholders and to provide long-term incentive for Mrs. Olson.


  Oscar P. Peterson


     Oscar P. Peterson, our director of asset acquisition, currently receives a base salary of $120,000 with minimum annual increases based on the Consumer Price Index. Mr. Peterson will receive an initial restricted stock grant under our 2003 Equity Incentive Plan equal to $25,000 in value based on the public offering price of this offering upon the closing of this offering. These shares shall vest at a rate of 33% per year over a three year period. These restricted stock grants are intended to further align the interests of Mr. Peterson with those of our stockholders and to provide long-term incentive for Mr. Peterson.


     Mr. Peterson is eligible to participate in our 2003 Equity Incentive Plan, as described in the section below entitled "2003 Equity Incentive Plan." Mr. Peterson is also eligible to receive annual bonuses under our approved bonus plans.

     Mr. Peterson will be eligible to receive certain other employee benefits, including medical insurance coverage, retirement plan benefits and 401(k) plan participation to the same extent as received by other similarly situated employees. Participation in our employee benefit plans is subject to the terms of said benefit plans as in effect from time to time.

  D. Gary Marron


     D. Gary Marron, our director of asset management, currently receives a base salary of $130,000 with minimum annual increases based on the Consumer Price Index. Mr. Marron will receive an initial restricted stock grant under our 2003 Equity Incentive Plan equal to $25,000 in value based on the public offering price of this offering upon the closing of this offering. These shares shall vest at a rate of 33% per year over a three year period. These restricted stock grants are intended to further align the interests of Mr. Marron with those of our stockholders and to provide long-term incentive for Mr. Marron.


     Mr. Marron is eligible to participate in our 2003 Equity Incentive Plan, as described in the section below entitled "2003 Equity Incentive Plan." Mr. Marron is also eligible to receive annual bonuses under our approved bonus plans.

     Mr. Marron will be eligible to receive certain other employee benefits, including medical insurance coverage, retirement plan benefits and 401(k) plan participation to the same extent as received by other similarly situated employees. Participation in our employee benefit plans is subject to the terms of said benefit plans as in effect from time to time.

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

2003 EQUITY INCENTIVE PLAN

     General


     We currently have in effect the 2003 Equity Incentive Plan. As of October 1, 2003, no awards of common stock were outstanding and 1,000,000 shares of common stock were available for grant. The number of shares available for grant under the plan will increase annually on the first day of each fiscal year that commences after December 31, 2004 in an amount equal to the lesser of (i) 200,000 shares, (ii) 5% of the number of shares issued by us during the preceding fiscal year, or (iii) a lesser amount determined by the board of directors. We intend to limit the aggregate number of shares granted under the 2003 Equity Incentive Plan to no more than 2.5% of our outstanding common stock.


     Administration and Eligibility

     The plan is administered by our compensation committee or any other committee established by our board of directors that satisfies the "non-employee director" requirement of Rule 16b-3 under the Securities Exchange Act and the "outside director" requirement of Section 162(m) of the federal tax laws. Among other functions, the Committee has the authority to select the participants under the plan; to determine the types of awards to be granted to participants and the number of shares covered by such awards; to set the terms and conditions of such awards; to determine whether, to what extent and when awards may be settled in cash or shares; to determine whether, to what extent and when cash, shares and other awards may be deferred; and to establish, amend or waive rules for the administration of the plan. Subject to the express terms of the plan, determinations and interpretations with respect to the plan and award agreements will be in the sole discretion of the committee, whose determinations and interpretations will be binding on all parties.

     Any key employee, non-employee director, consultant or advisor is eligible to be granted awards under the plan. Non-employee directors, consultants and advisors may not be granted incentive stock options under the plan. Approximately ten persons are currently eligible to participate in the plan. The number of eligible participants may change over time.

     Awards Under the Plan; Available Shares

     The plan authorizes the grant of: (a) stock options, which may be either incentive stock options meeting the requirements of Section 422 of the federal tax laws or non-qualified stock options; (b) stock appreciation rights; (c) restricted stock; and (d) performance units. No individual may be granted, during any calendar year, awards under the plan with respect to more than 150,000 shares of common stock (subject to adjustment as described below).

     If any shares subject to awards granted under the plan, or to which any award relates, are forfeited or if an award otherwise terminates, expires or is cancelled prior to the delivery of all of the shares or other consideration issuable or payable pursuant to the award, then such shares will be available for the granting of new awards under the plan.

     Terms of Awards

     Options. The Committee may grant non-qualified stock options and incentive stock options to participants; provided, however, that no incentive stock options may be granted to non-employee directors, consultants or advisors. No participant may be granted incentive stock options that are first exercisable in a calendar year for shares of common stock having a total fair market value (determined as of the date of the grant) exceeding $100,000.

     The Committee will determine the exercise price per share of common stock subject to options granted under the plan, provided that the exercise price for a non-qualified stock option may not be less than 85% of the fair market value of a share of our common stock on the date of grant and the exercise price for an incentive stock option may not be less than 100% of the fair market value of a share of our common stock on the date of grant. In addition, the exercise price for an incentive stock option granted to any person owning more than 10% of the total voting power of all classes of our stock may not be less than 110% of the fair market value of a share of our common stock on the date of the grant. The term of any stock option granted under the plan will be determined by the Committee, provided that the term of any option may not exceed ten years from the date of its grant. Options granted under the plan will become exercisable in the manner, at the times and in the amounts determined by the Committee. Participants may exercise options by payment in full of the exercise price, at the discretion of the Committee, in cash, by tendering shares of common stock having a fair market value on the date of exercise equal to the option exercise price, or by a combination of cash and stock. All incentive stock options granted under the plan must comply with Section 422 of the code.

     Stock Appreciation Rights. The Committee may grant stock appreciation rights to participants. A stock appreciation right granted under the plan will confer on the holder a right to receive, upon exercise of the stock appreciation right, the excess of (a) the fair market value of one share of common stock on the date of exercise over (b) the grant price of the stock appreciation right as specified by the Committee. Stock appreciation rights may be issued in tandem with stock options or as freestanding stock appreciation rights. If stock appreciation rights are issued in tandem with stock options, the participant will forfeit the stock appreciation rights if the stock options are exercised and will forfeit the stock options if the stock appreciation rights are exercised. The exercise price of a freestanding stock appreciation right will be the fair market value of a share of our common stock on the date of the grant and the exercise price of stock appreciation rights issued in tandem with stock options will be the exercise price of the stock options. At the time of grant, the Committee will determine the term, methods of exercise, methods of settlement (including whether the holder of a stock appreciation right will be paid in cash, shares of common stock or a combination thereof), and any other terms and conditions of any stock appreciation rights granted under the plan.

     Restricted Stock. The Committee may grant shares of restricted stock to participants. Shares of restricted stock granted under the plan will be subject to such restrictions as the Committee may impose, including any limitation on the right to vote the shares or receive dividends on the shares. The restrictions imposed on the shares may lapse separately or in combination at the times and in the amounts as the Committee determines.

     Performance Units. The Committee may grant performance units to participants. The Committee will determine and/or select the applicable performance period, the performance goals (and the performance levels related to these goals) to be achieved during any performance period, the proportion of payments, if any, to be made for performance between the minimum and full performance level for any performance goal and, if applicable, the relative percentage weighting given to each of the selected performance goals, the restrictions applicable to shares received upon payment of performance units, if payment is made in such manner, and any other terms, conditions and rights relating to the grant of performance units.

     Under the terms of the plan, the Committee may select from various performance goals, including return on equity, return on investment, return on net assets, return on revenues, net income, economic value added, net operating profits, net income, net earnings, revenues, net cash provided by operating activities, market share, share price, net operating profit, cash flow, comparison to various stock market indices, comparison to performance of other companies, and level of dividends. The Committee has sole discretion to alter the selected performance goals, subject to stockholder approval, to the extent required to qualify the performance award for the performance-based exemption provided by Section 162(m) of the federal tax laws. If the Committee determines it is advisable to grant performance units that do not qualify for the performance-based exemption, then the Committee may make such grants in its discretion.

     Following completion of the applicable performance period, payment on performance units will be made in shares of common stock, cash or a combination thereof.

     401(k) PLAN

     We plan to establish a retirement savings plan under section 401(k) of the Code to cover our eligible employees. The federal tax laws allow eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. All of our full time employees will be eligible to participate in the 401(k) plan, subject to eligibility requirements defined within the plan.

                           RELATED PARTY TRANSACTIONS

CORPORATE BACKGROUND

     We were incorporated in Michigan under the name Genesis Net Lease Realty, Inc. in September 1998. We sold 955,206 shares of our common stock between October 2002 and August 2003 in an SEC-registered public offering for $10.00 per share. We were organized by Genesis Financial Group, Inc., which is owned 55% by
D. James Barton and 45% by Gregg S. Barton. Except as set forth below, neither Genesis Financial Group, D. James Barton nor Gregg S. Barton has any current relationship with us or will have a relationship with us following the offering.

     As of September 30, 2003, we had approximately 265 stockholders and 975,552 shares of common stock outstanding. Until this offering, we have elected not to list our common stock on any securities market. We changed our name to Gen-Net Lease Income Trust, Inc. in 2001 and commenced operations in December 2002. In September 2003, our stockholders approved a proposal to reincorporate the Company in Maryland. In connection with the Maryland reincorporation, we will change our name to Government Properties Trust, Inc. The reincorporation will be accomplished by forming Government Properties Trust, Inc. as a Maryland corporation and merging it with Gen-Net Lease Income Trust, Inc. with Government Properties Trust, Inc. as the surviving entity. We expect to effect the reincorporation immediately prior to the closing of this offering.

     Genesis purchased 20,346 shares of our common stock (10,346 shares on August 30, 2002 and 10,000 shares on January 23, 2001) at $10 per share, for an aggregate purchase price of approximately $203,460. After giving effect to this offering, Genesis will own less than one percent of our common stock outstanding.

     In June 2003, we entered into an Amended and Restated Omnibus Services Agreement with Genesis at no cost, pursuant to which Genesis has provided us with property acquisition services, property disposition services, administration services and property management services. We recognize the cost of these services as they are provided. For acquisition services, Genesis receives reasonable compensation for services actually rendered, which compensation may not exceed 1% of the purchase price of the property being acquired (included in the historical cost of our real estate). For property disposition services, Genesis receives a real estate commission upon the sale of properties if Genesis provided substantial brokerage services in connection with such sale, provided, however, that such commissions may not exceed an amount equal to 3% of sale price of the property (would be included in the gain or loss on sale of our real estate). For administration services, Genesis receives its actual out-of-pocket expenses for providing the services and an overhead factor to cover utilities allocable to us used in providing the services (included in our historical general and administrative expense). For property management services, Genesis receives a monthly fee of 3% of the gross rental revenues of the properties for which such services were provided and received reimbursement for its costs actually incurred in connection with the performance of such services (included in our historical property operations expense). During the nine months ended September 30, 2003, we paid Genesis an aggregate of $503,015 for all such services.

     On September 30, 2003, we entered into a Property Acquisition Services Agreement with Genesis. The agreement provides that, upon completion of this offering, Genesis will provide us only with property acquisition services, on a non-exclusive basis, until the earlier of one year from the completion of this offering or the applying of the last of the net proceeds from this offering to be used for property acquisitions. For the provision of property acquisition services, we will pay Genesis a fee equal to 1% of the purchase price of the property being acquired and reimbursement of its costs up to an additional 2% of the property acquisition fee paid by us to Genesis. The agreement supercedes and replaces those portions of the Amended and Restated Omnibus Services Agreement for professional services. We intend to terminate the remainder of the Amended and Restated Omnibus Services Agreement upon the consummation of this offering. Other than as provided in the Property Acquisition Services Agreement, Genesis will not provide us with any services after this offering.

     We financed the purchase of our Bakersfield property in part through an approximately $1.6 million bank loan to Genesis. Genesis then advanced the loan proceeds to DEA Bakersfield, LLC for the purchase of the Bakersfield property. The loan is secured by a corporate guaranty by DEA Bakersfield, LLC and a mortgage on the Bakersfield property. Subsequently, DEA Bakersfield, LLC agreed to be primarily responsible for repaying amounts owed under the loan. We will repay this loan with the proceeds of this offering.

     On August 12, 2003, Genesis agreed to act as co-borrower with us on a $300,000 line of credit. In September 2003, we entered into an addendum to the promissory note evidencing the line of credit, pursuant to which we became the primary obligor on the note, Genesis was released from liability under the note and the line of credit amount was reduced to $34,670.


     We are party to a mortgage banking services agreement with Capital Matrix LLC pursuant to which we engaged Capital Matrix to arrange mortgage financing on terms acceptable to us on a subsequent property acquisition to be determined by us and arrange refinancing on terms acceptable to us for our Bakersfield property. We will pay Capital Matrix a fee in an amount equal to 1% of the principal amount of the mortgage financing on this to be determined property and a fee in an amount equal to 1% of the principal amount of the mortgage that refinances our Bakersfield property. If we refinanced our Bakersfield property in the amount of $1.6 million, we would pay Capital Matrix a fee of approximately $16,000. Bruce M. Baum, who served as our Treasurer until June 30, 2003, is the principal member of Capital Matrix.


TRANSITION ARRANGEMENTS

     We plan to enter into a transition services agreement with The Lund Company, a commercial real estate brokerage and management firm in Omaha, Nebraska with 33 affiliated investment partnerships and with property management responsibility for over 70 commercial properties. Pursuant to the agreement, The Lund Company will license us intellectual property related to our operations and will provide us with 500 hours of property management, consulting and advisory services. In exchange, we will pay The Lund Company approximately $90,000 plus expenses. Thomas Peschio, our president and CEO, previously was an executive officer and stockholder of The Lund Company. Nancy Olson, our Treasurer and CFO, previously was an executive officer of The Lund Company. Mr. Peschio sold his stock back to The Lund Company pursuant to an existing stock repurchase agreement.

     Upon the completion of this offering, we will transition from external management to internal management. We have prepared a staffing plan and engaged or identified the personnel for this plan. Further, The Lund Company has agreed to provide property management systems, procedures, operating manuals, forms, and consulting or advisory services during the transition period. We believe that the transition will commence within 30 days after the closing of this offering and will be completed within 90 days after the closing of this offering. We do not expect to use services of The Lund Company after we complete our transition.

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

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the ownership of our common stock as of January 1, 2004 by:

     - each of our directors;

     - each of our executive officers;

     - our directors and executive officers as a group; and

     - each beneficial owner of more than 5% of our common stock.

     The SEC defines "beneficial ownership" to mean the possession, directly or indirectly, of voting power, investment power or both. A stockholder is deemed to be the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after a particular date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.

                                                              NUMBER OF SHARES    PERCENT OF
NAME OF STOCKHOLDER                                          BENEFICIALLY OWNED     CLASS
-------------------                                          ------------------   ----------
Carl G. and Betty Dahlin Trust dated 5/31/95(1)............       100,000            10.3%
Thomas D. Peschio..........................................            --              --
Nancy D. Olson.............................................            --              --
Jerry D. Bringard..........................................            --              --
Robert M. Ames.............................................            --              --
Philip S. Cottone..........................................            --              --
Robert A. Peck.............................................            --              --
Richard H. Schwachter......................................            --              --
All directors and executive officers as a group............            --              --

---------------

(1) These shares held by this trust are controlled by Carl G. Dahlin and Betty
    L. Dahlin.

     The foregoing percentages are based on 975,552 shares outstanding as of January 1, 2004.

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

                          DESCRIPTION OF COMMON STOCK

     The following is a summary of our common stock. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. We recommend that you review these documents. See "Where You Can Find More Information."

GENERAL

     Our charter provides that we may issue up to 50,000,000 shares of common stock. Upon completion of this offering, there will be 15,223,052 shares of common stock issued and outstanding.

     Generally, under Maryland law no stockholder shall be personally liable for any of our obligations solely as a result of that stockholder's status as a stockholder.

VOTING RIGHTS OF COMMON STOCK

     Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. The holders of common stock possess the exclusive voting power. There is no cumulative voting in the election of directors.

     Under Maryland law, a corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets or engage in a statutory share exchange unless the transaction is declared advisable by the board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. Our charter provides, however, that, notwithstanding any provisions of Maryland law requiring that any action be taken or authorized by the affirmative vote of the holders of a designated proportion greater than a majority of the shares or votes entitled to be cast, such action shall be effective and valid if taken or authorized by the affirmative vote of the holders of a majority of the total number of shares outstanding and entitled to vote thereon. Our charter does provided that the affirmative vote of the holders of not less than two-thirds of our shares outstanding and entitled to vote generally for the election directors are required in order for any director to be removed from office. See "Management -- Directors Generally."

DIVIDENDS, LIQUIDATION AND OTHER RIGHTS

     All shares of common stock offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common stock are entitled to receive dividends when authorized by our board of directors out of assets legally available for the payment of dividends. They also are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our shares (of which there are none at this time) and to the provisions of our governing documents regarding restrictions on transfer of our shares.

     Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of shares contained in our charter and to the ability of the board of directors to create stock, including common stock with differing voting rights, preferences and other rights, all shares of our common stock have equal dividend, liquidation and other rights.

POWER TO CLASSIFY OR RECLASSIFY SHARES

     Our charter authorizes our board of directors to classify or reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preference, conversion and other rights, voting powers, restrictions as to dividends, qualification and terms and conditions of redemption of those shares. A majority of our board of directors, without action by any of the stockholders, may amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class that we have authority to issue.

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

POWER TO ISSUE ADDITIONAL STOCK

     Our board of directors has the power to issue additional shares of common stock and to classify or reclassify unissued common stock and thereafter to issue the classified shares without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interests.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

     In order to qualify as a REIT under the federal tax laws, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the federal tax laws to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

     Because our board of directors believes that it is at present essential for us to qualify as a REIT, the charter, subject to certain exceptions, contains restrictions on the number of our shares that a person may own. Our charter and bylaws prohibit any person from acquiring or holding, directly or indirectly, shares of our common stock in excess of 9.8% in the aggregate of our outstanding stock, in number of shares or value. We refer to this restriction as the "ownership limit." Our charter further prohibits any person who owns an interest that is greater than 9.9% in the aggregate in any of our tenants from owning greater than 9.9% by value of our outstanding common stock. We refer to this restriction as the "related tenant limit." A person or entity that becomes subject to the ownership limit or the related tenant limit by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a "purported beneficial transferee" if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our common stock, or is referred to as a "purported record transferee" if, had the violative transfer been effective, the person or entity would have been solely a record owner of our stock.

     The constructive ownership rules under the federal tax laws are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding common stock and thereby subject the stock to the applicable ownership limit.

     Our board of directors may, in its sole discretion and on terms and conditions it deems necessary, waive the ownership limit with respect to a particular stockholder if it receives a ruling from the IRS or an opinion of counsel to the effect that such waiver will not result in our being classified as a "closely held" corporation within the meaning of Section 856(h) of the Code.

     In connection with the waiver of the ownership limit or at any other time, our board of directors may increase or decrease the ownership limit; provided, however, that any decrease may only be made prospectively as to subsequent holders, unless such decrease is immediately necessary in order to maintain our REIT status. Additionally, the new ownership limit may not allow five or fewer stockholders to beneficially own more than 49.9% in value of our outstanding stock and may not be increased to a percentage which is greater than 9.9%.

     Our charter further prohibits:

     - any person from beneficially or constructively owning shares of our stock that would result in us being "closely held" under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; and

     - any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any attribution rules).

     Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

     Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limits, the related tenant limits, or such other limit as permitted by our board of directors, then any such purported transfer will be void and of no force or effect as to that number of shares in excess of the ownership limit or the related tenant limit. That number of shares in excess of the ownership limit or the related tenant limit will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee for the benefit of the charitable beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or as otherwise permitted by our board of directors, then our charter provides that the transfer of the excess shares will be void.

     Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the purported record transferee for the shares (or, if the event which resulted in the devise, gift or other transfer to the trust did not involve a purchase of such shares in which no value was given, at the fair market value of the shares (as determined by our board of directors), and (ii) the fair market value of the shares (as determined by our board of directors) on the date we, or our designee, accepts such offer. We have the right to accept such offer for a period of 90 days from the later of the date of the transfer creating the excess shares or the date on which the board of directors determines in good faith that a transfer creating excess shares has occurred. At the board of directors' sole discretion, we may pay the purchase price for the redemption at any time up to five years from our decision to redeem the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such common stock will be paid to the charitable beneficiary.

     If we do not buy the shares, the trustee must sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or the related tenant limit or as otherwise permitted by our board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (i) the price paid by the purported record transferee or owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at fair market value of the shares (as determined by our board of directors) and
(ii) the sales proceeds received by the trust for the shares, less any dividends or distributions paid to the purported record transferee which such purported record transferee was to repay to the trustee but has failed to so repay. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee. All proceeds not delivered to the purported record transferee shall be delivered to the charitable beneficiary.

     The trustee shall be designated by us and shall be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any excess shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and may also exercise all voting rights with respect to the excess shares.

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     Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust shall be rescinded ab initio.

     Any beneficial owner or constructive owner of more than 5% of the number or value of outstanding shares of our stock shall, within 30 days after January 1 of each year, provide written notice to us stating such person's name and address, the number of shares held by such person and a description of how such shares are held. In addition, each beneficial owner or constructive owner of any shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner must, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder's actual and constructive ownership of shares of our common stock on our status as a REIT and to ensure compliance with the ownership limit, or as otherwise permitted by our board of directors.

     All certificates representing shares of our common stock bear a legend referring to the restrictions described above.

     These ownership limits could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock will be Wells Fargo Shareowner Services.

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                 MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR
                               CHARTER AND BYLAWS

     The following is a summary of Maryland law and our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. We recommend that you review these documents. See "Where You Can Find More Information."

THE BOARD OF DIRECTORS

     Our bylaws provide that the number of directors may be established by our board of directors but may not be fewer than three nor greater than seven. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors.

     Pursuant to our charter and bylaws, each member of our board of directors serves a one year term, with each member's initial term expiring in 2004. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of our stockholders, all of the members of our board of directors will stand for election and our directors will be elected by a plurality of the votes cast. Our directors may only be removed for cause and by the affirmative vote of the holders of at least two-thirds of our common stock.

MARYLAND TAKEOVER STATUTES

     Maryland law prohibits "business combinations" between a corporation and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange, or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates as asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:

     - any person who beneficially owns 10% or more of the voting power of our voting stock; or

     - an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation

     A person is not an interested stockholder if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

     After the five year prohibition, any business combination between a corporation and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

     - 80% of the votes entitled to be cast by holders of the then outstanding shares of our stock entitled to vote on the matter; and

     - two-thirds of the votes entitled to be cast by holders of our stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.

     These super-majority vote requirements do not apply if our stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

     The statute permits various exemptions from its provisions, including business combinations that are approved by the board of directors before the time that the interested stockholder becomes an interested stockholder.
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     Maryland law also provides that "control shares" acquired in a "control share acquisition" have no voting rights unless approved by a vote of two-thirds of our outstanding voting shares, excluding shares owned by the acquiror or by officers or directors who are employees of ours. "Control shares" are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power, other than by revocable proxy, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

     - one-tenth or more but less than one-third;

     - one-third or more but less than a majority; or

     - a majority of all voting power.

     Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any stockholders' meeting.

     If voting rights are not approved at the stockholders' meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders' meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted by our charter or bylaws.

     Our bylaws exempt from the Maryland control share statute any and all acquisitions of our stock by any person. The board of directors has the right, however, to amend this exemption at any time in the future.

     Maryland law also provides that Maryland corporations that are subject to the Exchange Act and have at least three outside directors can elect by resolution of the board of directors to be subject to some corporate governance provisions that may be inconsistent with the corporation's charter and bylaws. Under the applicable statute, a board of directors may classify itself without the vote of stockholders. A board of directors classified in that manner cannot be altered by amendment to the charter of the corporation. Further, the board of directors may, by electing into applicable statutory provisions and notwithstanding the charter or bylaws:

     - provide that a special meeting of stockholders will be called only at the request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting,

     - reserve for itself the right to fix the number of directors,

     - provide that a director may be removed only by the vote of the holders of two-thirds of the stock entitled to vote,

     - retain for itself sole authority to fill vacancies created by the death, removal or resignation of a director, and

     - provide that all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors, in office, even if the remaining directors do not constitute a quorum.

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     In addition, a director elected to fill a vacancy under this provision will serve for the balance of the unexpired term instead of until the next annual meeting of stockholders. A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval. A corporation may be prohibited by its charter or by resolution of its board of directors from electing any of the provisions of the statute. We are not prohibited from implementing any or all of the stature. While certain of these provisions are already contemplated by our charter and bylaws, the law would permit our board of directors to override further changes to the charter or bylaws. If implemented, these provisions could discourage offers to acquire our stock and could increase the difficulty of completing an offer.

AMENDMENT TO OUR CHARTER

     Subject to applicable law, our charter may be amended if declared advisable by the board of directors and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter; provided, however, that our charter may be amended in order to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class that we have authority to issue by upon the approval of a majority of members of our board of directors.

DISSOLUTION

     A voluntary dissolution of our company must be declared advisable by the board of directors and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only:

     - pursuant to our notice of the meeting given by or at the direction of the board of directors;

     - otherwise properly brought before the annual meeting by or at the direction of the board of directors; or

     - by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

     The provisions of our charter regarding removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. Under our charter, in considering a potential acquisition of control of our company, our board of directors is entitled to consider the effect of the transaction on our suppliers, customers and creditors and the communities in which we operate as well as our stockholders. Further, unlike some states, Maryland law will not subject our board of directors to a higher duty or greater scrutiny when taking action relating to an acquisition or potential acquisition of control of our company. Maryland law provides that the duty of the directors of a corporation does not require them to accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation. All of the foregoing, as well as the business combination provisions of Maryland law and, if the provision in our bylaws opting out of the control share acquisition provisions of Maryland law were rescinded, those control share acquisition provisions could have the effect of delaying or preventing a transaction that might benefit our stockholders or otherwise be in their best interest.

INDEMNIFICATION AND LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY

     The MGCL requires a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and
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officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

     - an act or omission of the director or officer was material to the matter giving rise to the proceeding and

      - was committed in bad faith; or

      - was the result of active and deliberate dishonesty; or

     - the director or officer actually received an improper personal benefit in money, property or services; or

     - in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer did not meet the requisite standard of conduct for permitted indemnification.

     In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

     - a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

     - a written undertaking by the director or on the director's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

     The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     Our bylaws obligate us, to the fullest extent permitted by Maryland law, to indemnify any director or former director and to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a director or former director, if such person is or is threatened to be made a party to a proceeding by reason of his or her position as a director. In addition, our bylaws permit us, to the fullest extent permitted by Maryland law, to similarly provide indemnification and reimbursement of reasonable expenses to:

     - any present or former officer, employee or other agent who is made a party to the proceeding by reason of his or her service in that capacity; or

     - any person who serves or has served at our request as a director, officer, employee or agent of another corporation or entity.

     Our bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

     We intend to enter into indemnification agreements with our directors and executive officers which will require, among other things, that we indemnify our directors to the fullest extent permitted by Maryland law, and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by such persons seeking to enforce their rights under the indemnification agreement.

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

Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to the registrant's directors and executive officers and such other persons that indemnification will be available. See "Management -- Indemnification Agreement."

     Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act of 1933, as amended, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is therefore unenforceable.

OBJECTING STOCKHOLDERS

     Our charter provides that no holder of our common stock may exercise any rights of an objecting stockholder under applicable Maryland law, except as such rights may be provided in connection with a control share acquisition, although we have opted out of the Maryland control share statutes.

                        SHARES AVAILABLE FOR FUTURE SALE


     Upon the completion of this offering, we will have 15,223,052 shares of common stock outstanding and 1,000,000 shares of common stock available for grant under our 2003 Equity Incentive Plan. We intend to limit the aggregate number of shares granted under the 2003 Equity Incentive Plan to no more than 2.5% of our outstanding common stock. The common stock issued in this offering and 975,552 shares of common stock outstanding prior to this offering will be freely tradeable by persons other than our affiliates, subject to certain limitations on ownership set forth in our governing documents. See "Description of Common Stock -- Restrictions on Ownership and Transfer."


     Prior to this offering, there has been no public market for our common stock. We have applied to have our common stock listed on the NYSE. We cannot predict what effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of common stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the common stock. See "Risk Factors."

     For a description of certain restrictions on transfers of our common stock held by certain of our stockholders, see "Underwriting."

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

INTRODUCTORY NOTES

     The following is a description of the material federal income tax considerations to a holder of our common stock. This discussion is based upon the assumption that we make an election to be treated as a REIT and we in fact qualify as a REIT. The following discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

     Blackwell Sanders Peper Martin LLP has provided an opinion to the effect that this discussion, to the extent that it contains descriptions of applicable federal income tax law, is correct in all material respects and fairly summarizes the federal income tax laws referred to herein. This opinion is filed as an exhibit to the registration statement of which this prospectus is a part. This opinion, however, does not purport to address the actual tax consequences of the purchase, ownership and disposition of our common stock to any particular holder. The opinion, and the information in this section, is based on the federal tax laws, current, temporary and proposed Treasury regulations, the legislative history of the federal tax laws, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and

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practices includes IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. We cannot assure you that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the opinion and the information in this section are based. Any change of this kind could apply retroactively to transactions preceding the date of the change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, we cannot assure you that such opinion, or the statements made in the following discussion, will not be challenged by the IRS or will be sustained by a court if so challenged.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR, REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE ACQUISITION, OWNERSHIP AND SALE OF SECURITIES OF AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

REIT TAXATION

     General. We intend to elect to be taxed as a REIT under Sections 856 through 859 of the Code, commencing with our taxable year ending December 31, 2003. An election is made by a taxpayer by reporting its taxable income as a REIT, which is generally done by filing a tax return on Form 1120-REIT. Thus, we can make the election for 2003 at anytime prior to the due date of our 2003 tax return, which may be timely filed on or before September 15, 2004.

     Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests and organizational requirements imposed under the federal tax laws, as discussed below. We believe that we are organized and have operated in such a manner as to qualify under the federal tax laws for taxation as a REIT since the beginning of 2003 and we intend to continue to operate in such a manner. We can not assure you, however, that we will qualify as a REIT for 2003 and that we will operate in a manner so as to qualify or remain qualified as a REIT. See "Failure to Qualify" below.

     The following is a general summary of the material provisions of the federal tax laws that govern the federal income tax treatment of a REIT and its stockholders. These provisions of the federal tax laws are highly technical and complex. This summary is qualified in its entirety by the applicable provisions of the federal tax laws, the regulations promulgated thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof.

     Blackwell Sanders Peper Martin LLP has provided to us an opinion to the effect that we have been organized and have operated in conformity with the requirements for qualification as a REIT, effective for our taxable year ending December 31, 2003, and our current and proposed organization and method of operation will enable us to continue to meet the requirements for qualification as a REIT for taxable year 2004 and thereafter. This opinion is filed as an exhibit to the registration statement of which this prospectus is a part. It must be emphasized that this opinion is conditioned upon our properly filing an election to be taxed as a REIT (which will not be done until we file our 2003 federal income tax return in 2004) and the certain assumptions and representations made by us to Blackwell Sanders Peper Martin LLP as to factual matters relating to our organization and operation. Since qualification as a REIT requires us to satisfy certain income and asset tests throughout the year of 2003, Blackwell Sanders Peper Martin LLP's opinion is based upon assumption and our representations as to future conduct, income and assets. In addition, this opinion is based upon our factual representations concerning our business and properties as described in the reports filed by us under the federal securities laws.

     Qualification as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, the various requirements under the federal tax laws described in this prospectus with regard to, among other things, the sources of our gross income, the composition of our assets, our distribution levels, and our diversity of stock ownership. Blackwell Sanders Peper Martin LLP will not review our operating
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results on an ongoing basis. While we intend to operate so that we qualify as a
REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we satisfy all of the tests for REIT qualification or will continue to do so.

     If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on net income that we currently distribute to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation.

     Notwithstanding our REIT election, however, we will be subject to federal income tax in the following circumstances. First, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains, provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the stockholder level. Second, under certain circumstances, we may be subject to the "alternative minimum tax" on any items of tax preference and alternative minimum tax adjustments. Third, if we have (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax on prohibited transactions. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax equal to the gross income attributable to the greater of either (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (ii) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability. Sixth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year (for this purpose such term includes capital gains which we elect to retain but which we report as distributed to our stockholders. See "Annual Distribution Requirements" below); and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by us, then, to the extent of such property's built-in gain (the excess of the fair market value of such property at the time of acquisition by us over the adjusted basis of such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable. Eighth, we would be subject to a 100% penalty tax on amounts received (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and a taxable REIT subsidiary were not comparable to similar arrangements among unrelated parties.

REQUIREMENTS FOR QUALIFICATION

     The federal tax laws define a REIT as a corporation, trust or association
(i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the federal tax laws; (v) the beneficial ownership of which is held by 100 or more persons; (vi) of which not more than 50% in value of the outstanding capital stock is owned, directly or indirectly, by five or fewer individuals (as defined in the federal tax laws to include certain entities) during the last half of each taxable year after applying certain attribution rules; (vii) that makes an election to be treated as a REIT for the current taxable year or has made an election for a previous taxable year which has not been revoked and
(viii) which meets certain other tests, described below, regarding the nature of its income and

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assets. The federal tax laws provide that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Condition (vi) must be met during the last half of each taxable year. For purposes of determining stock ownership under condition (vi), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Section 401(a) of the federal tax laws generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition
(vi). Conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. We have issued sufficient shares of common stock with sufficient diversity of ownership to allow us to satisfy requirements (v) and (vi). In addition, our charter contains restrictions regarding the transfer of our stock intended to assist in continuing to satisfy the stock ownership requirements described in (v) and (vi) above. See "Description of Common Stock -- Restrictions on Ownership and Transfer." These restrictions, however, may not ensure that we will be able to satisfy these stock ownership requirements. If we fail to satisfy these stock ownership requirements, we will fail to qualify as a REIT.

     To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We believe that we have complied with this requirement.

     We are required to maintain certain records and request on an annual basis certain information from our stockholders designed to disclose the actual ownership of our outstanding shares. A monetary penalty will be imposed upon us if we fail to comply with applicable Treasury Regulations requiring us to maintain certain records and request certain information from our stockholders designed to disclose the actual ownership of our outstanding shares. If we comply with these regulatory rules, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet the stock ownership of requirement (vi) above, we will be treated as having met the requirement.

QUALIFIED REIT SUBSIDIARIES

     If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

TAXABLE REIT SUBSIDIARIES

     A "taxable REIT subsidiary" is an entity taxable as a corporation in which we own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular "C" corporation.

     Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and the taxable REIT subsidiary are not

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comparable to similar arrangements among unrelated parties. We currently do not have any taxable REIT subsidiaries.

INCOME TESTS

     In order for us to maintain qualification as a REIT, certain separate percentage tests relating to the source of our gross income must be satisfied annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year generally must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property," gain, and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, dividends, interest and gain from the sale or disposition of stock or securities, some payments under hedging instruments, or from any combination of the foregoing.

     Rents received by us will qualify as "rents from real property" in satisfying the above gross income tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     Second, rents received from a tenant will not qualify as "rents from real property" if we, or a direct or indirect owner of 10% or more of our stock, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). We may, however, lease our properties to a taxable REIT subsidiary and rents received from that subsidiary will not be disqualified from being "rents from real property" by reason of our ownership interest in the subsidiary if at least 90% of the property in question is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space.

     Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." This 15% test is based on relative fair market values of the real and personal property.

     Generally, for rents to qualify as "rents from real property" for the purposes of the gross income tests, we are only allowed to provide services that are both "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Income received from any other service will be treated as "impermissible tenant service income" unless the service is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the federal tax laws. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, if we attach a schedule of the sources of our income to our federal income tax return for such years, and if any incorrect information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in "General," even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.
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ASSET TESTS

     At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

     1. At least 75% of the value of our total assets must be represented by "real estate assets," cash, cash items and government securities. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the non-corporate subsidiaries of these partnerships, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long term debt.

     2. Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

     3. Except for certain investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets.

     4. Except for certain investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of any one issuer's outstanding voting securities.

     5. Except for certain investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify as "straight debt" under the federal tax laws.

     6. Not more than 20% of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

     For purposes of these asset tests, any shares of qualified REIT subsidiaries are not taken into account, and any assets owned by the qualified REIT subsidiary are treated as owned directly by the REIT.

     Securities, for purposes of the assets tests, may include debt we hold. However, debt we hold in an issuer will not be taken into account for purposes of the 10% value test if the debt securities meet the "straight debt" safe harbor and either (1) the issuer is an individual, (2) the only securities of the issuer that we hold are straight debt or (3) if the issuer is a partnership, we hold at least a 20 percent profits interest in the partnership. Debt will meet the "straight debt" safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money (1) which is not convertible, directly or indirectly, into stock and (2) the interest rate (or the interest payment dates) of which is not contingent on the profits, the borrower's discretion or similar factors.

     With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including unsecured debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the "straight debt" exceptions with respect to certain issuers). With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the IRS might not disagree with our determinations.

     After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25%, 20% or 5% asset tests or the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20%, or 5% asset tests or the 10% value limitation. We cannot ensure that these steps always will be successful. If we were to fail to cure the noncompliance with the asset tests within this 30 day period, we could fail to qualify as a REIT.

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ANNUAL DISTRIBUTION REQUIREMENTS

     We, in order to qualify as a REIT, are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (i) the sum of (a) 90% of our "taxable REIT income" (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and paid within 12 months of the end of the tax year but before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "taxable REIT income," as adjusted, we will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain income for such year; and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     We may elect to retain and pay tax on net long-term capital gains and require our stockholders to include their proportionate share of such undistributed net capital gains in their income. If we make such election, stockholders would receive a tax credit attributable to their share of the capital gains tax paid by us, and would receive an increase in the basis of their shares in us in an amount equal to the stockholder's share of the undistributed net long-term capital gain reduced by the amount of the credit. Further, any undistributed net long-term capital gains that are included in the income of our stockholders pursuant to this rule will be treated as distributed for purposes of the 4% excise tax.

     We have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, we may arrange for short-term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, we may refinance our indebtedness to reduce principal payments and may borrow funds for capital expenditures.

     Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

     If we fail to qualify for taxation as a REIT in any taxable year and no relief provisions apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will such distributions be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as dividend income, and, subject to certain limitations in the federal tax laws, corporate distributees may be eligible for the dividends received deduction. Dividend income received by non-corporate taxpayers after 2002 and before 2009 will be taxed at the same federal income tax rates as capital gains are subject to tax for federal income tax purposes. Unless entitled to

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relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

OUR DEPRECIATION METHOD AND LIFE

     Since we intend to purchase properties which will be predominantly leased on a long-term basis to governmental entities, we will likely have to depreciate our assets leased to those entities on a straight-line basis and over a longer time period than would otherwise be applicable to such property under the federal tax laws.

TAXATION OF STOCKHOLDERS

     Taxation of Taxable U.S. Stockholders. As used in the remainder of this discussion, the term "U.S. Stockholder" means a beneficial owner of our common stock that is for United States federal income tax purposes:

     1. a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

     2. a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

     3. an estate the income of which is subject to United States federal income taxation regardless of its source; or

     4. in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

     Generally, in the case of a partnership that holds our common stock, any partner that would be a U.S. Stockholder if it held the common stock directly is also a U.S. Stockholder. As long as we qualify as a REIT, distributions made to our taxable U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of such stockholder's common stock, but rather will reduce the adjusted basis of such shares as a return of capital. To the extent that such distributions exceed the adjusted basis of a stockholder's common stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. For purposes of determining what portion of a distribution is attributable to current or accumulated earnings and profits, earnings and profits will first be allocated to distributions made to holders of any shares of preferred stock. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of ours.

     In general, any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities will be treated as a long-term capital gain or loss if the shares have been held for more than one year, otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of common stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) generally will be treated as long-term capital loss to the extent of distributions from us required to be treated by such stockholder as long-term capital gain.

     Distributions that we properly designate as capital gain dividends will be taxable to stockholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset held for greater than one year. If we designate any portion of a dividend as a

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capital gain dividend, a U.S. Stockholder will receive an Internal Revenue
Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. However, stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income. A portion of capital gain dividends received by noncorporate taxpayers may be subject to tax at a 25% rate to the extent attributable to certain gains realized on the sale of real property. In addition, noncorporate taxpayers are generally taxed at a maximum rate of 15% on net long-term capital gain (generally, the excess of net long-term capital gain over net short-term capital loss) attributable to gains realized on the sale of property held for greater that one year.

     Distributions we make and gain arising from the sale or exchange by a stockholder of shares of our stock will not be treated as passive activity income, and, as a result, stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our stock (or distributions treated as such) will not be treated as investment income under certain circumstances.

     Upon any taxable sale or other disposition of our common stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes on the disposition of our stock in an amount equal to the difference between

     - the amount of cash and the fair market value of any property received on such disposition; and

     - the U.S. Stockholder's adjusted basis in such stock for tax purposes.

     Gain or loss will be capital gain or loss if the common stock has been held by the U.S. Stockholder as a capital asset. The applicable tax rate will depend on the stockholder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder's tax bracket. A U.S. Stockholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15%. However, to the extent that the capital gain realized by a non-corporate stockholder on the sale of REIT stock corresponds to the REIT's "unrecaptured Section 1250 gain," such gain would be subject to tax at a rate of 25%. Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

     Taxation of Tax-Exempt Stockholders. Provided that a tax-exempt stockholder has not held our common stock as "debt financed property" within the meaning of the federal tax laws, the dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of our common stock will not constitute UBTI unless the tax-exempt stockholder has held its stock as debt financed property within the meaning of the federal tax laws or has used the common stock in a trade or business. However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the federal tax laws, respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the federal tax laws. These tax exempt stockholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

     A "qualified trust" (defined to be any trust described in Code Section 401(a) and exempt from tax under Section 501(a) of the Code) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the "five or fewer requirement") only by relying on a special "look-through" rule under which shares held by qualified trust stockholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein; and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is "predominantly held" by qualified trusts if either
(i) a single qualified trust holds more than 25% of the value of the REIT shares, or (ii) one or more qualified trusts, each

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owning more than 10% of the value of the REIT shares, hold in the aggregate more than 50% of the value of the REIT shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT shares is equal to the ratio of (i) the UBTI earned by the REIT (computed as if the REIT were a qualified trust and therefore subject to tax on its UBTI) to (ii) the total gross income (less certain associated expenses) of the REIT for the year in which the dividends are paid. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year.

     The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying on the "look-through" rule. The restrictions on ownership of stock in our charter should prevent application of the foregoing provisions to qualified trusts purchasing our stock, absent a waiver of the restrictions by the board of directors.

     Taxation of Non-U.S. Stockholders. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Stockholder. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in our common stock, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by us of U.S. real property interests and not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces such rate. However, if income from the investment in our stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to a branch profits tax of up to 30% if the stockholder is a foreign corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Stockholder that are not designated as capital gain dividends, unless (i) a lower treaty rate applies and the Non-U.S. Stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate is filed with us or (ii) the Non-U.S. Stockholder files an IRS Form W-8ECI with us claiming that the distribution is income treated as effectively connected to a U.S. trade or business.

     Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his or her stock as described below. We may be required to withhold U.S. income tax at the rate of at least 10% on distributions to Non-U.S. Stockholders that are not paid out of current or accumulated earnings and profits unless the Non-U.S. Stockholders provide us with withholding certificates evidencing their exemption from withholding tax. If it cannot be determined at the time that such a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

     For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders will be taxed on such distributions at the normal capital gain rates applicable to

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U.S. Stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Stockholder upon the sale or exchange of our stock generally would not be subject to United States taxation unless:

     - the investment in our stock is effectively connected with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as domestic stockholders with respect to any gain;

     - the Non-U.S. Stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the non-resident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

     - our stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

     Our common stock will not constitute a United States real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by Non-U.S. Stockholders.

     We believe that, currently, we are a domestically controlled REIT and, therefore, that the sale of our common stock would not be subject to taxation under FIRPTA. Because our common stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT.

     Even if we do not qualify as a domestically-controlled REIT at the time a Non-U.S. Stockholder sells our common stock, gain arising from the sale still would not be subject to FIRPTA tax if:

     - the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

     - the selling Non-U.S. Stockholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

     If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. Stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of non-resident alien individuals.

     State and Local Taxes. We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside (although U.S. Stockholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to our operations and distributions). The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     U.S. Holders. In general, information-reporting requirements will apply to certain U.S. holders with regard to payments of dividends on our stock, original issue discount ("OID"), interest, and payments of the proceeds of the sale of our common stock, unless an exception applies.

     The payor will be required to withhold tax on such payments at the rate of 28% if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the IRS notifies the payor that the TIN furnished by the payor is incorrect.

     In addition, a payor of dividends on our common stock will be required to withhold tax at a rate of 28% if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the federal tax laws. The current backup withholding rate of 28% could change in future years.

     Some holders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

     Non-U.S. Holders. Generally, information reporting will apply to payments of dividends on our common stock, interest, including OID, and backup withholding as described above for a U.S. holder, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

     The payment of the proceeds from the disposition of our common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. holders unless the non-U.S. holder satisfies the requirements necessary to be an exempt non-U.S. holder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-U.S. holder of stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interests in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

     Applicable Treasury Regulations provide presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. Under these Treasury Regulations, some holders are required to provide new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury Regulations varies depending on the stockholder's particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

                                  UNDERWRITING

     Friedman, Billings, Ramsey & Co., Inc., BB&T Capital Markets, a Division of Scott & Stringfellow, Inc., and Flagstone Securities are acting as representatives of the underwriters of this offering. Subject to the terms and conditions in the underwriting agreement entered in connection with the sale of our common stock described in this prospectus, the underwriters named below have severally agreed to purchase the number of shares of common stock set forth opposite their respective names.

UNDERWRITER                                                   NUMBER OF SHARES
-----------                                                   ----------------
Friedman, Billings, Ramsey & Co., Inc. .....................
BB&T Capital Markets, a Division of Scott & Stringfellow,
  Inc. .....................................................
Flagstone Securities........................................
                                                                 ----------
  Total.....................................................     14,000,000


     The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the shares of common stock offered by this prospectus are subject to approval by their counsel of legal matters and to other conditions contained in the underwriting agreement including, among other items, the receipt of legal opinions from counsel, the receipt of comfort letters from our current and former auditors, the absence of any material adverse changes affecting us or our business and the absence of any objections from the National Association of Securities Dealers Inc. with respect to the fairness and reasonableness of the underwriting terms. The underwriters are obligated to purchase and accept delivery of all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any shares are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, in the event that the purchase commitments of the defaulting underwriters represent more than 10% of the total number shares of common stock offered by this prospectus, the underwriting agreement may be terminated.


     The underwriters propose to offer the shares of common stock directly to the public at the public offering price indicated on the cover page of this prospectus and to various dealers at that price less a concession not to exceed
$     per share, of which $     may be reallowed to other dealers. After this
offering, the public offering price, concession and reallowance to dealers may be reduced by the underwriters. No reduction shall change the amount of proceeds to be received by us as indicated on the cover page of this prospectus. The common stock is offered by the underwriters as stated in this prospectus, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

     We have granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase from time to time up to an aggregate of 2,100,000 additional shares of our common stock to cover over-allotments, if any, at the public offering price less the underwriting discount. If the underwriters exercise their over-allotment option to purchase any of the additional 2,100,000 shares of common stock, each underwriter, subject to certain conditions, will become obligated to purchase these additional shares based on the underwriters' percentage purchase commitment in the offering as indicated in the table above. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered by this prospectus are being sold. The underwriters may exercise the over-allotment option to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

     The following table summarizes the underwriting compensation to be paid to the underwriters by us. These amounts assume both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

                                                               WITHOUT            WITH
                                                            OVER-ALLOTMENT   OVER-ALLOTMENT
                                                            --------------   --------------
Per share.................................................     $                $
Total.....................................................     $                $

     Certain of our directors and executive officers have advised us that they intend to purchase common stock in this offering.

     We have agreed to reimburse the lead underwriter for certain expenses in connection with this offering, which we estimate to be approximately $650,000. An affiliate of Friedman, Billings, Ramsey & Co., Inc. has provided us with a line of credit in the amount of $1,000,000, of which $650,000 has been drawn. The outstanding balance under the line of credit accrues interest at an annual rate of 20% and will be paid at the closing of this offering with a portion of the proceeds from this offering. As partial consideration for providing the line of credit, we have issued to such affiliate of Friedman, Billings, Ramsey & Co., Inc. a warrant to purchase 210,000 shares of common stock issued in this offering or any other equity offering resulting in net proceeds to us of at least $50 million at an exercise price of $0.01 per share. The warrant is exercisable only upon the successful completion of this offering or such other equity offering, which occurs on or before September 30, 2004. The common stock to be issued upon exercise of the warrant will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the effective date of this offering. Other than underwriting discounts and commissions, the restricted shares of common stock, up to $650,000 of expense reimbursement and the interest payments described above, there are no other items of compensation being received by the underwriters or related persons in this offering. In addition to the items of compensation to be paid to the underwriters in connection with this offering, until the first anniversary of the date of this prospectus we have appointed Friedman, Billings, Ramsey & Co., Inc. to act as lead underwriter or placement agent in connection with any public or private offerings in our equity securities and to act as our financial advisor in connection with any purchase or sale of stock, merger, corporate acquisition, business combination or other strategic combination in which we may engage. Other than with respect to this offering, the underwriters are not providing us with any financial advisory services.

     We estimate that the total expenses payable by us in connection with this offering, other than the items referred to above, will be approximately $850,000.

     We have agreed to indemnify the underwriters against various liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

     The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     We have applied and expect to list the shares of our common stock on the New York Stock Exchange, subject to approval and official notice of issuance, under the symbol "GPP." In connection with the listing of our common stock on the New York Stock Exchange, the underwriters will undertake to sell round lots of 100 shares or more to a minimum of 2,000 beneficial owners.

     Prior to the offering, there has been no public market for our common stock. The initial public offering price has been determined through negotiations between the underwriters and us. Among the factors considered in such determination were prevailing market conditions, dividend yields and financial characteristics of publicly traded REITs that we and the underwriters believe to be comparable to us, the present state of our financial and business operations, our management, estimates of our business and earnings potential and the prospects for the industry in which we operate.

     Each of our executive officers and directors has agreed, subject to specified exceptions, not to:

     - offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any shares of common stock, any of our or our subsidiaries' other equity securities or any securities convertible into or exercisable or exchangeable for shares of our common stock or any such equity securities; or

     - establish or increase any "put equivalent position" or liquidate or decrease any "call equivalent position" or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any of the economic consequences associated with the ownership of any shares of our common stock or of our or our subsidiaries' other equity securities (regardless of whether any of these transactions are to be settled by the delivery of common stock, other securities, cash or otherwise)

for a period of 180 days after the date of this prospectus without the prior written consent of Friedman, Billings, Ramsey & Co., Inc. This restriction terminates after the close of trading of the common stock on and including the 180th day after the date of this prospectus. However, Friedman, Billings, Ramsey & Co., Inc. may, in its sole discretion and at any time or from time to time before the termination of the 180-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no other existing agreements between the underwriters and any officer or director who has executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

     In addition, we have agreed that, for 180 days after the date of this prospectus, we will not, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of options or shares of common stock upon the exercise of outstanding options or warrants, the issuance of options or shares of common stock under existing stock option and incentive plans, or the issuance of common stock or other securities convertible into common stock issued in connection with the acquisition of properties. We also have agreed that we will not consent to the disposition of any shares held by officers or directors subject to lock-up agreements prior to the expiration of their respective lock-up periods unless pursuant to an exception to those agreements or with the consent of Friedman, Billings, Ramsey & Co., Inc.

     The underwriters have advised us that, pursuant to the Regulation M under the Securities Exchange Act of 1934, some participants in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of commons stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of one of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid or purchase of common stock on behalf of one of the underwriters to reduce a short position incurred by such underwriter in connection with the offering. A "penalty bid" is an arrangement permitting one of the underwriters to reclaim the selling concession otherwise accruing to an underwriter in connection with this offering if the common stock originally sold by that underwriter is purchased by one of the underwriters in a syndicate covering transaction and has therefore not been effectively placed by such underwriter. The underwriters have advised us that these transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

     Certain representatives of the underwriters or their respective affiliates may from time to time perform investment banking and other financial services for us and our affiliates for which they will receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 2002 and 2001, and for the years then ended, and our Statement of Revenue and Certain Expenses of the Harahan Fed-Ex Property for the period from January 1, 2002 through December 26, 2002, our Statement of Revenue and Certain Expenses of United States Border Patrol
Station -- Harlingen, Texas for the year ended December 31, 2002, our Statement of Revenue and Certain Expenses of United States Immigration and Naturalization Services District Office -- Harlingen, Texas for the year ended December 31, 2002, our Statement of Revenue and Certain Expenses of United States Bureau of Public Debt Back-Up Facility -- Mineral Wells, West Virginia for the nine months ended September 30, 2003 and our Statements of Revenue and Certain Expenses of the Federal Bureau of Investigation Branch Office -- Pittsburgh, Pennsylvania for the nine months ended September 30, 2003 and for the year ended December 31, 2002, as set forth in their reports. We have included our consolidated financial statements and the statements of revenue and certain expenses described above in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Zwick & Steinberger, P.L.L.C., independent auditors, have audited the Statements of Revenue and Direct Operating Expenses for the year ended December 31, 2002, for each of our Kingsport, Clarksburg, Charleston and Bakersfield properties as set forth in their reports. We have included these financial statements in this prospectus and elsewhere in the registration statement in reliance on Zwick & Steinberger P.L.L.C.'s reports, given on their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters in connection with this offering will be passed upon for us by Blackwell Sanders Peper Martin LLP, Omaha, Nebraska. In addition, the description of federal income tax consequences contained in the section of the prospectus entitled "Material United States Federal Income Tax Consequences" is based on the opinion of Blackwell Sanders Peper Martin LLP. Certain legal matters related to this offering will be passed upon for the underwriters by Winston & Strawn LLP, Chicago, Illinois. Blackwell Sanders Peper Martin LLP and Winston & Strawn LLP will rely on the opinion of Miles & Stockbridge P.C., Baltimore, Maryland, as to all matters of Maryland law.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-11 with respect to our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and our common stock to be sold in this offering, you should review the registration statement, including the exhibits and schedules to the registration statement.

     Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available on the SEC's Web site at www.sec.gov.

     As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act. We will file periodic reports and proxy statements containing annual audited financial information for each year and quarterly unaudited interim financial information.

                         INDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statements:
Report of Independent Auditors..............................   F-2
Consolidated Balance Sheets as of September 30, 2003
  (unaudited) and December 31, 2002 and 2001................   F-3
Consolidated Statements of Operations for the nine months
  ended September 30, 2003 and 2002 (unaudited) and for the
  years ended December 31, 2002 and 2001....................   F-4
Consolidated Statements of Changes in Shareholders' Equity
  for the nine months ended September 30, 2003 (unaudited)
  and for the years ended December 31, 2002 and 2001........   F-5
Consolidated Statements of Cash Flows for the nine months
  ended September 30, 2003 and 2002 (unaudited) and for the
  years ended December 31, 2002 and 2001....................   F-6
Notes to Consolidated Financial Statements..................   F-7
(The foregoing consolidated financial statements are those
  of Gen-Net Lease Income Trust, Inc., which includes its
  100% owned subsidiary, Government Properties Trust, Inc.
  Upon completion of the proposed offering, we will
  reincorporate under the name of Government Properties
  Trust, Inc. No separate financial statements for
  Government Properties Trust, Inc. have been included as
  the operations to date have not been material.)
Initial Portfolio:
Kingsport Property Statement of Revenue and Direct Operating
  Expenses for the period from January 1, 2003 through April
  30, 2003 (unaudited) and for the year ended December 31,
  2002......................................................  F-17
Clarksburg Property Statement of Revenue and Direct
  Operating Expenses for the period from January 1, 2003
  through April 25, 2003 (unaudited) and for the year ended
  December 31, 2002.........................................  F-21
Charleston Property Statement of Revenue and Direct
  Operating Expenses for the period from January 1, 2003
  through April 22, 2003 (unaudited) and for the year ended
  December 31, 2002.........................................  F-24
Bakersfield Property Statement of Revenue and Direct
  Operating Expenses for the year ended December 31, 2002...  F-27
Harahan Property Statement of Revenue and Certain Operating
  Expenses for the period from January 1, 2002 through
  December 26, 2002.........................................  F-30
Acquisition Properties:
Harlingen Border Patrol Property Statements of Revenue and
  Certain Operating Expenses for the nine months ended
  September 30, 2003 (unaudited) and for the year ended
  December 31, 2002.........................................  F-33
Harlingen INS Properties Statements of Revenue and Certain
  Operating Expenses for the nine months ended September 30,
  2003 (unaudited) and for the year ended December 31,
  2002......................................................  F-36
Mineral Wells Bureau of Public Debt Back-Up Facility
  Statement of Revenue and Certain Operating Expenses for
  the nine months ended September 30, 2003..................  F-39
Pittsburgh Federal Bureau of Investigation Branch Office
  Statements of Revenue and Certain Operating Expenses for
  the nine months ended September 30, 2003 and for the year
  ended December 31, 2002...................................  F-42

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Gen-Net Lease Income Trust, Inc.

We have audited the accompanying consolidated balance sheets of Gen-Net Lease Income Trust, Inc., as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the management of Gen-Net Lease Income Trust, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gen-Net Lease Income Trust, Inc. at December 31, 2002 and 2001 and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

Chicago, Illinois
September 5, 2003

                        GEN-NET LEASE INCOME TRUST, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                               DECEMBER 31,
                                                           SEPTEMBER 30,   ---------------------
                                                               2003           2002        2001
                                                           -------------   ----------   --------
                                                            (Unaudited)
                                             ASSETS
Real estate at cost:
  Land...................................................   $ 5,304,888    $  759,251   $      -
  Buildings and improvements.............................    27,278,286     3,149,042         --
  Tenant origination costs...............................     3,022,778       177,439         --
  Lease intangibles......................................     3,657,682       302,578         --
  Furniture and equipment................................        13,500            --         --
                                                            -----------    ----------   --------
                                                             39,277,134     4,388,310         --
  Accumulated depreciation...............................      (631,142)       (4,220)        --
                                                            -----------    ----------   --------
                                                             38,645,992     4,384,090         --
Cash and cash equivalents................................       571,140     2,314,319        956
Restricted cash escrows..................................       490,920            --         --
Tenant receivables.......................................       332,649            --         --
Deferred costs, net......................................       120,249            --    180,145
Real estate deposits.....................................            --       135,238         --
Other assets.............................................        25,311        45,948         --
                                                            -----------    ----------   --------
Total assets.............................................   $40,186,261    $6,879,595   $181,101
                                                            ===========    ==========   ========

                              LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Accounts payable and accrued expenses..................   $   355,472    $  180,395   $  5,374
  Dividends payable......................................       147,620            --         --
  Lines of credit........................................     2,397,655       337,867         --
  Mortgage notes payable.................................    27,892,521     3,202,333         --
  Mortgage note payable -- affiliate.....................     1,639,219            --         --
  Advances from affiliate................................        95,525       196,462     75,112
                                                            -----------    ----------   --------
Total liabilities........................................    32,528,012     3,917,057     80,486
Shareholders' equity:
  Common stock ($10 par value; 10,000,000 shares
     authorized, 975,552, 371,923 and 10,000 shares
     issued and outstanding at September 30, 2003,
     December 31, 2002 and 2001, respectively)...........     8,371,988     2,967,008    100,000
  Retained earnings (deficit)............................      (713,739)       (4,470)       615
                                                            -----------    ----------   --------
Total shareholders' equity...............................     7,658,249     2,962,538    100,615
                                                            -----------    ----------   --------
Total liabilities and shareholders' equity...............   $40,186,261    $6,879,595   $181,101
                                                            ===========    ==========   ========

See accompanying notes.

                        GEN-NET LEASE INCOME TRUST, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       NINE MONTHS ENDED        YEAR ENDED
                                                         SEPTEMBER 30,         DECEMBER 31,
                                                      --------------------   -----------------
                                                         2003       2002      2002      2001
                                                      ----------   -------   -------   -------
                                                          (Unaudited)
REVENUE
Rental income.......................................  $2,112,377   $    --   $ 4,885   $    --
Amortization of lease intangible costs..............    (148,997)       --        --        --
                                                      ----------   -------   -------   -------
Total net revenue...................................   1,963,380        --     4,885        --
EXPENSES
Property operations.................................     380,110        --        --        --
Real estate taxes...................................     185,369        --        --        --
Depreciation and amortization.......................     477,925        --     4,220        --
General and administrative..........................     398,824        51     8,836        --
                                                      ----------   -------   -------   -------
Total expenses......................................   1,442,228        51    13,056        --
                                                      ----------   -------   -------   -------
Operating income (loss).............................     521,152       (51)   (8,171)       --
Other income........................................      39,356       133     3,183     1,340
Interest expense:
  Expense...........................................    (885,572)     (177)     (822)       --
  Amortization of deferred financing fees...........     (14,461)       --        --        --
                                                      ----------   -------   -------   -------
Income (loss) before income taxes...................    (339,525)      (95)   (5,810)    1,340
Income taxes (expense) benefit......................          --        --       725      (725)
                                                      ----------   -------   -------   -------
Net income (loss)...................................  $ (339,525)  $   (95)  $(5,085)  $   615
                                                      ==========   =======   =======   =======
Net income (loss) per share (basic and diluted).....  $    (0.43)  $ (0.01)  $ (0.24)  $  0.06
                                                      ==========   =======   =======   =======
Weighted average number of shares outstanding.......     794,590    10,000    21,182    10,000
                                                      ==========   =======   =======   =======

See accompanying notes.

                        GEN-NET LEASE INCOME TRUST, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  NINE MONTHS ENDED SEPTEMBER 30, 2003 AND THE
                     YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                      COMMON STOCK       RETAINED
                                                  --------------------   EARNINGS
                                                  SHARES      AMOUNT     (DEFICIT)     TOTAL
                                                  -------   ----------   ---------   ----------
Initial issuance of common stock................   10,000   $  100,000   $      --   $  100,000
Net income......................................       --           --         615          615
                                                  -------   ----------   ---------   ----------
Balance at December 31, 2001....................   10,000      100,000         615      100,615
Issuance of common stock........................  361,923    2,867,008          --    2,867,008
Net loss........................................       --           --      (5,085)      (5,085)
                                                  -------   ----------   ---------   ----------
Balance at December 31, 2002....................  371,923    2,967,008      (4,470)   2,962,538
Issuance of common stock (unaudited)............  603,629    5,404,980          --    5,404,980
Dividends declared and paid (unaudited).........       --           --    (369,744)    (369,744)
Net loss (unaudited)............................       --           --    (339,525)    (339,525)
                                                  -------   ----------   ---------   ----------
Balance at September 30, 2003 (unaudited).......  975,552   $8,371,988   $(713,739)  $7,658,249
                                                  =======   ==========   =========   ==========

See accompanying notes.

                        GEN-NET LEASE INCOME TRUST, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 NINE MONTHS ENDED
                                                   SEPTEMBER 30,        YEAR ENDED DECEMBER 31,
                                              -----------------------   -----------------------
                                                  2003         2002        2002         2001
                                              ------------   --------   -----------   ---------
                                                    (Unaudited)
OPERATING ACTIVITIES
Net income (loss)...........................  $   (339,525)  $    (95)  $    (5,085)  $     615
Adjustments to reconcile net income (loss)
  to net cash provided by (used in)
  operating activities:
  Amortization of intangible lease costs
     (included in rental revenue)...........       148,997         --            --          --
  Depreciation and amortization.............       477,925         --         4,220          --
  Amortization of deferred financing fees...        14,461         --            --          --
  Changes in assets and liabilities:
     Increase in restricted cash escrows....      (490,920)        --            --          --
     Increase in tenant receivable..........      (332,649)        --            --          --
     Increase in other assets...............        20,637         --       (20,948)         --
     Increase in accounts payable and
       accrued expenses.....................       175,077     14,757       175,021       5,374
                                              ------------   --------   -----------   ---------
Net cash provided by (used in) operating
  activities................................      (325,997)    14,662       153,208       5,989
INVESTING ACTIVITIES
Expenditures for real estate................   (32,256,934)        --    (4,388,310)         --
Deposit on future real estate purchases.....            --         --      (135,238)         --
                                              ------------   --------   -----------   ---------
Cash used in investing activities...........   (32,256,934)        --    (4,523,548)         --
FINANCING ACTIVITIES
Financing fees..............................      (134,710)        --            --          --
Net borrowing under lines of credit.........     2,059,788     38,660       337,867          --
Proceeds from mortgage notes payable........    22,320,041         --     3,202,333          --
Proceeds from mortgage note
  payable -- affiliate......................     1,645,000         --            --          --
Proceeds (repayments) of advances from
  affiliate.................................      (100,937)   (74,935)      121,350      75,112
Repayment of mortgage notes payable.........      (126,505)        --            --          --
Repayment of mortgage note
  payable -- affiliate......................        (5,781)        --            --          --
Net proceeds from sale of common stock......     5,404,980     20,669     3,022,153     100,000
Deferred offering costs.....................            --                       --    (180,145)
Dividends paid..............................      (222,124)        --            --          --
                                              ------------   --------   -----------   ---------
Net cash provided by (used in) financing
  activities................................    30,839,752    (15,606)    6,683,703      (5,033)
                                              ------------   --------   -----------   ---------
Net (decrease) increase in cash.............    (1,743,179)      (944)    2,313,363         956
Cash, beginning of period...................     2,314,319        956           956          --
                                              ------------   --------   -----------   ---------
Cash, end of period.........................  $    571,140   $     12   $ 2,314,319   $     956
                                              ============   ========   ===========   =========

See accompanying notes.

                        GEN-NET LEASE INCOME TRUST, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF BUSINESS AND OPERATIONS

Gen-Net Lease Income Trust, Inc. (the "Company") was incorporated in Michigan on September 28, 1998 and had no operations prior to 2001. The Company intends to make an election to operate as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended, for federal income tax purposes, beginning in 2003. The Company began formal operations with its first property acquisition in December 2002 and, as of September 30, 2003, the Company owned five properties located throughout the United States (four properties acquired in 2003 and one property acquired in 2002 -- see Note 7). The Company acquires properties through various operating limited liability companies (one for each property), which are wholly-owned by the Company. The Company currently operates in only one segment.

Genesis Financial Group, Inc. ("Genesis"), a shareholder of the Company, provides property management, administrative and other services to the Company (see Note 6). The Company had no full-time employees during 2002, 2001 and the first nine months of 2003.

Pursuant to a registration statement on Form S-11 declared effective on October 10, 2002 (the "Registration Statement"), the Company sold shares of its common stock (the "Offering") at $10 per share. On August 13, 2003, the Company's Board of Directors terminated the Offering.

During the nine months ended September 30, 2003, the Company declared dividends of $0.45 per common share for the shares outstanding at the date of declaration, of which $0.30 per common share were paid. During the year ended December 31, 2002, the Company declared a dividend of $0.075 per common share for the shares outstanding at the date of declaration that was paid in January 2003.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION


Property holding entities and other subsidiaries of which the Company owns 100% of the equity (voting shares or partnership interests) are consolidated (currently the Company only has 100% equity owned subsidiaries). All intercompany balances and transactions have been eliminated. For entities in which the Company may own less than 100% of the equity interest, the Company may consolidate the property if it has a controlling financial interest evidenced by ownership of a majority voting interest (subject only to protective rights of minority owners). For entities in which the Company owns less than 100% and does not have a controlling financial interest or the direct or indirect ability to make decisions, but does exert significant influence over the entities' activities, the Company will record its ownership in the entity using the equity method of accounting.


The Company intends to adopt FASB Interpretation No. 46 Consolidation of Variable Interest Entities in the fourth quarter of 2003 and does not anticipate the adoption having any effect on its consolidated financial position or results of operations.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The accompanying unaudited consolidated financial statements as of September 30, 2003 and for the nine months ended September 30, 2003 and 2002, have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring

                        GEN-NET LEASE INCOME TRUST, INC.

accruals) considered necessary for a fair presentation have been included. All amounts included in the footnotes to the consolidated financial statement, referring to September 30, 2003 and for the nine months ended September 30, 2003 and 2002 are unaudited. Operating results for the nine month period ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

Significant intercompany accounts and transactions have been eliminated in consolidation.

Certain amounts in the prior period consolidated financial statements have been reclassified to conform to the current period presentation, with no effect on the Company's consolidated financial position or results of operations.

REAL ESTATE

The Company allocates the purchase price of properties to net tangible and identified intangible assets acquired based on their fair values in accordance with the provisions Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations" ("SFAS 141"). In making estimates of fair values for purposes of allocating purchase price, the Company utilizes a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. The Company also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired.

The Company allocates a portion of the purchase price to above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management's estimate of fair market lease rates for the corresponding in-place leases, measured over the remaining non-cancelable term of the lease. In the case of below market leases, the Company considers the remaining contractual lease period and renewal periods, taking into consideration the likelihood of the tenant exercising its renewal options. The capitalized above-market lease values (presented as lease intangibles in consolidated balance sheet) are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values (presented as deferred income) are amortized as an addition to rental income over the remaining contractual lease period including any renewal periods included in the valuation analysis. Should a tenant terminate its lease, the unamortized portion of the lease intangibles would be charged to expense.

The Company allocates a portion of the purchase price to the value of leases acquired based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. The Company utilizes independent appraisals or its estimates to determine the respective in-place lease values. The Company's estimates of value are made using methods similar to those used by independent appraisers. Factors management considers in its analysis include an estimate of carrying costs during the expected lease-up periods considering current market conditions, and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods. The Company also estimates costs to execute similar leases including tenant improvements, leasing commissions, legal and other related expenses.

The Company also considers an allocation of purchase price to in-place lease that have a related customer relationship intangible values. Characteristics management considers in allocating these values include the nature and extent of existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant's credit quality and expectations of lease renewals, among other factors.

                        GEN-NET LEASE INCOME TRUST, INC.

The Company currently has the U.S. Government as its major tenant, but has not yet developed a relationship that it would consider to have any current intangible value.

The value of in-place leases (presented as tenant origination costs in consolidated balance sheet) is amortized to expense over the remaining initial term of the respective leases. The value of customer relationship intangibles is amortized to expense over the remaining initial term, including any renewal periods included in the valuation analysis for the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. Should a tenant terminate its lease, the unamortized portion of the tenant origination costs and customer relationship intangibles would be charged to expense.

Amounts allocated to tangible land, building, tenant improvements, equipment and fixtures are based on independent appraisals or our own analysis of comparable properties in the existing portfolio.

Depreciation is calculated on the straight-line method over the estimated useful lives of the related assets, which are as follows:

Building and improvements................  39 years
Tenants origination costs................  Remaining term of the related lease
Lease intangibles........................  Remaining term of the related lease
                                           (included as a reduction of rental
                                           revenue)
Tenant improvements......................  Term of related leases
Furniture and equipment..................  3-7 years

Real estate is carried at depreciated cost. Expenditures for ordinary maintenance and repairs are expensed to operations as incurred. Significant renovations and improvements which improve and/or extend the useful life of the asset are capitalized and depreciated over their estimated useful life. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 144"), the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets during the expected hold period are less than the carrying amounts of those assets. Impairment losses are measured as the difference between carrying value and fair value of assets. For assets held for sale, impairment is measured as the difference between carrying value and fair value, less costs to dispose. Fair value is based on estimated cash flows discounted at a risk-adjusted rate of interest.

CASH AND CASH EQUIVALENTS

Certificates of deposit and short-term investments with remaining maturities of three months or less when acquired are considered cash equivalents.

Other income primarily consists of interest income earned on cash equivalents.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

Allowance for doubtful accounts is maintained for estimated losses resulting from the inability of certain tenants to meet the contractual obligations under their lease agreements. The Company had no allowance for doubtful accounts as of September 30, 2003.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to a concentration of credit risk are primarily cash investments and accounts receivable from tenants. Cash is generally invested in investment-grade short-term

                        GEN-NET LEASE INCOME TRUST, INC.

instruments and the amount of credit exposure to any one commercial issuer is limited. The Company has cash in financial institutions, which is insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000 per institution. At December 31, 2002, the Company had cash in the amount of $60,000 in excess of FDIC insured limits.

REAL ESTATE DEPOSITS

     The Company makes deposits on proposed property purchases. At December 31, 2002 the deposits were $135,238, of which $85,438, were not refundable. The deposits were made on properties acquired in 2003 (see Note 7).

DEFERRED COSTS

     Costs incurred in connection with financings, refinancings or debt modifications are capitalized as deferred financing costs and are amortized on the straight-line method over the lives of the related loans. Leasing commissions and other leasing costs directly attributable to tenant leases are capitalized as deferred leasing costs and are amortized on the straight-line method over the terms of the related lease agreements. Costs incurred prior to the completion of the Offering that directly related to the Offering were deferred and then netted against proceeds received from the Offering.

COMMON STOCK

In completing sales of common stock, the Company may have a delay in receiving the cash proceeds. In these cases, the Company will record a receivable related to these sales as the cash proceeds will be collected within a short period. At December 31, 2002, the Company had a $25,000 receivable related to a stock sale (included in other assets in the consolidated balance sheet) that was collected in early January 2003.

RENTAL REVENUE

Rental revenue is recorded on the straight-line method over the terms of the related lease agreements for new leases and the remaining terms of existing leases for acquired properties. Differences between rental revenue earned and amounts due per the respective lease agreements are credited or charged, as applicable, to deferred rent receivable. Rental payments received prior to their recognition as income are classified as rent received in advance.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company believes that the interest rates associated with its lines-of credit and mortgages notes payable approximate the market interest rates for these types of debt instruments and as such, the carrying amount of the mortgages payable approximate their fair value.

The carrying amount of notes receivable, cash and cash equivalents, escrows and deposits, accounts receivable, and accounts payable and accrued expenses, approximate fair value because of the relatively short maturity of these instruments.

INCOME TAXES

Beginning in 2003, the Company intends to elect to be taxed as a REIT under the Internal Revenue Code of 1986, as amended. As a REIT, the Company generally will not be subject to federal income tax to the extent that it distributes at least 90% of the Company's taxable REIT income to its shareholders. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative

                        GEN-NET LEASE INCOME TRUST, INC.

minimum tax) on its taxable income at regular corporate tax rates. No federal income taxes have been recorded in 2003.

For 2002 and 2001, the Company accounted for income taxes payable in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. SFAS 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. During 2002, the Company recorded a deferred income tax benefit and a deferred tax asset of $725 related to a carry back of 2002 net operating losses to offset 2001 taxable income (included in other assets in the consolidated balance sheet at September 30, 2003 and December 31, 2002). During 2001, the Company recorded a current income tax provision and a current income tax liability of $725 (included in accounts payable and accrued expenses at December 31, 2001 in the consolidated balance sheet). No other provisions for income tax were required for 2002 or 2001.

The Company paid income taxes of $725 for the year ended December 31, 2002 related to 2001 income taxes. The Company made no other income tax payments in any other period presented.

EARNINGS PER SHARE

The Company reports earnings per share pursuant to Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Basic loss per share attributable for all periods presented in computed by dividing the loss to common stockholders by the weighted average number of common shares and potential common stock outstanding during the period. The Company had no common stock equivalents outstanding in 2003, 2002 and 2001.

3.  DEFERRED COSTS

Deferred costs consist of the following:

                                                                           DECEMBER 31
                                                          SEPTEMBER 30   ---------------
                                                              2003       2002     2001
                                                          ------------   ----   --------
                                                          (Unaudited)
Financing costs.........................................    $134,710     $--    $     --
Offering costs..........................................          --      --     180,145
                                                            --------     ----   --------
                                                             134,710             180,145
Accumulated amortization................................     (14,461)     --          --
                                                            --------     ----   --------
                                                            $120,249     $--    $180,145
                                                            ========     ====   ========

                        GEN-NET LEASE INCOME TRUST, INC.

4.  LINES-OF-CREDIT, MORTGAGE NOTES PAYABLE AND MORTGAGE NOTE
    PAYABLE -- AFFILIATE

Lines-of-credit, mortgage notes payable, and mortgage note payable -- affiliate consisted of the following:

                                                              SEPTEMBER 30   DECEMBER 31
                                                                  2003          2002
                                                              ------------   -----------
                                                              (Unaudited)
LINES OF CREDIT
Line-of-credit with a financial institution for property
  acquisitions (maximum borrowing level of $5,000,000 and
  available through April 15, 2005), interest at the
  financial institution's prime rate (4.0% at September 30,
  2003), plus 50 basis points per annum. Advances are
  payable 180 days after the advance (current outstanding
  balance due on February 20, 2004) and are secured by a
  subordinated mortgage on the acquired property............  $ 2,287,510    $       --
Unsecured line-of-credit with a financial, institution
  (maximum borrowing $150,000), interest at prime rate (4.0%
  at September 30, 2003 and 4.25% at December 31, 2002),
  principal and interest due October 31, 2004 (See Note
  9)........................................................      110,145       148,867
Unsecured line-of-credit with a financial, institution,
  interest at prime rate (4.25% at December 31, 2002),
  principal and interest were repaid and the line retired in
  January 2003..............................................           --       189,000
                                                              -----------    ----------
Total lines of credit.......................................  $ 2,397,655    $  337,867
                                                              ===========    ==========
MORTGAGE NOTES PAYABLE(A),(B)
Mortgage notes payable to various financial institutions,
  collateralized by various properties, interest at fixed
  rates ranging from 8.3% to 5.7% per annum, with principal
  and interest payable monthly through 2013. The weighted
  average rate at September 30, 2003 and December 31, 2002
  was 5.9% and 5.7%, respectively...........................  $27,892,521    $3,202,333
                                                              ===========    ==========
MORTGAGE NOTE PAYABLE -- AFFILIATE(B)
Mortgage notes payable to Genesis collateralized by a
  subordinated mortgage on one property, interest at LIBOR
  (1.14% at September 30, 2003) plus 250 basis points per
  annum payable monthly and principal due December 30, 2004.
  (See Note 9)..............................................  $ 1,639,219    $       --
                                                              ===========    ==========

---------------

(A) The mortgages notes payable are subject to various operating covenants. In addition, the Company must periodically fund and maintain escrow accounts, to make future real estate taxes, repairs and maintenance and insurance payments, as well as to fund certain tenant releasing costs. These are included in restricted cash escrows.

(B) All of the Company's real estate assets have been pledged as collateral for its mortgages notes payable, certain lines of credit and mortgage note payable -- affiliate.

Total interest paid on the lines-of-credit and mortgage notes payable was $821,331 for the nine months ended September 30, 2003. During the nine months ended September 30, 2003 and the year ended December 31, 2002, the Company incurred interest expense of $830,402 and $822, respectively. During the nine months ended September 30, 2003, the Company paid and incurred interest expense of $44,180 on its mortgage note payable -- affiliate.

                        GEN-NET LEASE INCOME TRUST, INC.

The following represents future minimum principal payments due on the Company's lines-of-credit, mortgage notes payable, and mortgage note payable -- affiliate, outstanding at September 30, 2003 and December 31, 2002:

                                                             SEPTEMBER 30,   DECEMBER 31,
                                                                 2003            2002
                                                             -------------   ------------
                                                              (Unaudited)
Year ending December 31
2003.......................................................   $ 4,278,961     $  376,316
2004.......................................................       353,105         53,511
2005.......................................................       392,103         56,642
2006.......................................................       416,466         59,956
2007.......................................................       459,428         63,465
Thereafter.................................................    26,029,332      2,930,310
                                                              -----------     ----------
                                                              $31,929,395     $3,540,200
                                                              ===========     ==========

5.  FUTURE MINIMUM LEASE PAYMENTS

The Company has lease agreements with tenants with lease terms ranging from 10 years to 20 years at lease inception. The leases generally provide for increases in base rent based upon inflation and for tenants to pay their share of real estate taxes over specified base amounts. Approximately 13% and 100% of rental revenue for the nine months ended September 30, 2003 and the year ended December 31, 2002, respectively, was received from one tenant. The remaining 87% of the Company's rental revenue for the nine months ended September 30, 2003 was received from the U.S. government.

The total future minimum rents to be received by us under such noncancelable operating leases in effect at September 30, 2003 and December 31, 2002, exclusive of inflation increases and real estate tax reimbursements, are as follows:

                                                             SEPTEMBER 30,   DECEMBER 31,
                                                                 2003            2002
                                                             -------------   ------------
                                                              (Unaudited)
Year ending December 31
2003.......................................................   $ 1,086,769     $  363,432
2004.......................................................     4,347,076        363,432
2005.......................................................     4,347,076        363,432
2006.......................................................     4,347,076        363,432
2007.......................................................     4,347,076        363,432
Thereafter.................................................    42,693,228      2,937,742
                                                              -----------     ----------
                                                              $61,168,301     $4,754,902
                                                              ===========     ==========

                        GEN-NET LEASE INCOME TRUST, INC.

6.  RELATED PARTY TRANSACTIONS

Pursuant to a service agreement, Genesis provides various services to the Company as follows:

FEE                                                      COMPENSATION
---                                                      ------------
Acquisition Fees.........................  For acquisition of properties -- up to 3%
                                           of property purchase price (actual rates
                                           incurred were 1%), plus out-of-pocket
                                           costs up to 6% of property purchase
                                           price, including the Acquisition Fees
Property Management Fees.................  For day-to-day property management -- 3%
                                           of gross rental revenue
Administrative Fees......................  For day-to-day administrative support to the Company -- 3% of gross rental revenue

The following is a summary of the fees incurred and payable:

                                                SEPTEMBER 30, 2003   DECEMBER 31, 2002
                                                ------------------   ------------------
                                                PAYABLE   INCURRED   PAYABLE   INCURRED
                                                -------   --------   -------   --------
Acquisition fees(A)...........................  $    --   $342,700   $42,600   $42,600
Property management fees(B)...................   58,782     80,456        --        --
Administrative fees(C)........................      988     79,859        --        --

---------------

(A) Amounts included in real estate, at cost in the Consolidated Balance Sheets (no fees were incurred for the nine months ended September 30, 2002, or for the year ended December 31, 2001).

(B) Amounts included in property operations expense in the Consolidated Statements of Operations (no fees were incurred for the nine months ended September 30, 2002, or for the year ended December 31, 2001).

(C) Amounts included in general and administrative expense in the Consolidated Statements of Operations (no fees were incurred for the nine months ended September 30, 2002, or for the year ended December 31, 2001).

On June 2, 2003, Genesis and the Company amended the above mentioned service agreement. Pursuant to the amendment, Genesis agreed to provide us with property acquisition services, property disposition services, administration services and property management services. For acquisition services, Genesis receives compensation for services actually rendered, which compensation may not exceed 1% of the purchase price of the property being acquired. For property disposition services, Genesis receives a real estate commission upon the sale of properties if Genesis provided substantial brokerage services in connection with such sale, provided, however, that such commissions may not exceed an amount equal to 3% of sale price of the property. For administration services, Genesis receives its actual out-of-pocket expenses for providing the services and an overhead factor to cover utilities allocable to us used in providing the services. For property management services, Genesis receives a monthly fee of 3% of the gross rental revenues of the properties for which such services were provided and received reimbursement for its costs actually incurred in connection with the performance of such services. During the nine months ended September 30, 2003, we paid Genesis an aggregate of $503,015 for all such services.

Advances from Genesis total $95,525, $196,462 and $75,112 at September 30, 2003, December 31, 2002 and 2001, respectively. The amounts are non-interest bearing and payable upon demand.

The Company has made an advance to an owner of Genesis with a balance of $10,000 at December 31, 2002, respectively, (included in other assets in the consolidated balance sheets). The advance is unsecured, non-interest-bearing and is payable on demand.

                        GEN-NET LEASE INCOME TRUST, INC.

Before the commencement of the Offering, Genesis purchased 20,346 shares (10,346 shares in 2002 and 10,000 shares in 2001) of Company common stock at the price of $10 per share.

In connection with the Offering, Genesis agreed to fund any costs of the Offering in excess of 11% of the gross proceeds from the Offering. Through September 30, 2003, the offering costs have not exceeded 11%.

7.  PROPERTY ACQUISITIONS

The Company acquired the following properties in 2003 and 2002. The results of their operations are included in the Company's consolidated statements of operations from their respective dates of acquisition.

                                                              ACQUISITION    MONTH
PROPERTY                                        LOCATION         COST       ACQUIRED
--------                                        --------      -----------   --------
2003 acquisitions(A):
  USDEA Building (Bakersfield Property)....  Bakersfield,     $ 2,393,816   January
                                             CA
  Social Security Administration Offices
     (Charleston Property).................  Charleston, WV    18,443,635   April
  General Services Administration Office
     (Clarksburg Property).................  Clarksburg, WV    10,989,117   April
  Social Security Administration Office
     (Kingsport Property)(B)...............  Kingsport, TN      2,992,130   April
                                                              -----------
                                                              $34,818,698
                                                              ===========
2002 acquisition(A):
  Federal Express Corporation Distribution
     Center (Harahan, Property)............  Harahan, LA      $ 4,388,310   December
                                                              ===========

---------------

(A) In accordance with SFAS 141, the Company allocated the purchase price for these properties to net tangible and identified intangible assets acquired based on their fair values (including land, buildings, tenant improvements, acquired above and below market leases and the origination cost of acquired in-place leases) and acquired liabilities, and allocated the purchase price based on these assessments, including land at appraised value and buildings at replacement costs. The Company assessed fair value based on estimated cash flow projections that utilize discount and capitalization rates deemed appropriate by management and available market information. As part of the allocation of purchase prices, the Company recorded tenant origination costs of $3,022,778 and $177,439 at September 30, 2003 and December 31, 2002, respectively, and intangible lease costs (representing the value of acquired in-place "above Market" leases) of $3,657,682 and $302,578 at September 30, 2003 and December 31, 2002, respectively. The value of tenant origination costs and intangible lease costs are amortized over the remaining term of the respective leases, primarily ranging from seven to fifteen years. For the period ended September 30, 2003, the Company recognized $148,997 as a reduction to rental revenue to reflect the amortization of the intangible lease costs.

(B) In connection with the purchase of this property, the Company assumed a first mortgage note and an unsecured note payable totaling $2,496,652.

8.  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

The accompanying unaudited Pro Forma Condensed Consolidated Statements of Operations are presented as if, at January 1, 2002, the Company acquired the properties described in Note 7 -- Property Acquisitions and

                        GEN-NET LEASE INCOME TRUST, INC.

the shares outstanding at September 30, 2003 were also outstanding at January 1, 2002. In management's opinion, all adjustments necessary to reflect the effects of the above transactions have been made.

The unaudited Pro Forma Condensed Consolidated Statements of Operations are not necessarily indicative of what the actual results of operations would have been assuming the above mentioned transaction had occurred at the dates indicated above, nor do they purport to represent our future results of operations.

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                               NINE MONTHS
                                                                  ENDED        YEAR ENDED
                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2003            2002
                                                              -------------   ------------
Total revenue...............................................   $3,070,694      $4,085,130
                                                               ==========      ==========
Net loss....................................................   $ (356,405)     $ (164,766)
                                                               ==========      ==========
Loss per diluted common share...............................   $    (0.37)     $    (0.18)
                                                               ==========      ==========

9.  SUBSEQUENT EVENTS

On October 17, 2003, the mortgage note payable -- affiliate was assigned by the affiliate to the third-party lender that the affiliate had borrowed the funds from to make the loan to the Company. The terms of the mortgage note payable remained the same.

On November 20, 2003, the maturity date of the unsecured line-of-credit due October 31,2003 was extended to January 31, 2004 under the same terms.

                        GEN-NET LEASE INCOME TRUST, INC.

                    KINGSPORT PROPERTY STATEMENT OF REVENUE
                         AND DIRECT OPERATING EXPENSES
           FOR THE PERIOD FROM JANUARY 1, 2003 THROUGH APRIL 30, 2003
                    AND FOR THE YEAR ENDED DECEMBER 31, 2002

                     INDEPENDENT ACCOUNTANTS' AUDIT REPORT

Board of Directors
Gen-Net Lease Income Trust, Inc.
Grosse Ile, Michigan

We have audited the accompanying historical statement of revenues and direct operating expenses (the "historical statement") of the Kingsport, Tennessee property (the "Property") for the year ended December 31, 2002. This historical statement is the responsibility of the Property's management. Our responsibility is to express an opinion on this historical statement based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall historical statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying historical statements are prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, and are not intended to be a complete presentation of the Property's revenue and expenses.

In our opinion, the December 31, 2002 historical statement presents fairly, in all material respects, the revenues and direct operating expenses, as described in Note 1, of the Property for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

                                          ZWICK & STEINBERGER, P.L.L.C.

Southfield, Michigan
September 26, 2003

                        GEN-NET LEASE INCOME TRUST, INC.

                         KINGSPORT, TENNESSEE PROPERTY
                      HISTORICAL STATEMENT OF REVENUES AND
                           DIRECT OPERATING EXPENSES

                                                                PERIOD FROM
                                                              JANUARY 1, 2003
                                                                  THROUGH          YEAR ENDED
                                                              APRIL 30, 2003    DECEMBER 31, 2002
                                                              ---------------   -----------------
                                                                (Unaudited)
Revenues:
  Rental income, net........................................     $133,343           $400,029
  Property Tax Reimbursement................................           --              1,380
                                                                 --------           --------
                                                                  133,343            401,409
Direct Operating Expenses:
  Utilities.................................................       11,783             35,346
  Management fees...........................................        5,307             15,922
  Administrative............................................          464              4,584
  Property taxes............................................        7,539             22,617
  Taxes -- Other............................................           --              7,038
  Insurance.................................................          710              2,131
  Repairs and maintenance...................................       14,645             33,707
                                                                 --------           --------
     Total direct operating expenses........................       40,448            121,345
                                                                 --------           --------
Excess of revenues over direct operating expenses...........     $ 92,895           $280,064
                                                                 ========           ========

See accompanying notes to historical statements of revenues and direct operating expenses

                        GEN-NET LEASE INCOME TRUST, INC.

                         KINGSPORT, TENNESSEE PROPERTY
                 NOTES TO HISTORICAL STATEMENT OF REVENUES AND
                           DIRECT OPERATING EXPENSES
                  (SEE INDEPENDENT ACCOUNTANTS' AUDIT REPORT)

1.  BASIS OF PRESENTATION:

The historical statements of revenues and direct operating expenses relate to the Kingsport, Tennessee property (the "Property") which was acquired by Gen-Net Lease Income Trust, Inc. on April 30, 2003 from an unaffiliated third party. The Property is located in Kingsport, Tennessee and is leased by the United States General Services Administration.

Revenues and direct operating expenses are presented on the accrual basis of accounting. The accompanying historical statement of revenue and direct operating expenses relates to the operations of the Property and has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission.

Certain revenues, costs and expenses that are dependent on the ownership, management and carrying value of the Property have been excluded from the accompanying historical statements. The excluded expenses consist primarily of interest and depreciation. Consequently, the excess of revenues over direct operating expenses as presented is not intended to be either a complete presentation of the Property's historical revenues and expenses or comparable to the proposed future operations of the property.

The Property contains approximately 20,539 net rentable square feet. As of December 31, 2002, United States General Services Administration occupied 100% of the total square footage and its annual rental income of approximately $394,106 represents 100% of the Property's annual rental income. The lease is through October 31, 2014. The government may terminate this lease, in whole or in part, at any time on or after October 31, 2009, by giving the Lessor at least 90 days notice in writing. The lessee is responsible to reimburse the Company for expenses above the base year expenses of the lease subject to the consumer's price index. This is done via an increase in rent. Property taxes are to be raised or decreased each year subject to that year's amount of assessed tax. Management Fees was paid to the owner.

2.  FUTURE MINIMUM RENTAL INCOME:

Future minimum rents (with estimated consumer price index increase of .30% per year) to be received under noncancellable operating leases with the tenant for the years ended December 31:

YEAR                                                             RENT
----                                                          ----------
2003........................................................  $  395,291
2004........................................................     396,479
2005........................................................     397,671
2006........................................................     398,867
2007........................................................     400,066
Thereafter(a)...............................................   2,732,199
                                                              ----------
                                                              $4,720,573
                                                              ==========

---------------

(a) Assuming renewal of the lease.

                        GEN-NET LEASE INCOME TRUST, INC.

                         KINGSPORT, TENNESSEE PROPERTY
                 NOTES TO HISTORICAL STATEMENT OF REVENUES AND
                    DIRECT OPERATING EXPENSES -- (CONTINUED)

3.  INTERIM PERIOD (UNAUDITED):

The unaudited statement of revenues and direct operating expenses for the period from January 1, 2003 through April 30, 2003 has been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the period ended April 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

                        GEN-NET LEASE INCOME TRUST, INC.

                    CLARKSBURG PROPERTY STATEMENT OF REVENUE
                         AND DIRECT OPERATING EXPENSES
     FOR THE PERIOD FROM JANUARY 1, 2003 THROUGH APRIL 25, 2003 (UNAUDITED)
                    AND FOR THE YEAR ENDED DECEMBER 31, 2002

                     INDEPENDENT ACCOUNTANTS' AUDIT REPORT

Board of Directors
Gen-Net Lease Income Trust, Inc.
Grosse Ile, Michigan

We have audited the accompanying historical statement of revenues and direct operating expenses (the "historical statement") of the Clarksburg, West Virginia property (the "Property") for the year ended December 31, 2002. This historical statement is the responsibility of the Property's management. Our responsibility is to express an opinion on this historical statement based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall historical statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying historical statements are prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, and are not intended to be a complete presentation of the Property's revenue and expenses.

In our opinion, the December 31, 2002 historical statement presents fairly, in all material respects, the revenues and direct operating expenses, as described in Note 1, of the Property for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

                                          ZWICK & STEINBERGER, P.L.L.C.

Southfield, Michigan
June 30, 2003

                        GEN-NET LEASE INCOME TRUST, INC.

                       CLARKSBURG, WEST VIRGINIA PROPERTY
                      HISTORICAL STATEMENT OF REVENUES AND
                           DIRECT OPERATING EXPENSES

                                                                PERIOD FROM
                                                              JANUARY 1, 2003
                                                                  THROUGH          YEAR ENDED
                                                              APRIL 25, 2003    DECEMBER 31, 2002
                                                              ---------------   -----------------
                                                                (Unaudited)
Revenues:
  Rental income, net........................................     $427,762          $1,280,345
                                                                 --------          ----------
Direct Operating Expenses:
  Utilities.................................................       24,986              79,032
  Repairs and maintenance...................................       25,979              80,612
  Management fees...........................................       23,089              73,039
  Property taxes............................................       36,370             116,647
  Insurance.................................................        2,475               7,828
  Cleaning..................................................       19,556              61,846
  Legal and accounting......................................           --              35,685
  Other.....................................................       18,790              23,748
                                                                 --------          ----------
     Total direct operating expenses........................      151,245             478,437
                                                                 --------          ----------
Excess of revenues over direct operating expenses...........     $276,517          $  801,908
                                                                 ========          ==========

See accompanying notes to historical statements of revenues and direct operating expenses

                        GEN-NET LEASE INCOME TRUST, INC.

                       CLARKSBURG, WEST VIRGINIA PROPERTY
    NOTES TO HISTORICAL STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES
                  (SEE INDEPENDENT ACCOUNTANTS' AUDIT REPORT)

1.  BASIS OF PRESENTATION:

The historical statements of revenues and direct operating expenses relate to the Clarksburg, West Virginia property (the "Property") which was acquired by Gen-Net Lease Income Trust, Inc. on April 25, 2003 from an unaffiliated third party. The Property is located in Clarksburg, West Virginia and is leased by the United States General Services Administration.

Revenues and direct operating expenses are presented on the accrual basis of accounting. The accompanying historical statement of revenue and direct operating expenses relates to the operations of the Property and has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission.

Certain revenues, costs and expenses that are dependent on the ownership, management and carrying value of the Property have been excluded from the accompanying historical statements. The excluded expenses consist primarily of interest and depreciation. Consequently, the excess of revenues over direct operating expenses as presented is not intended to be either a complete presentation of the Property's historical revenues and expenses or comparable to the proposed future operations of the property.

The Property contains approximately 55,000 net rentable square feet. As of December 31, 2002, United States General Services Administration occupied 100% of the total square footage and its annual rental income of approximately $1,260,000 represents 100% of the Property's annual rental income. The lease is through January 2019, with the lessee having termination rights after January 2016. The lessee is responsible to reimburse the Company for expenses above the base year expenses of the lease subject to the consumer's price index. Property taxes are to be raised or decreased each year subject to that year's amount of assessed tax.

2.  FUTURE MINIMUM RENTAL INCOME:

Future minimum rents (with estimated consumer price index increase of .22% per year every January, the January 2002 increase was .22%) to be received under noncancellable operating leases with the tenant for the years ended December 31:

YEAR                                                             RENT
----                                                          -----------
2003........................................................  $ 1,283,602
2004........................................................    1,286,426
2005........................................................    1,289,256
2006........................................................    1,292,092
2007........................................................    1,294,935
Thereafter..................................................   10,462,564
                                                              -----------
                                                              $16,908,875
                                                              ===========

3.  INTERIM PERIOD (UNAUDITED):

     The unaudited statement of revenues and direct operating expenses for the period from January 1, 2003 through April 25, 2003 has been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the period ended April 25, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

                        GEN-NET LEASE INCOME TRUST, INC.

                  CHARLESTON PROPERTY STATEMENT OF REVENUE AND
                           DIRECT OPERATING EXPENSES
     FOR THE PERIOD FROM JANUARY 1, 2003 THROUGH APRIL 22, 2003 (UNAUDITED)
                    AND FOR THE YEAR ENDED DECEMBER 31, 2002

                     INDEPENDENT ACCOUNTANTS' AUDIT REPORT

Board of Directors
Gen-Net Lease Income Trust, Inc.
Grosse Ile, Michigan

We have audited the accompanying historical statement of revenues and direct operating expenses (the "historical statement") of the Charleston, West Virginia property (the "Property") for the year ended December 31, 2002. This historical statement is the responsibility of the Property's management. Our responsibility is to express an opinion on this historical statement based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall historical statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying historical statements are prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, and are not intended to be a complete presentation of the Property's revenue and expenses.

In our opinion, the December 31, 2002 historical statement presents fairly, in all material respects, the revenues and direct operating expenses, as described in Note 1, of the Property for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

                                          ZWICK & STEINBERGER, P.L.L.C.

Southfield, Michigan
June 30, 2003

                        GEN-NET LEASE INCOME TRUST, INC.

                       CHARLESTON, WEST VIRGINIA PROPERTY
                      HISTORICAL STATEMENT OF REVENUES AND
                           DIRECT OPERATING EXPENSES

                                                                PERIOD FROM
                                                              JANUARY 1, 2003
                                                                  THROUGH          YEAR ENDED
                                                              APRIL 22, 2003    DECEMBER 31, 2002
                                                              ---------------   -----------------
                                                                (Unaudited)
Revenues:
  Rental income.............................................     $622,148          $1,994,322
  Property tax reimbursement................................           --             112,252
                                                                 --------          ----------
  Total revenue.............................................      622,148           2,106,574
Direct Operating Expenses:
  Utilities.................................................       25,367              90,487
  Repairs and maintenance...................................       35,495             142,708
  Management fees...........................................       31,770             113,329
  Property taxes............................................       66,130             219,804
  Insurance.................................................        4,785              17,069
  Cleaning..................................................       24,511              87,433
  Other.....................................................        8,674              30,941
                                                                 --------          ----------
     Total direct operating expenses........................      196,732             701,771
                                                                 --------          ----------
Excess of revenues over direct operating expenses...........     $425,416          $1,404,803
                                                                 ========          ==========

See accompanying notes to historical statements of revenues and direct operating expenses

                        GEN-NET LEASE INCOME TRUST, INC.

                       CHARLESTON, WEST VIRGINIA PROPERTY
                 NOTES TO HISTORICAL STATEMENT OF REVENUES AND
                           DIRECT OPERATING EXPENSES
                  (SEE INDEPENDENT ACCOUNTANTS' AUDIT REPORT)

1.  BASIS OF PRESENTATION:

The historical statements of revenues and direct operating expenses relate to the Charleston, West Virginia property (the "Property") which was acquired by Gen-Net Lease Income Trust, Inc. on April 22, 2003 from an unaffiliated third party. The Property is located in Charleston, West Virginia and is leased by the United States General Services Administration.

Revenues and direct operating expenses are presented on the accrual basis of accounting. The accompanying historical statement of revenue and direct operating expenses relates to the operations of the Property and has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission.

Certain revenues, costs and expenses that are dependent on the ownership, management and carrying value of the Property have been excluded from the accompanying historical statements. The excluded expenses consist primarily of interest and depreciation. Consequently, the excess of revenues over direct operating expenses as presented is not intended to be either a complete presentation of the Property's historical revenues and expenses or comparable to the proposed future operations of the property.

The Property contains approximately 90,000 net rentable square feet. As of December 31, 2002, United States General Services Administration occupied 100% of the total square footage and its annual rental income of approximately $1,990,000 represents 100% of the Property's annual rental income. The lease is through December 2019, without any termination rights. The lessee is responsible to reimburse the Company for expenses above the base year expenses of the lease subject to the consumer's price index. Property taxes are to be raised or decreased each year subject to that year's amount of assessed tax.

2.  FUTURE MINIMUM RENTAL INCOME:

Future minimum rents (with estimated consumer price index increase of .22% per year every January, the January 2002 increase was .22%) to be received under noncancellable operating leases with the tenant for the years ended December 31:

YEAR                                                             RENT
----                                                          -----------
2003........................................................  $ 1,988,170
2004........................................................    2,003,565
2005........................................................    2,008,975
2006........................................................    2,014,399
2007........................................................    2,019,838
Thereafter..................................................   24,503,821
                                                              -----------
                                                              $34,538,768
                                                              ===========

3.  INTERIM PERIOD (UNAUDITED):

The unaudited statement of revenues and direct operating expenses for the period from January 1, 2003 through April 22, 2003 has been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the period ended April 22, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

                        GEN-NET LEASE INCOME TRUST, INC.

                   BAKERSFIELD PROPERTY STATEMENT OF REVENUE
                         AND DIRECT OPERATING EXPENSES
                      FOR THE YEAR ENDED DECEMBER 31, 2002

                     INDEPENDENT ACCOUNTANTS' AUDIT REPORT

Board of Directors
Gen-Net Lease Income Trust, Inc.
Grosse Ile, Michigan

We have audited the accompanying historical statement of revenues and direct operating expenses (the "historical statement") of the Bakersfield, California property (the "Property") for the year ended December 31, 2002. This historical statement is the responsibility of the Property's management. Our responsibility is to express an opinion on this historical statement based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall historical statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying historical statements are prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, and are not intended to be a complete presentation of the Property's revenue and expenses.

In our opinion, the December 31, 2002 historical statement presents fairly, in all material respects, the revenues and direct operating expenses, as described in Note 1, of the Property for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

                                          ZWICK & STEINBERGER, P.L.L.C.

Southfield, Michigan
March 20, 2003

                        GEN-NET LEASE INCOME TRUST, INC.

                        BAKERSFIELD, CALIFORNIA PROPERTY
                      HISTORICAL STATEMENT OF REVENUES AND
                           DIRECT OPERATING EXPENSES
                      FOR THE YEAR ENDED DECEMBER 31, 2002

Revenues:
  Rental income, net........................................  $311,519
                                                              --------
Direct Operating Expenses:
  Utilities.................................................    28,808
  Repairs & maintenance.....................................    31,444
  Property taxes............................................    22,692
  Insurance.................................................     4,713
  Other.....................................................     3,649
                                                              --------
     Total direct operating expenses........................    91,306
                                                              --------
Excess of revenues over direct operating expense............  $220,213
                                                              ========

See accompanying notes to historical statements of revenues and direct operating expenses

                        GEN-NET LEASE INCOME TRUST, INC.

                        BAKERSFIELD, CALIFORNIA PROPERTY
                 NOTES TO HISTORICAL STATEMENT OF REVENUES AND
                           DIRECT OPERATING EXPENSES
                  (SEE INDEPENDENT ACCOUNTANTS' AUDIT REPORT)

1.  BASIS OF PRESENTATION:

The historical statements of revenues and direct operating expenses relate to the Bakersfield, California property (the "Property") which was acquired by Gen-Net Lease Income Trust, Inc. on January 3, 2003 from an unaffiliated third party. The Property is located in Bakersfield, California and is leased by the United States General Services Administration.

Revenues and direct operating expenses are presented on the accrual basis of accounting. The accompanying historical statements of revenues and direct operating expenses relate to the operations of the Property and have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission.

Certain revenues, costs and expenses that are dependent on the ownership, management and carrying value of the Property have been excluded from the accompanying historical statements. The excluded expenses consist primarily of interest and depreciation. Consequently, the excess of revenues over direct operating expenses as presented is not intended to be either a complete presentation of the Property's historical revenues and expenses or comparable to the proposed future operations of the property.

The Property contains approximately 9,700 net rentable square feet. As of December 31, 2002, United States General Services Administration occupied 100% of the total square footage and its annual rental income of approximately $310,660 represents 100% of the Property's annual rental income. The lease is through November 2010, with the lessee having termination rights after November 2008. The lessee is responsible to reimburse the Company for expenses above the base year expenses of the lease subject to the consumer's price index. Property taxes are to be raised or decreased each year subject to that year's amount of assessed tax.

2.  FUTURE MINIMUM RENTAL INCOME:

Future minimum rents (with estimated consumer price index increase of .27% per year every November, the November 2002 increase was .27%) to be received under noncancellable operating leases with the tenant for the years ended December 31:

YEAR                                                             RENT
----                                                          ----------
2003........................................................  $  312,408
2004........................................................     313,252
2005........................................................     314,098
2006........................................................     314,946
2007........................................................     315,796
Thereafter..................................................     290,196
                                                              ----------
                                                              $1,860,696
                                                              ==========

                        GEN-NET LEASE INCOME TRUST, INC.

      HARAHAN PROPERTY STATEMENT OF REVENUE AND CERTAIN OPERATING EXPENSES
                      FOR THE YEAR ENDED DECEMBER 31, 2002

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors of
Gen-Net Lease Income Trust, Inc.

We have audited the accompanying Statement of Revenue and Certain Expenses of Harahan Fed-Ex Property (the Property) for the period January 1, 2002 through December 26, 2002. This Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Gen-Net Lease Income Trust, Inc.'s Form S-11 as described in Note 1, and is not intended to be a complete presentation of the Property's revenue and expenses.

In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 for the period January 1, 2002 through December 26, 2002 in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

Chicago, Illinois
September 22, 2003

                        GEN-NET LEASE INCOME TRUST, INC.

                            HARAHAN FED-EX PROPERTY
                   STATEMENT OF REVENUE AND CERTAIN EXPENSES
         FOR THE PERIOD FROM JANUARY 1, 2002 THROUGH DECEMBER 26, 2002

REVENUE
  Rental income.............................................  $358,555
                                                              --------
CERTAIN EXPENSES
  Insurance.................................................     2,437
  Management fees...........................................     9,084
  Other expenses............................................     2,339
                                                              --------
                                                                13,860
                                                              --------
Revenue in excess of certain expenses.......................  $344,695
                                                              ========

See accompanying notes.

                        GEN-NET LEASE INCOME TRUST, INC.

                            HARAHAN FED-EX PROPERTY
               NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES

1.  DESCRIPTION OF THE PROPERTY

The Harahan Fed-Ex Property (the Property), located at 621 Humphrey Street, Harahan, Louisiana, was purchased by Gen-Net Lease Income Trust, Inc. (the Company) on December 26, 2002. The Property is a warehouse/distribution center that is 100% leased to the Federal Express Corporation under a triple-net lease (operating expense and real estate taxes are the responsibility of the tenant) expiring in February 2016.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying statement of revenue and certain expenses for the period January 1, 2002 through December 26, 2002 was prepared for purposes of complying with the rules and regulations of the Securities and Exchange Commission. The accompanying financial statement is not representative of the actual operations of the Property for the period presented nor indicative of future operations as certain expenses, primarily depreciation, amortization and interest expense, which may not be comparable to the expenses expected to be incurred by the Company in future operations of Property, have been excluded.

In the preparation of the statement of revenues and certain expenses in conformity with accounting principles generally accepted in the United States, management makes estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Rental income is recorded when due from the tenant under the terms of the lease. The current lease requires monthly rental payments of $30,287 through the term of the lease.

The Property was managed by an affiliated management company through the acquisition date to maintain and manage the operations of the Property. Management fees were based on 2 1/2% of total income.

                        GEN-NET LEASE INCOME TRUST, INC.

                 HARLINGEN BORDER PATROL PROPERTY STATEMENTS OF
                     REVENUE AND CERTAIN OPERATING EXPENSES
            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 (UNAUDITED)
                    AND FOR THE YEAR ENDED DECEMBER 31, 2002

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors of
Gen-Net Lease Income Trust, Inc.

We have audited the accompanying Statement of Revenue and Certain Expenses of United States Border Patrol Station -- Harlingen, Texas (the Property) for the year ended December 31, 2002. This Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Gen-Net Lease Income Trust, Inc.'s Form S-11 as described in Note 1, and is not intended to be a complete presentation of the Property's revenue and expenses.

In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

Chicago, Illinois
September 24, 2003

            UNITED STATES BORDER PATROL STATION -- HARLINGEN, TEXAS

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                                                 NINE MONTHS        YEAR ENDED
                                                                    ENDED          DECEMBER 31,
                                                              SEPTEMBER 30, 2003       2002
                                                              ------------------   ------------
                                                                 (UNAUDITED)
REVENUE
  Rental income.............................................      $1,295,417        $1,726,245
                                                                  ----------        ----------
CERTAIN EXPENSES
  Utilities.................................................         146,913           200,797
  Repairs and maintenance...................................          51,489            43,634
  Real estate taxes.........................................          98,799           137,882
  Cleaning..................................................          38,144            51,028
  Insurance.................................................          35,629            45,832
  Other expenses............................................           7,514             6,938
                                                                  ----------        ----------
                                                                     378,488           486,111
                                                                  ----------        ----------
Revenue in excess of certain expenses.......................      $  916,929        $1,240,134
                                                                  ==========        ==========

See accompanying notes.

                        GEN-NET LEASE INCOME TRUST, INC.

            UNITED STATES BORDER PATROL STATION -- HARLINGEN, TEXAS
              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

1.  DESCRIPTION OF THE PROPERTY

The United States Border Patrol Station -- Harlingen, Texas (the Property), located at 3902 South Expressway 77/83, Harlingen, Texas, is an office building that is 100% leased to the United States Border Patrol Station expiring in August 2015 with an optional early termination date of October 2014.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying statement of revenue and certain expenses was prepared for purposes of complying with the rules and regulations of the Securities and Exchange Commission. The accompanying financial statement is not representative of the actual operations of the Property for the period presented nor indicative of future operations as certain expenses, primarily depreciation, amortization and interest expense, which may not be comparable to the expenses expected to be incurred by the Company in future operations of Property, have been excluded.

In the preparation of the statement of revenues and certain expenses in conformity with accounting principles generally accepted in the United States, management makes estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Rental income is recorded when due from the tenant under the terms of the lease. The current lease requires monthly rental payments of $144,043 through the term of the lease subject to annual rent increases based on the Consumer Price Index, as defined.

3.  INTERIM PERIOD (UNAUDITED)

The unaudited statement of revenue and certain expenses for the nine months ended September 30, 2003, has been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

                        GEN-NET LEASE INCOME TRUST, INC.

           HARLINGEN IMMIGRATION AND NATURALIZATION SERVICES PROPERTY
              STATEMENTS OF REVENUE AND CERTAIN OPERATING EXPENSES
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 AND FOR THE YEAR ENDED DECEMBER 31,
                                      2002

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors of
Gen-Net Lease Income Trust, Inc.

We have audited the accompanying Statement of Revenue and Certain Expenses of United States Immigration and Naturalization Services District
Office -- Harlingen, Texas (the Property) for the year ended December 31, 2002. This Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Gen-Net Lease Income Trust, Inc.'s Form S-11 as described in Note 1, and is not intended to be a complete presentation of the Property's revenue and expenses.

In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

Chicago, Illinois
September 24, 2003

             UNITED STATES IMMIGRATION AND NATURALIZATION SERVICES
                      DISTRICT OFFICE -- HARLINGEN, TEXAS

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                                               NINE MONTHS
                                                                  ENDED        YEAR ENDED
                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2003            2002
                                                              -------------   ------------
                                                               (UNAUDITED)
REVENUE
  Rental income.............................................   $2,047,530       $806,561
                                                               ----------       --------
CERTAIN EXPENSES
  Utilities.................................................      388,106        129,474
  Repairs and maintenance...................................       38,160         14,669
  Real estate taxes.........................................      195,103        229,050
  Cleaning..................................................       97,755         14,470
  Insurance.................................................       75,195         75,387
  Other expenses............................................        1,839         13,908
                                                               ----------       --------
                                                                  796,158        476,958
                                                               ----------       --------
Revenue in excess of certain expenses.......................   $1,251,372       $329,603
                                                               ==========       ========

See accompanying notes.

                        GEN-NET LEASE INCOME TRUST, INC.

    UNITED STATES IMMIGRATION AND NATURALIZATION SERVICES DISTRICT OFFICE --
                                HARLINGEN, TEXAS
              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

1.  DESCRIPTION OF THE PROPERTY

The United States Immigration and Naturalization Services District
Office -- Harlingen, Texas (the Property), located at 1709 and 1717 Zoy Street, Harlingen, Texas, consists of various office buildings that is 100% leased to the United States Immigration and Naturalization Services with two leases expiring in October 2022 and January 2018, respectively, with optional early termination dates of February 2021 and January 2013, respectively.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying statement of revenue and certain expenses was prepared for purposes of complying with the rules and regulations of the Securities and Exchange Commission. The accompanying financial statement is not representative of the actual operations of the Property for the period presented nor indicative of future operations as certain expenses, primarily depreciation, amortization and interest expense, which may not be comparable to the expenses expected to be incurred by the Company in future operations of Property, have been excluded.

In the preparation of the statement of revenues and certain expenses in conformity with accounting principles generally accepted in the United States, management makes estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Rental income is recorded when due from the tenant under the terms of the respective leases. The current leases require monthly rental payments of $202,445 and $25,113, respectively, through the term of the leases subject to annual rent increases based on the Consumer Price Index, as defined.

3.  INTERIM PERIOD (UNAUDITED)

The unaudited statement of revenue and certain expenses for the nine months ended September 30, 2003, has been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

                        GEN-NET LEASE INCOME TRUST, INC.

              UNITED STATES BUREAU OF PUBLIC DEBT BACK-UP FACILITY
                         -- MINERAL WELLS, WEST VIRGINIA
                   STATEMENT OF REVENUE AND CERTAIN EXPENSES
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

                         REPORT OF INDEPENDENT AUDITORS

The Board of Trustees of
Gen-Net Lease Income Trust, Inc.

We have audited the accompanying Statement of Revenue and Certain Expenses of United States Bureau of Public Debt Back-Up Facility -- Mineral Wells, West Virginia (the Property) for the nine months ended September 30, 2003. This Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Gen-Net Lease Income Trust, Inc.'s Form S-11 as described in Note 2, and is not intended to be a complete presentation of the Property's revenue and expenses.

In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 for the nine months ended September 30, 2003 in conformity with accounting principles generally accepted in the United States.

                                                    ERNST & YOUNG LLP

Chicago, Illinois
December 11, 2003

              UNITED STATES BUREAU OF PUBLIC DEBT BACK-UP FACILITY
                         -- MINERAL WELLS, WEST VIRGINIA

                   STATEMENT OF REVENUE AND CERTAIN EXPENSES
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

REVENUE
  Rental income.............................................  $430,382
CERTAIN EXPENSES
  Utilities.................................................    19,025
  Repairs and maintenance...................................     6,134
  Real estate taxes.........................................    11,019
  Cleaning..................................................    15,707
  Insurance.................................................     2,910
  Other expenses............................................     6,217
                                                              --------
                                                                61,012
                                                              --------
Revenue in excess of certain expenses.......................  $369,370
                                                              ========

                            See accompanying notes.

              UNITED STATES BUREAU OF PUBLIC DEBT BACK-UP FACILITY
                         -- MINERAL WELLS, WEST VIRGINIA

               NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES

1.  DESCRIPTION OF THE PROPERTY

The United States Bureau of Public Debt Back-Up Facility -- Mineral Wells, West Virginia (the Property), located at 457 Pettyville Road, Mineral Wells, West Virginia, is a single building which consists of office and warehouse space that is 100% leased to the United States Bureau of Public Debt with the lease expiring in September 2017, with option to extend the lease for an additional five years.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying statement of revenue and certain expenses for nine months ended September 30, 2003 was prepared for purposes of complying with the rules and regulations of the Securities and Exchange Commission. The accompanying financial statement is not representative of the actual operations of the Property for the period presented nor indicative of future operations as certain expenses, primarily depreciation, amortization and interest expense, which may not be comparable to the expenses expected to be incurred by the Company in future operations of Property, have been excluded.

In the preparation of the statement of revenue and certain expenses in conformity with accounting principles generally accepted in the United States, management makes estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Rental revenue is recorded on the straight-line method over the term of the lease agreement. The lease requires monthly rental payments of $49,310 for the first 10 years of the lease and $44,839 per month through the remaining term of the lease. Rental revenue for the nine months ended September 30, 2003 reflects a straight-line adjustment of ($13,410) which will be recognized during years 11 through 15 of the lease term.

                        GEN-NET LEASE INCOME TRUST, INC.

          UNITED STATES FEDERAL BUREAU OF INVESTIGATION BRANCH OFFICE
                          -- PITTSBURGH, PENNSYLVANIA
                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 AND FOR THE YEAR ENDED DECEMBER 31,
                                      2002

                         REPORT OF INDEPENDENT AUDITORS

The Board of Trustees of
Gen-Net Lease Income Trust, Inc.

We have audited the accompanying Statements of Revenue and Certain Expenses of United States Federal Bureau of Investigation Branch Office -- Pittsburgh, Pennsylvania (the Property) for the nine months ended September 30, 2003 and for the year ended December 31, 2002. These Statements of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statements of Revenue and Certain Expenses based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement of Revenue and Certain Expenses. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Statements of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Gen-Net Lease Income Trust, Inc.'s Form S-11 as described in Note 2, and is not intended to be a complete presentation of the Property's revenue and expenses.

In our opinion, the Statements of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 for the nine months ended September 30, 2003 and for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.

                                                    ERNST & YOUNG LLP

Chicago, Illinois
December 23, 2003

          UNITED STATES FEDERAL BUREAU OF INVESTIGATION BRANCH OFFICE
                          -- PITTSBURGH, PENNSYLVANIA

                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES

                                                               NINE MONTHS
                                                                  ENDED        YEAR ENDED
                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2003            2002
                                                              -------------   ------------
REVENUE
  Rental income.............................................   $2,378,652      $3,171,536
  Tenant reimbursements.....................................       10,171           3,208
                                                               ----------      ----------
                                                                2,388,823       3,174,744
CERTAIN EXPENSES
  Utilities.................................................      128,362         208,957
  Repairs and maintenance...................................       97,670          78,101
  Real estate taxes.........................................      251,910         332,448
  Cleaning..................................................       91,996         117,048
  Salaries..................................................       58,026          76,991
  Insurance.................................................       12,501          26,050
  Management fees...........................................       30,000          40,000
  Other expenses............................................       21,374          23,226
                                                               ----------      ----------
                                                                  691,839         902,821
                                                               ----------      ----------
Revenue in excess of certain expenses.......................   $1,696,984      $2,271,923
                                                               ==========      ==========

                            See accompanying notes.

          UNITED STATES FEDERAL BUREAU OF INVESTIGATION BRANCH OFFICE
                          -- PITTSBURGH, PENNSYLVANIA
              NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

3.  DESCRIPTION OF THE PROPERTY

The United States Federal Bureau of Investigation Branch Office -- Pittsburgh, Pennsylvania (the Property), located at 3311 East Carson Street, Pittsburgh, Pennsylvania is an office that is 100% leased to the United States Federal Bureau of Investigation with the lease expiring in October 2016, with options to extend the lease for two additional five-year terms.

4.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying statements of revenue and certain expenses for the nine months ended September 30, 2003 and for the year ended December 31, 2002 were prepared for purposes of complying with the rules and regulations of the Securities and Exchange Commission. The accompanying financial statements are not representative of the actual operations of the Property for the periods presented nor indicative of future operations as certain expenses, primarily depreciation, amortization and interest expense, which may not be comparable to the expenses expected to be incurred by the Company in future operations of Property, have been excluded.

In the preparation of the statement of revenues and certain expenses in conformity with accounting principles generally accepted in the United States, management makes estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Rental income is recorded when due from the tenant under the term of the lease, which requires monthly rental payments of $264,295 through the term of the lease.

The Property is managed by an affiliate of the current owner under a management agreement that requires fees to be paid at a flat rate of $3,333 per month.

------------------------------------------------------
------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Summary...............................    1
Risk Factors..........................   11
Forward-Looking Statements............   22
Use of Proceeds.......................   24
Capitalization........................   27
Dilution..............................   28
Dividend Policy and Distributions.....   29
Selected Financial Information........   30
Unaudited Pro Forma Consolidated
  Financial Information...............   32
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   41
Our Business and Properties...........   51
Management............................   67
Related Party Transactions............   78
Principal Stockholders................   80
Description of Capital Stock..........   81
Material Provisions of Maryland Law
  and of Our Charter and Bylaws.......   85
Shares Available for Future Sale......   89
Material United States Federal Income
  Tax Consequences....................   89
Underwriting..........................  101
Experts...............................  103
Legal Matters.........................  104
Where You Can Find More Information...  104
Financial Statements..................  F-1


     UNTIL           , 2004, ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ------------------------------------------------------
             ------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                               14,000,000 SHARES

                                     (LOGO)
                                  COMMON STOCK
                           -------------------------

                                   PROSPECTUS
                           -------------------------
                            FRIEDMAN BILLINGS RAMSEY

                              BB&T CAPITAL MARKETS

                              FLAGSTONE SECURITIES
                                          , 2004

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the SEC registration fee.

SEC Registration Fee........................................  $13,025
NYSE Listing Fee............................................        *
Printing and Engraving Expenses.............................        *
Legal Fees and Expenses (other than Blue Sky)...............        *
Reimbursement of Underwriter Expenses.......................        *
Accounting and Fees and Expenses............................        *
Blue Sky Fees and Expenses..................................        *
Miscellaneous...............................................        *
                                                              -------
  Total.....................................................  $     *
                                                              =======

---------------

* To be filed by amendment.

     We will pay all of the costs identified above.

ITEM 32. SALES TO SPECIAL PARTIES

     None.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.

     Genesis Financial Group, Inc. purchased 20,346 shares of our common stock (10,346 shares on August 30, 2002 and 10,000 shares on January 23, 2001) at $10 per share, for an aggregate purchase price of approximately $203,460. These shares were offered and sold in reliance on Section 4(2) of the Securities Act because the offers and sales were made to a single sophisticated, accredited investor and did not involve any general solicitation or advertising. No underwriters or placement agents were engaged in connection with these transactions.

ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Maryland General Corporation Law (the "MGCL") requires a corporation (unless its charter provides otherwise, which our company's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses, including attorney's fees, actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities unless it is established that:

     - an act or omission of the director or officer was material to the matter giving rise to the proceeding and

      - was committed in bad faith; or

      - was the result of active and deliberate dishonesty;

     - the director or officer actually received an improper personal benefit in money, property or services; or

     - in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The termination of any proceeding by conviction or upon a plea of nolo contender a or its equivalent or an entry of an order of probation prior to judgment creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer did not meet the requisite standard of conduct for permitted indemnification.

     In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

     - a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

     - a written undertaking by the director or on the director's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

     The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     Our bylaws obligate us, to the fullest extent permitted by Maryland law, to indemnify any director or former director and to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a director or former director, if such person is or is threatened to be made a party to a proceeding by reason of his or her position as a director. In addition, our bylaws permit us, to the fullest extent permitted by Maryland law, to similarly provide indemnification and reimbursement of reasonable expenses to:

     - any present or former officer, employee or agent who is made a party to the proceeding by reason of his or her service in that capacity; or

     - any person who serves or has served at our request as a director, officer, employee or agent of another corporation or entity.

     Our bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

     We intend to enter into indemnification agreements with our directors and executive officers which will require, among other things, that we indemnify our directors to the fullest extent permitted by Maryland law, and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by such persons seeking to enforce their rights under the indemnification agreement. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to the registrant's directors and executive officers and such other persons that indemnification will be available.

     Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act of 1933, as amended, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is therefore unenforceable.

     We intend to carry liability insurance for the benefit of our directors and executive. This insurance will generally cover claims made against our directors and officers based on their actions and omissions in connection with the carrying out of our business affairs, including claims based on state or federal securities laws.

ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

     None

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Financial Statements.  See Index to Financial Statements

     (b) Exhibits. The following exhibits are filed as part of this registration statement on Form S-11:

                                 EXHIBIT INDEX


EXHIBIT                          DESCRIPTION OF DOCUMENT
-------                          -----------------------
    1.1*       Underwriting Agreement
    3.1**      Charter
    3.2**      Bylaws
    4.1**      Form of Common Stock Certificate
    5.1**      Opinion of Miles & Stockbridge P.C. with respect to legality of the shares being registered
    8.1**      Opinion of with Blackwell Sanders Peper Martin LLP with
               respect to tax matters
   10.1**      2003 Equity Incentive Plan
   10.2        Form of Indemnification Agreement
   10.3**      Chief Executive Officer Employment Agreement
   10.4**      Amended and Restated Omnibus Services Agreement, dated June
               2, 2003, with Genesis Financial Group, Inc.
   10.5**      Property Acquisition Services Agreement, dated September 30,
               2003, with Genesis Financial Group, Inc.
   10.6**      Commitment letter with respect to $50 million revolving
               credit facility
   10.7**      Letter of Intent -- College Park, Maryland property
   10.8**      Purchase and Sale Agreement -- Parkersburg, West Virginia
               property
   10.9**      Letter of Intent -- Baton Rouge, Louisiana property
   10.10**     Letter of Intent -- Pittsburgh, Pennsylvania property
   10.11**     Purchase and Sale Agreement -- Mineral Wells, West Virginia
               property
   10.12**     Purchase and Sale Agreement -- Harlingen, Texas INS
               properties
   10.13**     Purchaser and Sale Agreement -- Harlingen, Texas USBP
               property
   10.14       Mortgage Banking Services Agreement
   16.1**      Letter regarding change in certifying accountant
   16.2**      Letter regarding change in certifying accountant
   23.1**      Consent of Miles & Stockbridge, P.C. (included in Exhibit
               5.1)
   23.2**      Consent of Blackwell Sanders Peper Martin LLP (included in
               Exhibit 8.1)
   23.3        Consent of Ernst & Young LLP
   23.4        Consent of Zwick & Steinberger, P.L.L.C.
   24.1**      Power of Attorney (included in the signature page to the
               Registration Statement)
   24.2**      Power of Attorney of Philip S. Cottone


---------------

 * To be filed by amendment

** Previously filed

ITEM 37. UNDERTAKINGS.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby further undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                       SIGNATURES AND POWERS OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this amendment number 5 to be signed on its behalf by the undersigned, thereunto duly authorized, in Omaha, Nebraska, on January 15, 2004.


                                          GOVERNMENT PROPERTIES, TRUST, INC.

                                          By:     /s/ THOMAS D. PESCHIO
                                            ------------------------------------
                                                     Thomas D. Peschio
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment number 5 has been signed below by the following persons in the capacities and on the dates indicated.



              SIGNATURE                                TITLE                       DATE
              ---------                                -----                       ----

        /s/ THOMAS D. PESCHIO               President, Chief Executive       January 15, 2004
--------------------------------------         Officer and Director
          Thomas D. Peschio


                  *                         Chief Financial Officer and      January 15, 2004
--------------------------------------               Treasurer
            Nancy D. Olson


                  *                          Chairman of the Board of        January 15, 2004
--------------------------------------               Directors
          Jerry D. Bringard


                  *                                  Director                January 15, 2004
--------------------------------------
            Robert M. Ames


                  *                                  Director                January 15, 2004
--------------------------------------
          Philip S. Cottone


                  *                                  Director                January 15, 2004
--------------------------------------
            Robert A. Peck


                  *                                  Director                January 15, 2004
--------------------------------------
        Richard H. Schwachter


 *By:       /s/ THOMAS D. PESCHIO
        ------------------------------
              Thomas D. Peschio
               Attorney-in-Fact

                                 EXHIBIT INDEX


  EXHIBIT                        DESCRIPTION OF DOCUMENT
  -------                        -----------------------
      1.1*     Underwriting Agreement
      3.1**    Charter
      3.2**    Bylaws
      4.1**    Form of Common Stock Certificate
      5.1**    Opinion of Miles & Stockbridge P.C. with respect to legality of the shares being registered
      8.1**    Opinion of with Blackwell Sanders Peper Martin LLP with
               respect to tax matters
     10.1**    2003 Equity Incentive Plan
     10.2      Form of Indemnification Agreement
     10.3**    Chief Executive Officer Employment Agreement
     10.4**    Amended and Restated Omnibus Services Agreement, dated June
               2, 2003, with Genesis Financial Group, Inc.
     10.5**    Property Acquisition Services Agreement, dated September 30,
               2003, with Genesis Financial Group, Inc.
     10.6**    Commitment letter with respect to $50 million revolving
               credit facility
     10.7**    Letter of Intent -- College Park, Maryland property
     10.8**    Purchase and Sale Agreement -- Parkersburg, West Virginia
               property
     10.9**    Letter of Intent -- Baton Rouge, Louisiana property
     10.10**   Letter of Intent -- Pittsburgh, Pennsylvania property
     10.11**   Purchase and Sale Agreement -- Mineral Wells, West Virginia
               property
     10.12**   Purchase and Sale Agreement -- Harlingen, Texas INS
               properties
     10.13**   Purchaser and Sale Agreement -- Harlingen, Texas USBP
               property
     10.14     Mortgage Banking Services Agreement
     16.1**    Letter regarding change in certifying accountant
     16.2**    Letter regarding change in certifying accountant
     23.1**    Consent of Miles & Stockbridge P.C. (included in Exhibit
               5.1)
     23.2**    Consent of Blackwell Sanders Peper Martin LLP (included in
               Exhibit 8.1)
     23.3      Consent of Ernst & Young LLP
     23.4      Consent of Zwick & Steinberger, P.L.L.C.
     24.1**    Power of Attorney (included in the signature page to the
               Registration Statement)
     24.2**    Power of Attorney of Philip S. Cottone


---------------

 * To be filed by amendment

** Previously filed